Exhibit (b)(5)

EXECUTION COPY

THIRD LIEN NOTE PURCHASE AGREEMENT

dated as of October 19, 2008

among

VONAGE AMERICA INC. (“VONAGE AMERICA”)

and

VONAGE HOLDINGS CORP. (“HOLDINGS”),

as Co-Issuers,

CERTAIN SUBSIDIARIES OF HOLDINGS,

as Guarantors,

VARIOUS PURCHASERS,

and

SILVER POINT FINANCE, LLC,

as Note Agent and Collateral Agent

$18,000,000 20.00% Senior Secured Third Lien Notes due 2015

i

4.5	Consents	91
4.6	Binding Obligation	91
4.7	Historical Financial Statements	91
4.8	[Intentionally Omitted]	91
4.9	No Material Adverse Change	91
4.10	No Restricted Junior Payments	92
4.11	Adverse Proceedings, etc	92
4.12	Payment of Taxes	92
4.13	Properties	92
4.14	Environmental Matters	93
4.15	No Defaults	93
4.16	Material Contracts	94
4.17	Governmental Regulation	94
4.18	Margin Stock	94
4.19	Employee Matters	94
4.20	Employee Benefit Plans	95
4.21	Certain Fees	95
4.22	Solvency	95
4.23	Delivery of First Lien Credit Documents and Second Lien Credit Documents	95
4.24	Compliance with Statutes, etc	96
4.25	Disclosure	96
4.26	Terrorism Laws and FCPA	96
4.27	Insurance	96
4.28	Security Interest in Collateral	97
4.29	Affiliate Transactions	97
4.30	Permits, etc	97
4.31	Activities of the Credit Parties	97
4.32	Separateness	98
4.33	Intercompany Arrangements	98
4.34	SEC Reports	99
4.35	Amendment of Terms of Service	99
4.36	U.K. Investments	99

SECTION 5.	AFFIRMATIVE COVENANTS	99
5.1	Financial Statements and Other Reports	99
5.2	Existence	105
5.3	Payment of Taxes, Obligations and Claims	105
5.4	Maintenance of Properties	105
5.5	Insurance	106
5.6	Books and Records; Inspections	106
5.7	Holders’ Meetings	107
5.8	Compliance with Laws	107
5.9	Environmental	107
5.10	Subsidiaries	110
5.11	Additional Material Real Estate Assets	110
5.12	Interest Rate Protection	111

5.13	Further Assurances	111
5.14	Separateness	111
5.15	Use of Proceeds	112
5.16	Certain Provisions Relating to the Concentration Account	112
5.17	Source Code Escrow Arrangements	113
5.18	Permitted Activities and Assets	113
5.19	Intercompany Arrangements	114
5.20	[Intentionally Omitted]	115
5.21	Additional Amounts Notice	115
5.22	Post Closing Matters	115
5.23	Tender Offer	115
5.24	Board Observation Rights	115
5.25	Notification of Blackout Periods	116
5.26	Ratings	116
5.27	Material Breaches	116
5.28	Non-Public Information Disclosure	116
5.29	SEC and Other Reports	116
5.30	Hart-Scott-Rodino	117

SECTION 6.	NEGATIVE COVENANTS	117
6.1	Indebtedness	117
6.2	Liens	120
6.3	No Further Negative Pledges	122
6.4	Restricted Junior Payments	123
6.5	Restrictions on Subsidiary Distributions	123
6.6	Investments	124
6.7	Financial Covenants	126
6.8	Disposition of Assets; Acquisitions	131
6.9	Issuance or Disposal of Subsidiary Interests	133
6.10	Sales and Lease Backs	133
6.11	Transactions with Shareholders and Affiliates	133
6.12	Conduct of Business	134
6.13	Amendments or Waivers of Existing Convertible Notes	134
6.14	Amendments or Waivers of First Lien Credit Documents or Second Lien Credit Documents	134
6.15	Amendments or Waivers of with respect to Subordinated Indebtedness	135
6.16	Fiscal Year	135
6.17	Deposit Accounts	135
6.18	Amendments to Organizational Documents, Certain Material Contracts and Intercompany Arrangements	135
6.19	Prepayments of Certain Indebtedness and other Obligations	136
6.20	Issuance of Holdings Capital Stock	136
6.21	Legal Settlements	136
6.22	Marketing Expenses	136
6.23	Intellectual Property	137
6.24	Resale of the Notes	137
6.25	Repurchases of the Notes	137

6.26	No Subordination of Leasehold Properties	137
6.27	Fall-Away of Negative Covenants	137
6.28	Additional Post-Fall-Away Date Covenants	137
6.29	Covenants of the Credit Parties Relating to the Purchase and Sale of the Notes	139

SECTION 7.	GUARANTY	139
7.1	Guaranty of the Obligations	139
7.2	Contribution by Guarantors	140
7.3	Payment by Guarantors	140
7.4	Liability of Guarantors Absolute	141
7.5	Waivers by Guarantors	143
7.6	Guarantors’ Rights of Subrogation, Contribution, etc	143
7.7	Subordination of Other Obligations	144
7.8	Continuing Guaranty	144
7.9	Authority of Guarantors or Co-Issuers	144
7.10	Financial Condition of Co-Issuers	144
7.11	Bankruptcy, etc	145
7.12	Discharge of Guaranty Upon Sale of Guarantor	145
7.13	Taxes	145
7.14	Intercreditor Agreement	145

SECTION 8.	EVENTS OF DEFAULT	146
8.1	Events of Default	146

SECTION 9.	AGENTS	150
9.1	Appointment of Agents	150
9.2	Powers and Duties	151
9.3	General Immunity	151
9.4	Agents Entitled to Act as Holder	152
9.5	Holders’ Representations, Warranties and Acknowledgment	152
9.6	Right to Indemnity	153
9.7	Successor Note Agent	153
9.8	Collateral Documents and Guaranty	155
9.9	Posting of Approved Electronic Communications	155
9.10	Proofs of Claim	157
9.11	Agents and Arrangers	157

SECTION 10.	CONVERSION	158
10.1	Conversion Privilege; Applicable Conversion Rate; Fractional Shares	158
10.2	Conversion Rights Upon Occurrence of Fundamental Change	158
10.3	Conversion Procedure	159
10.4	Adjustment of Applicable Conversion Rate	160
10.5	[Intentionally Omitted]	169
10.6	Effect of Reclassification, Consolidation, Merger or Sale	169
10.7	Taxes on Shares Issued	171

10.8	Reservation of Shares, Shares to Be Fully Paid; Compliance with Governmental Requirements	171
10.9	No New Classes of Common Stock	171
10.10	Responsibility of Note Agent	171

SECTION 11.	MISCELLANEOUS	172
11.1	Notices	172
11.2	Expenses	172
11.3	Indemnity	173
11.4	Set Off	173
11.5	Amendments and Waivers	174
11.6	Successors and Assigns	176
11.7	Special Purpose Funding Vehicles	178
11.8	Independence of Covenants	179
11.9	Survival of Representations, Warranties and Agreements	179
11.10	No Waiver; Remedies Cumulative	179
11.11	Marshalling; Payments Set Aside	179
11.12	Severability	180
11.13	Obligations Several; Independent Nature of Purchasers’ and Holders’ Rights	180
11.14	Headings	180
11.15	APPLICABLE LAW	180
11.16	CONSENT TO JURISDICTION	180
11.17	WAIVER OF JURY TRIAL	181
11.18	Confidentiality	182
11.19	Usury Savings Clause	182
11.20	Counterparts	183
11.21	Effectiveness	183
11.22	Patriot Act	183
11.23	Disclosure and Equity Holder Information	183
11.24	Appointment for Perfection	184
11.25	Advertising and Publicity	184
11.26	Entire Agreement	184

APPENDICES:	A	Note Commitments
	B	Notice Addresses

SCHEDULES:	2.7(i)	Other Information
	3.1(e)	Effective Date Indebtedness
	3.1(g)	Authorizations and Consents
	3.1(l)	Initial Account Control Agreements
	3.1(o)	Key Man Insurance
	3.1(hh)	Agreements Relating to Stock Dispositions
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.11	Adverse Proceedings, etc
	4.13	Real Estate Assets

v

	4.16	Material Contracts
	4.20	ERISA
	4.27	Insurance
	4.29	Affiliate Transactions
	4.33	Intercompany Arrangements
	5.16	Cash Management System
	5.22	Post Closing Matters
	6.1	Certain Indebtedness
	6.18	Amendments to Organizational Documents

EXHIBITS:	A-1	Form of Funding Notice
	A-2	Form of Withdrawal Notice
	B	Form of Note
	C	Form of Compliance Certificate
	D-1	Form of Opinion of Shearman & Sterling LLP – Effective Date
	D-2	Form of Opinion of Shearman & Sterling LLP – Funding Date
	E	Form of Assignment Agreement
	F	Form of Certificate Regarding Non-Bank Status
	G-1	Form of Effective Date Certificate
	G-2	Form of Solvency Certificate
	G-3	Form of Perfection Certificate
	G-4	Form of Funding Date Certificate
	H	Form of Counterpart Agreement
	I	Form of Pledge and Security Agreement
	J	Form of Intercreditor Agreement
	K	Form of Intercompany Subordination Agreement
	L	Form of Indemnification Letter
	M	Form of Collateral Access Agreement
	N	Form of Proceeds Notes
	O	Form of Holmdel Recognition Agreement
	P	Form of Master Subordinated Intercompany Note
	Q	Form of Notice of Occurrence of Fundamental Change
	R	Additional Shares
	S	Liquidated Damages

THIRD LIEN NOTE PURCHASE AGREEMENT

This THIRD LIEN NOTE PURCHASE AGREEMENT, dated as of October 19, 2008, is entered into by and among VONAGE AMERICA INC., a Delaware corporation (“Vonage America”), and VONAGE HOLDINGS CORP., a Delaware corporation (“Holdings”) (each of Holdings and Vonage America are referred to hereinafter each individually as a “Co-Issuer” and individually and collectively, jointly and severally, as the “Co-Issuers”) and certain subsidiaries of Holdings, as Guarantors, the Purchasers party hereto from time to time, and SILVER POINT FINANCE, LLC (“Silver Point”), as Note Agent (in such capacity, “Note Agent”) and Collateral Agent (in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Purchasers have agreed to purchase Notes in accordance with their Note Commitments in an aggregate face amount of $18,000,000, the cash proceeds of which will be used to redeem, repurchase or repay the Existing Convertible Notes at or below the face amount thereof plus any accrued and unpaid interest;

WHEREAS, Co-Issuers have agreed to secure all of their Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Third Priority Lien on substantially all of their assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries and sixty five percent (65%) of all the Capital Stock of each of their respective first tier Foreign Subsidiaries; and

WHEREAS, Guarantors have agreed to guarantee the obligations of each Co-Issuer hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Third Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries and sixty five percent (65%) of all the Capital Stock of each of their respective first tier Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“15% Customers” means 15% or more of Holdings and its Subsidiaries’ customers as of the end of the last Fiscal Quarter.

“30-Day VWAP” means, with respect to any date of determination, the average of the sums of the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “VG.UN<equity>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on that Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Holdings) for each of the 30 Trading Days prior to such date of determination. The 30-Day VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Note Agent, entered into with the bank or securities intermediary at which any Deposit Account or Securities Account is maintained by any Credit Party as required under the terms of Section 6.17 or the Pledge and Security Agreement.

“Account Restricted Cash” means Cash and Cash Equivalents held by the Credit Parties and the Subsidiaries thereof (excluding Cash and Cash Equivalents in the Concentration Account) that are required to be classified as “restricted cash” on a balance sheet in conformity with GAAP as a result of transactions in the normal course of business that are not otherwise prohibited by the Credit Documents.

“Accreted Amount” as defined in Section 2.4(a).

“Accruing Note Interest” means any Initial Interest, any Unpaid Subsequent Interest and any Accruing Subsequent Interest, plus, in each case, any interest accrued or compounded thereon (whether accrued or compounded during the Initial Interest Periods or the Subsequent Interest Periods).

“Accruing Subsequent Interest” as defined in Section 2.6.

“Acquisition” as defined in Section 6.8.

“Actively Used Service” means a service that is either (x) used at least 3 times each month for 2 consecutive months by 15% Customers or (y) purchased for $5 or more per month each month for 2 consecutive months by 15% Customers.

“Additional Amounts” means the “Additional Amounts” that are payable by the Co-Issuers pursuant to the Registration Rights Agreement upon a “Registration Default” (as defined in such agreement).

“Additional Amounts Notice” as defined in Section 5.21.

“Additional Share Maximum” as defined in Section 10.2.

“Additional Shares” as defined in Section 10.2.

“Adjusted Conversion Rate” as defined in Section 10.4(c).

“Administrative Co-Issuer” as defined in Section 1.4.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any arbitrator whether actually filed or, to the best knowledge of Holdings or any of its Subsidiaries, threatened (other than for purposes of Section 8.1(l) and, on the Funding Date, Section 4.11(a)) against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, (x) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person and (y) in addition, in the case of any Person that is an individual, each member of such Person’s immediate family, any trusts or other entities established for the benefit of such Person or any member of such Person’s immediate family and any other Person controlled by any of the foregoing. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote five percent (5%) or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary herein, in no event shall any Excluded Holder be considered an “Affiliate” of any Credit Party or any Subsidiary of a Credit Party.

“Affiliated Holder” means, as of any time, any person or entity that at such time is a Holder and (a) is, or within the 12 months prior to such time was, an officer, director, employee, consultant or advisor of or to Holdings, (b) is the employer of, or is affiliated with, such director, employee, consultant or advisor, (c) is a member of the immediate family of such director, employee, consultant or advisor, or (d) holds directly or indirectly 20% or more of the voting interest in the outstanding Capital Stock of Holdings, beneficial interests in such Capital Stock (provided that ownership of Notes or Existing Convertible Notes, prior to conversion and, so long as such Notes or Existing Convertible Notes do not have any right to vote on an as-converted basis, shall not be deemed to be beneficial interests in such Capital Stock for purposes of this definition of Affiliated Holder) or voting control or influence over such Capital Stock, including for such purposes any such stock held (x) by members of such person’s immediate family or (y) by trusts or other entities established for the benefit of such person or members of his or her immediate family. For the avoidance of doubt, a Holder that implements an information barrier and firewall between equity ownership (which shall not be deemed to refer to the Notes or Existing Convertible Notes) and debt ownership, including arrangements by which all decision-making responsibilities with respect to debt of and equity interests in Holdings are held by different individuals, which arrangements shall be reasonably satisfactory to Note Agent, shall not be a Affiliated Holder; provided, however, in no event shall any Person who would have been a Affiliated Holder but for the operation of this sentence receive information which is subject to the attorney-client privilege or other privileges that may exist for the benefit of Agents or the Holders.

“Agent” means each of Note Agent and Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.15.

“Aggregate Claim Threshold” means, for any Money Action, an amount (not less than zero) equal to (i) $20,000,000 less (ii) the amount of any Excess Tax Dispute Amounts outstanding as of the date such Money Action occurs less (iii) the aggregate amount of all Aggregated Other Payments relative to such Money Action.

“Aggregate Claim Threshold Measurement Period” means, for any Money Action, the period of consecutive months that ends on the date such Money Action occurs and begins with the corresponding date in the thirty-sixth (36th) preceding month or, if later, the Effective Date.

“Aggregate Payments” as defined in Section 7.2.

“Aggregated Other Payments” means, for any Money Action, the aggregate of all amounts (whether in a lump sum or in the aggregate over time, including through the making of royalty payments, but excluding any Excluded Commercial Action Payments and any Insured Amounts) paid or posted or required to be paid or posted under all other Money Actions that occurred during the Aggregate Claim Threshold Measurement Period applicable to such Money Action.

“Agreement” means this Third Lien Note Purchase Agreement, dated as of October 19, 2008, as it may be amended, supplemented or otherwise modified from time to time and any annexes, exhibits, schedules to any of the foregoing.

“Applicable Conversion Price” means $1,000 divided by the Applicable Conversion Rate.

“Applicable Conversion Rate” as defined in Section 10.1.

“Applicable Premium” means, with respect to any Note on any Make-Whole Repayment Date, the greater of (A) 1% of the principal amount of such Note and (B) (i) the present value at such Make-Whole Repayment Date of the principal amount of such Note and all required interest payments due on such Note through the Stated Maturity thereof, excluding accrued but unpaid interest to the Make-Whole Repayment Date, computed using a discount rate equal to the Treasury Rate as of the Business Day immediately preceding such Make-Whole Repayment Date plus 100 basis points minus (ii) the principal amount of such Note. For purposes of calculating the Applicable Premium, (i) if the Make-Whole Repayment Date occurs prior to October 15, 2011, it shall be assumed that the Initial Interest is not paid in cash until the Stated Maturity Date; and (ii) if the First Lien Credit Agreement (in effect on the Effective Date) has not been refinanced as of the Make-Whole Repayment Date, it shall be assumed that the First Lien Credit Agreement (as in effect on the Effective Date) will not be refinanced until after the Stated Maturity Date.

“Assets” as defined in Section 6.8.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, license, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any of Holdings’ Subsidiaries, other than inventory sold or leased in the ordinary course of business.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Note Agent.

“Attributable Debt” means as of the date of determination thereof, without duplication, the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“AT&T Settlement” means the Settlement and Patent License Agreement, dated January 1, 2008, between AT&T Corp. and Holdings.

“Authorized Officer” means, as applied to any Credit Party, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer or treasurer, in each case, whose signatures and incumbency have been certified to Note Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficiary” means each Agent and Holder.

“Board Observer” as defined in Section 5.24.

“Board of Directors” of any specified Person means either the board of directors, board of managers, board of trustees (or other similar body performing similar functions) of such Person or any duly authorized committee of such board.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) deposits, time deposits, eurodollar time deposits (in the case of a non-U.S. subsidiary), overnight bank deposits, certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Holder or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (iv) shares of any money market mutual fund that (a) has at least ninety five percent (95%) of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means, at any time, (i) during the period from the Initial Permitted Sale Date through the first anniversary of the Initial Permitted Sale Date, one or more Stock Dispositions occur, whether related or unrelated, as a result of which more than an aggregate of twenty percent (20%) of the 56,800,000 shares of Common Stock of Holdings that were beneficially owned by Citron-Related Holders, directly or indirectly, on the Effective Date becomes beneficially owned by one or more Persons other than Citron-Related Holders; (ii) during the period from the Initial Permitted Sale Date through the second anniversary of the Initial Permitted Sale Date, one or more Stock Dispositions occur, whether related or unrelated, as a result of which more than an aggregate of sixty percent (60%) of the 56,800,000 shares of Common Stock of Holdings that were beneficially owned by Citron-Related Holders, directly or indirectly, on the Effective Date becomes beneficially owned by one or more Persons other than Citron-Related Holders; (iii) any Person other than Jeffrey A. Citron (or any Majority-Owned Affiliate of his), New Enterprise Associates 10 LP (or any NEA Related Fund) or New Enterprise Associates 11 LP (or any NEA Related Fund), (a) shall have acquired, directly or indirectly, beneficial or of record ownership of outstanding Capital Stock of Holdings comprising both (x) thirty (30%) or more on a fully diluted basis of the voting and/or economic interest in the outstanding Capital Stock of Holdings and (y) a larger voting and/or economic interest in the outstanding Capital Stock of Holdings, on a fully diluted basis, than the voting and/or economic interest in the outstanding Capital Stock of Holdings, on a fully diluted basis, then owned directly or indirectly, beneficially or of record, in the aggregate by Jeffrey A. Citron and his Majority-Owned Affiliates or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (iv) Holdings shall cease to beneficially own and control one hundred percent (100%) on a fully diluted basis of the economic and voting interest in the outstanding Capital Stock of Vonage America; (v) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by persons who either (x) were members of the board of directors of Holdings on the Effective Date, or (y) were nominated for election or appointed by the board of directors of Holdings, a majority of whom were directors on the Effective Date or whose election or nomination for election was previously approved by a majority of such directors; (vi) any “Change of Control” under the First Lien Credit Agreement or the Second Lien Credit Agreement shall occur; (vii) any event, transaction or occurrence that results in a change in the chief executive officer of Holdings after the Effective Date, unless (x) within ten (10) Business Days after the time of change, a successor (who may be an interim successor) reasonably acceptable to Note Agent is appointed (such acceptance not to be unreasonably withheld) and (y) if an interim successor is appointed under clause (x), a permanent successor reasonably acceptable to Note Agent is appointed (such acceptance not to be unreasonably withheld) within a reasonable period of time thereafter not to exceed six months (or, if Note Agent reasonably determines that Holdings is making reasonable progress in identifying and then engaging a permanent successor, such later date as Note Agent may reasonably determine); or (viii) any Silver Point Party (a) shall have acquired, directly or indirectly, beneficial or of record ownership of fifty percent (50%) or more on a fully diluted basis of the voting and/or economic interest in the outstanding Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings. Notwithstanding the foregoing, (a) for purposes of determining the number of shares of Capital Stock owned beneficially or of record by the Silver Point Parties for purposes of clause (iii) above, any shares of Common Stock of Holdings issued or issuable upon conversion of Notes held by the Silver Point Parties shall be disregarded and (b) the restrictions in clauses (i) and (ii) above shall not apply with respect to Jeffrey A. Citron at any time after Jeffrey A. Citron dies or becomes unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The number of shares referred to in clauses (i) and (ii) of the first sentence of this definition shall be subject to proportional adjustment in a manner similar to that specified in Section 10.4(a) of this Agreement, as reasonably determined by Note Agent. Solely for purposes of this definition, the term “Person” includes any syndicate or group that would be deemed to be a “Person” under Section 13(d)(3) of the Exchange Act.

“Citron Employment Agreement” means (i) the Separation Agreement and General Release of Jeffrey A. Citron dated as of July 29, 2008, (ii) the Consulting Agreement between Holdings and KEC Holdings LLC dated as of July 29, 2008, and (iii) each of the provisions of the following agreements of Jeffrey A. Citron which remain in effect pursuant to, and in accordance with, the terms of the Separation Agreement and General Release: (a) the Employment Agreement dated as of February 8, 2006, (b) the Non-Compete Agreement dated as of September 1, 2005, as amended and restated as of October 13, 2008, (c) the Confidentiality and Inventions Agreement dated as of November 13, 2003, (d) the option agreements and other agreements memorializing equity-based or other long-term incentives, and (e) the Indemnification Agreement dated as of May 19, 2006.

“Citron-Related Holder” means (i) Jeffrey A. Citron, (ii) any member of his “immediate family” (as defined in Rule 303A.02 of the New York Stock Exchange Listed Company Manual), (iii) the Persons listed in Note (1) to the “Stock Ownership Information” table contained in the Statement on Schedule 14A of Holdings, dated as of August 6, 2008, (iv) any Majority-Owned

Affiliate of Mr. Citron or (v) any trust whose sole beneficiaries are persons listed in clauses (i) and (ii) above.

“Claim Threshold” means either the Individual Claim Threshold or the Aggregate Claim Threshold.

“Claim Threshold Increase Amount” as defined in Section 8.1(h)(B).

“Close of Business” means 5:00 p.m. (New York City time).

“Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by NYSE or, if the Common Stock is not listed for trading on the NYSE, in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is listed for trading. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange, the Closing Sale Price will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If the Common Stock is not so quoted, the Closing Sale Price will be the average of the mid-point of the last bid and asked prices for the Common Stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by Holdings for this purpose.

“Co-Issuer” or “Co-Issuers” as defined in the preamble hereto.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Access Agreement” means a Collateral Access Agreement substantially in the form of Exhibit M with such amendments or modifications as may be approved by Controlling Agent.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Danish Pledge Agreement, any UK Collateral Documents, any mortgages, any landlord consent and estoppel, the Holmdel Recognition Agreement, the Account Control Agreements, any Collateral Access Agreements and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, or perfect or protect a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means the Note Commitment of a Purchaser, and “Commitments” means such commitments of all Purchasers.

“Commitment Fee” as defined in Section 2.9(b).

“Commitment Fee Rate” means 20.00% per annum.

“Commitment Termination Date” means the earliest to occur of (i) the date of the termination of the Commitments pursuant to Section 8.1, and (ii) the Outside Date.

“Common Stock” means the common stock, par value $0.001 per share, of Holdings existing on the date of this Agreement or any other shares of Capital Stock of Holdings into which such Common Stock shall be reclassified or changed, including, subject to Section 10.6, in the event of a merger, consolidation or other similar transaction involving Holdings in which Holdings is not the surviving Person, the common stock of such surviving corporation.

“Common Stock Equivalent” means any security that is by its terms convertible into or exchangeable for shares of Common Stock or another Common Stock Equivalent, and any option, warrant or other subscription or purchase right with respect to shares of Common Stock.

“Common Stock Issuance” as defined in Section 3.1(ee).

“Common Stock Trading Price” means, with respect to an issuance or sale of Common Stock or Common Stock Equivalents, the Daily VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of such issuance or sale.

“Communications” as defined in Section 9.9(a).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Concentration Account” means the account of Vonage America subject to an Account Control Agreement maintained with JPMorgan Chase Bank, N.A. bearing account number 2908462829 (or such other financial institution and/or account number as Note Agent may reasonably agree for this purpose) and under the control of Note Agent.

“Concentration Account Bank” means the financial institution at which the Concentration Account is maintained.

“Concentration Account Minimum” means, commencing October 1, 2009, $30,000,000.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to Consolidated Net Income for such period:

plus (i) the sum of the following amounts for such period (to the extent deducted in the determination of Consolidated Net Income for such period and without duplication):

(a)	Consolidated Interest Expense, plus

(b)	provisions for taxes based on income, plus

(c)	total depreciation expense, plus

(d)	total amortization expense (other than amortization of deferred customer acquisitions costs), plus

(e)	non-cash stock compensation expense arising during such period from the granting of equity-based compensation, consistent with past practice, and non-cash stock expense related to the Citron Employment Agreement, plus

(f)	any non-recurring payments in respect of intellectual property litigation settlements not to exceed $500,000 in the aggregate for any period of four Fiscal Quarters, plus

(g)	any non-recurring severance expense not to exceed $500,000 (or such greater amount as may be agreed to by Note Agent) in the aggregate for any period of four Fiscal Quarters, plus

(h)	any financial advisory fees, accountant fees, legal fees, rating agency fees, transfer or mortgage recording taxes and other out-of-pocket expenses of Holdings or any of its Subsidiaries (including expenses of third parties paid or reimbursed by Holdings or any of its Subsidiaries) incurred directly in connection with the Credit Documents or any amendments thereto, the Tender Offer, the NYSE Stockholder Approval, the First Lien Credit Documents or any amendments thereto and the Second Lien Credit Documents or any amendments thereto, plus

(i)	amendment fees and consent fees payable in connection with amendments to the Credit Documents, the First Lien Credit Documents or the Second Lien Credit Documents, plus

(j)	administration fees payable to Note Agent and Collateral Agent hereunder, and to the First Lien Administrative Agent, First Lien Collateral Agent, the Second Lien Administrative Agent and the Second Lien Collateral Agent, plus

(k)	prepayment premiums and make-whole payments payable in connection with any permitted repayments of Indebtedness in accordance with the terms thereof, plus

(l)	amortization of costs associated with permitted issuances of Indebtedness, plus

(m)	amortization of beneficial conversions or original issue discount associated with any Capital Stock of Holdings (other than Disqualified Capital Stock), plus

(n)	any payments for the purchase of patents that are included in clause (b) of the definition of Consolidated Capital Expenditures, plus

(o)	realized and unrealized losses from hedges and other financial derivatives (provided that any such loss that was added back while unrealized shall not be added back when realized without a corresponding reversal of such unrealized loss), plus

(p)	any financing or financial advisory fees, accounting fees, legal fees, transfer or other mortgage recording taxes and related out-of-pocket expenses of Holdings and its Subsidiaries (including expenses of third parties paid or reimbursed by Holdings or any of its Subsidiaries) incurred as a result of any acquisition permitted under the terms of this Agreement or the issuance of any debt or equity securities, any refinancing transaction or any amendment or other modification of any debt instruments to the extent not prohibited by the terms of the Credit Documents, plus

(q)	non-recurring costs payable in connection with the establishment of Rate Management Transactions permitted hereunder, plus

(r)	realized and unrealized losses on foreign currencies incurred in the ordinary course of business (provided that any such loss that was added back while unrealized shall not be added back when realized without a corresponding reversal of such unrealized loss), plus

(s)	extraordinary losses (as determined in accordance with GAAP and reflected below operating costs), plus

(t)	any losses attributable to Asset Sales, plus

(u)	any loss on early extinguishment of debt,

minus (ii) the sum, without duplication of the following amounts for such period:

(a)	interest income, plus

(b)	extraordinary gains and other extraordinary income (as determined in accordance with GAAP and reflected below operating income); plus

(c)	realized and unrealized gains from hedges and other financial derivatives (provided that any such gain that was subtracted while unrealized shall not be deducted when realized without a corresponding reversal of such unrealized loss), plus

(d)	realized and unrealized gains on foreign currencies incurred in the ordinary course of business (provided that any such gain that was subtracted while unrealized shall not be deducted when realized without a corresponding reversal of such unrealized loss), plus

(e)	any non-cash stock compensation income and other non-cash income or credits arising from the granting of stock options or the granting of stock appreciation rights (for example, those arising from the reversal of accruals or the reversal of previously recorded non-cash expense), plus

(f)	any gains attributable to Asset Sales, plus

(g)	any gain on early extinguishment of debt,

provided that, for calculating the Consolidated Adjusted EBITDA for any measuring period that includes any of the following Fiscal Quarters, the deemed Consolidated Adjusted EBITDA for such Fiscal Quarters shall be as set forth below:

Fiscal Quarter Ended	Deemed Consolidated Adjusted EBITDA
March 31, 2008	$9,913,464
June 30, 2008	$15,024,223

“Consolidated Capital Expenditures” means, for any period, the aggregate of (a) all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be (w) capitalized as property and equipment, (x) capitalized as intangible assets, (y) included in capitalized software costs or (z) included in similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries and (b) all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that constitute payments for the purchase of patents not otherwise included in clause (a) of this definition of Consolidated Capital Expenditures. For greater clarity, the amount included as a Consolidated Capital Expenditure for any Capital Lease entered into during the period in accordance with GAAP shall be calculated using, as a proxy for the asset value, the related amount of the liability recorded at the inception of the lease on the consolidated balance sheet of Holdings and its Subsidiaries. For the avoidance of doubt, “Consolidated Capital Expenditures” shall not include expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced. For calculating Consolidated Capital Expenditures for any measuring period that includes any of the following Fiscal Quarters, the deemed Consolidated Capital Expenditures for such Fiscal Quarters shall be as set forth below:

Fiscal Quarter Ended	Deemed Consolidated Capital Expenditures
March 31, 2008	$10,315,000
June 30, 2008	$11,482,000

“Consolidated Capitalized Settlements” means the AT&T Settlement and any future legal settlement to the extent capitalized on the consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding (to the extent otherwise included therein) (i) any amount not payable in Cash, (ii) any amendment fees and consent fees payable in Cash in connection with amendments to the Credit Documents, the First Lien Credit Documents or the Second Lien Credit Documents and (iii) any amounts referred to in Section 2.9 payable in Cash on or before the Funding Date (other than any such amounts in the nature of administration fees or other recurring expenses, which shall be included in Consolidated Cash Interest Expense).

“Consolidated First and Second Lien Debt” means:

(A) As at any date of determination prior to the Fall-Away Date, the aggregate of the outstanding principal amount of any Indebtedness of Holdings and its Subsidiaries of the types referred to in clauses (i) and (iii) of the definition of Indebtedness and the stated balance sheet amount of any other Indebtedness of Holdings and its Subsidiaries (in each case excluding any mark to market adjustment), in each case determined on a consolidated basis in accordance with GAAP that (i) is secured by a Lien on any assets of Holdings and its Subsidiaries and (ii) is not the Notes. For the avoidance of doubt, “Consolidated First and Second Lien Debt” as at any date of determination prior to the Fall-Away Date shall (x) include the balance sheet amount of all Capital Leases, (y) include the full face amount of all outstanding First Lien Loans and Second Lien Loans (whether or not a lesser amount is recorded on the balance sheet of Holdings and its Subsidiaries solely as a result of any original issue discount on such First Lien Loans or Second Lien Loans) and (z) exclude any (I) Rate Management Transactions entered into in the ordinary course of business and not for speculative purposes, (II) unsecured letters of credit or letters of credit secured by Liens permitted under Section 6.2(m) and (III) Preliminary IP Event L/Cs (it being understood that the amount of First Lien Loans or Second Lien Loans included in Consolidated First and Second Lien Debt shall not be reduced as a result of any such Preliminary IP Event L/C except to the extent that amounts are actually drawn thereunder and applied to reduce the outstanding principal amount of such First Lien Loans or, after the date of Payment-In-Full of First Lien Obligations, the Second Lien Loans).

(B) As at any date of determination on or after the Fall-Away Date, all Senior Lien Debt.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to:

(i)	Consolidated Cash Interest Expense (excluding, to the extent otherwise included therein, any Accruing Note Interest, regardless of whether such Accruing Note Interest is paid in cash at any time), plus

(ii)	scheduled payments of principal on Consolidated Total Debt, plus

(iii)	Consolidated Capital Expenditures, plus

(iv)	dividends or distributions paid in cash, plus

(v)	the portion of taxes based on income actually paid in cash and provisions for cash income taxes, as each of the foregoing is made during such period in conformity with GAAP, plus

(vi)	payments made pursuant to the AT&T Settlement or any other Consolidated Capitalized Settlements.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.9 payable on or before the Funding Date.

“Consolidated Liquidity” means, at any period or any date of determination, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to the sum, without duplication, of (i) amounts in the Concentration Account and (ii) the portions of Cash and Cash Equivalents held by Holdings and its Subsidiaries that are not required to be classified as “restricted cash” on a balance sheet in conformity with GAAP and that are free and clear of all Liens (other than (i) Liens in favor of Collateral Agent securing the Obligations, (ii) Liens securing the First Lien Obligations pursuant to the First Lien Credit Documents and the Intercreditor Agreement; (iii) Liens securing the Second Lien Obligations pursuant to the Second Lien Documents and the Intercreditor Agreement and (iv) Permitted Depository Claims). For the avoidance of doubt, “Consolidated Liquidity” shall not include any amounts held in the Proceeds Collateral Account.

“Consolidated Net Income” means, for any period:

(i)	the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus

(ii)	the sum of:

(a)	the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, plus

(b)	the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, plus

(c)	the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus

(d)	any returned surplus assets of any Pension Plan.

“Consolidated Pre-Marketing Operating Income” means, at any time, Consolidated Adjusted EBITDA plus “marketing” less “customer equipment and shipping revenue” plus “direct cost of goods sold,” in each case (subject to Section 1.2) as reflected on Holdings’ consolidated income statement for the most recently-ended Fiscal Quarter for which financial statements have been delivered.

“Consolidated Total Debt” means, as at any date of determination: (i) the aggregate of the outstanding principal amount of any Indebtedness (excluding any Existing Convertible Notes on any date of determination which shall occur prior to December 17, 2008 but including all Existing Convertible Notes thereafter) of Holdings and its Subsidiaries of the types referred to in clauses (i) and (iii) of the definition of Indebtedness and the stated balance sheet amount of any other Indebtedness of Holdings and its Subsidiaries (in each case excluding any mark to market adjustment), in each case determined on a consolidated basis in accordance with GAAP and (ii) the aggregate outstanding amount, without duplication, of Attributable Debt of Holdings and its Subsidiaries determined on a consolidated basis. For the avoidance of doubt, “Consolidated Total Debt” shall (w) include the full face amount of all PIK Interest in respect of the Second Lien Loans and all Accruing Note Interest, (x) include the balance sheet amount of all Capital Leases, the AT&T Settlement and any other Consolidated Capitalized Settlement (y) include the full face amount of all outstanding First Lien Loans, Second Lien Loans and Notes and any other Indebtedness of the types referred to in clauses (i) and (iii) of the definition of Indebtedness (whether or not a lesser amount is recorded on the balance sheet of Holdings and its Subsidiaries solely as a result of any original issue discount on any such Indebtedness) and (z) exclude any (I) Rate Management Transactions entered into in the ordinary course of business and not for speculative purposes, (II) unsecured letters of credit or letters of credit secured by Liens permitted under Section 6.2(m) and (III) Preliminary IP Event L/Cs (it being understood that the amount of First Lien Loans or Second Lien Loans included in Consolidated Total Debt shall not be reduced as a result of any such Preliminary IP Event L/C except to the extent that amounts are actually drawn thereunder and applied to reduce the outstanding principal amount of such First Lien Loans or, after the date of Payment-In-Full of First Lien Obligations, the Second Lien Loans).

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Controlled Affiliate” of any specified person means any other person directly or indirectly controlled by such specified person. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Controlling Agent” shall mean (i) prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent or the First Lien Administrative Agent, as applicable, (ii) after the Discharge of First Lien Obligations, the Second Lien Collateral Agent or the Second Lien Administrative Agent, as applicable, and (iii) thereafter, the Collateral Agent.

“Conversion Date” as defined in Section 10.3(c).

“Conversion Notice” as defined in Section 10.3(a).

“Conversion Settlement Date” for a Note means the third Business Day immediately following the Conversion Date for such Note.

“Corporate Transaction” as defined in Section 10.6.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Card Processor Agreement” means any credit card payment processing agreement under which at least 5% in the aggregate of U.S. credit card and electronic payment transactions of Holdings and its Subsidiaries are processed on behalf of Holdings and its Affiliates for the Fiscal Month most recently ended as of the date of determination.

“Credit Document” means any of this Agreement, the Notes, the Collateral Documents, the Registration Rights Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Fee Letter, the Indemnification Letter and all other certificates, documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, or any Holder in connection herewith.

“Credit Party” means each Co-Issuer and Guarantor.

“Customer” means each Person who subscribes for the use of communications services to be provided by Holdings or any of its Subsidiaries and any related products or services.

“Daily VWAP” means, with respect to any Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “VG.UN<equity>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on that Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Holdings). The Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Danish Pledge Agreement” means the Third Lien Pledge Agreement governed by the laws of Denmark to be executed by Vonage A/S and the Collateral Agent.

“Deed of Charge” as defined in Section 6.3.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Purchaser, the excess, if any, of such Defaulting Purchaser’s Pro Rata Share of the aggregate outstanding Commitments of all Purchasers (calculated as if all Defaulting Purchasers, other than such Defaulting Purchaser, had funded all of their respective Defaulted Notes) over the aggregate outstanding principal amount of all Notes held by such Defaulting Purchaser.

“Default Period” means, with respect to any Defaulting Purchaser, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Purchaser shall have been reduced to zero (whether by the funding by such Defaulting Purchaser of any Defaulted Notes of such Defaulting Purchaser or by the non-pro rata application of any voluntary or mandatory prepayments of the Notes or by a combination thereof), and (b) such Defaulting Purchaser shall have delivered to Administrative Co-Issuer and Note Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Administrative Co-Issuer, Note Agent and Requisite Holders waive all Funding Defaults of such Defaulting Purchaser in writing.

“Default Rate” means any interest payable pursuant to Section 2.8.

“Defaulted Note” as defined in Section 2.20.

“Defaulting Purchaser” as defined in Section 2.20.

“De Minimis IP Claim” means any judgment, order, writ, warrant of attachment, similar process or settlement (or any series of related judgments, orders, writs, warrants, attachments, processes or settlements), in each case related to intellectual property, that does not exceed $2,000,000 (whether in a lump sum or in the aggregate over time, including through the making of royalty payments).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Discharge of First Lien Obligations” as defined in the Intercreditor Agreement.

“Discharge of Second Lien Obligations” as defined in the Intercreditor Agreement.

“Disqualified Capital Stock” means Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time prior to the first anniversary of the Stated Maturity Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to one year after the Stated Maturity Date, (e) except in the case of common stock, does not provide that any claims of any holder of such Capital Stock may have against Co-Issuers or any other Credit Party (including any claims as judgment creditor or other creditor in respect of claims for the breach of any covenant contained therein) shall be fully subordinated (including a full remedy bar) to the Obligations in a manner satisfactory to Note Agent, (f) provides the holders of such Capital Stock thereof with any rights to receive any cash upon the occurrence of a change of control prior to the first anniversary date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (g) is prohibited by the terms of this Agreement.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“E-911 Agreements” means (a) any or all of: (i) the Service Schedule for Emergency Call Routing Services dated August 29, 2005, under the Master Services Agreement, dated July 15, 2004, between Holdings and Level 3 Communications, LLC, as amended, (ii) the Agreement for Services dated April 27, 2005, between Vonage Network Inc. and Intrado Inc., as amended and all applicable Statements of Work, (iii) the Master Sales Agreement, dated June 8, 2005, between Vonage Network Inc. and TeleCommunication Systems, Inc., as amended and all applicable Statements of Work, and (iv) all service schedules, addenda and amendments to the above agreements whether in existence on the date of this Agreement or added after the Effective Date and (b) any replacement or substitute therefor entered into in accordance with Section 8.1(m).

“Effective Date” means the date on which all of the conditions set forth in Section 3.1 have been satisfied, or waived by each Holder in accordance with the last paragraph of Section 3.1.

“Effective Date Certificate” means an Effective Date Certificate substantially in the form of Exhibit G-1.

“Eligible Assignee” means (a) any Holder (or Purchaser, prior to the Funding Date), any Affiliate of any Holder (or Purchaser, prior to the Funding Date) and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (c) any other Person (other than a natural Person) approved by Note Agent; provided, in the case of clauses (a), (b) and (c), neither Holdings nor any Subsidiary of Holdings shall, in any event, be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any written investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any applicable Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), laws, codes, statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) public health and safety, protection of the environment or other environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare.

“Equity Holder Information” as defined in Section 11.23.

“Equity Proceeds Threshold Amount” means $50,000,000, minus the principal amount of any Indebtedness permitted by Section 6.1(p) that is incurred prior to the time of any issuance of any Capital Stock of Holdings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) notice of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability or potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or (xii) the engagement in non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) by Holdings or any of its Subsidiaries.

“Escrow Agent” means Iron Mountain Intellectual Property Management, Inc.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excepted Cash” means, at any time, without duplication, (i) up to US Dollar equivalent $5,000,000 of Cash and Cash Equivalents held by all Foreign Subsidiaries in the aggregate at such time, (ii) Account Restricted Cash and (iii) Cash and Cash Equivalents in the Proceeds Collateral Account.

“Excess Cash Amount” as defined in Section 5.16(a).

“Excess Collateralization Amount” means, at any time for all outstanding letters of credit (including letters of credit listed on Schedule 3.1(e) but excluding any Preliminary IP Event L/Cs), the excess at such time of (i) the total amount of Cash collateral securing all such letters of credit over (ii) the aggregate face amount of such letters of credit.

“Excess Tax Dispute Amounts” means, as of any date of determination, if there are disputes or claims outstanding on such date regarding any state, local, sales or any other taxes payable by Holdings or any of its Subsidiaries (in each case other than income taxes) that, in the aggregate, would reasonably be expected to result in more than $25,000,000 of payments by Holdings or any of its Subsidiaries (if determined adversely to Holdings or the relevant Subsidiary), the excess of the aggregate amount of such payments over $25,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute and the rules and regulations of the SEC promulgated thereunder.

“Exchange Act Filings” as defined in Section 2.7(i).

“Exchange Property” as defined in Section 10.6.

“Excluded Commercial Action Payment” means any payment under a judgment, order, writ, warrant of attachment, similar process or settlement in respect of any dispute relating to a commercial contract with a vendor provided that such payment, to the extent not previously reserved for, is expensed by Holdings in the period during which such judgment, order, writ, warrant of attachment, similar process or settlement is entered.

“Excluded Holder” means (i) any Silver Point Party so long as the Silver Point Parties, collectively, own less than fifteen percent (15%) of the Capital Stock of Holdings having ordinary voting power for the election of directors of Holdings and (ii) any Sankaty Party so long as the Sankaty Parties, collectively, own less than fifteen percent (15%) of the Capital Stock of Holdings having ordinary voting power for the election of directors of Holdings.

“Ex-Dividend Date” means the first date upon which a sale of the Common Stock does not automatically transfer the right to receive the relevant distribution from the seller of the Common Stock to its buyer.

“Existing Convertible Notes” means Holdings’ outstanding senior unsecured convertible notes dated December 16, 2005.

“Existing Customers” means all Customers of Vonage America on record as of August 13, 2008.

“Existing UK Support Letter” means the letter of support, dated October 24, 2007, from Holdings to the Directors of the UK Subsidiary.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Market Value” means the amount that a willing buyer would pay a willing seller in an arm’s-length transaction.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Fall-Away Date” as defined in Section 6.27.

“Fee Letter” means the fee letter agreement dated the date of this Agreement between Holdings and Silver Point.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to changes resulting from normal audit and year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Lien Administrative Agent” means the “Administrative Agent” as defined in the First Lien Credit Agreement.

“First Lien Collateral Agent” means the “Collateral Agent” as defined in the First Lien Credit Agreement

“First Lien Credit Agreement” means the First Lien Senior Secured Credit and Guaranty Agreement, dated as of October 19, 2008, by and among the Co-Issuers, certain subsidiaries of Holdings, the lenders party thereto from time to time, and Silver Point as Administrative Agent, Collateral Agent and Lead Arranger, or the credit agreement governing any Permitted Refinancing of First Lien Obligations.

“First Lien Credit Documents” means the First Lien Credit Agreement and all other “Credit Documents” as defined in the First Lien Credit Agreement.

“First Lien Loan” means a “Loan” as defined in the First Lien Credit Agreement.

“First Lien Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien and (ii) such Lien is the most senior Lien on such Collateral other than Liens permitted under Sections 6.2(c) and (m).

“First Unrestricted Day” as defined in Section 5.28.

“Fiscal Month” means a fiscal month of any Fiscal Year.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of:

(i)	the first full Fiscal Quarter ending after the Effective Date of (a) Consolidated Adjusted EBITDA for such Fiscal Quarter, to (b) Consolidated Fixed Charges for such Fiscal Quarter,

(ii)	the second full Fiscal Quarter ending after the Effective Date of (a) Consolidated Adjusted EBITDA for the two Fiscal Quarters period ending on such date, taken as a single accounting period, to (b) Consolidated Fixed Charges for such two Fiscal Quarters,

(iii)	the third full Fiscal Quarter period ending after the Effective Date of (a) Consolidated Adjusted EBITDA for the three Fiscal Quarter period ending on such date, taken as a single accounting period, to (b) Consolidated Fixed Charges for such three Fiscal Quarter period, and

(iv)	any other Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, taken as a single accounting period, to (b) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fundamental Change” means the occurrence at such time after the Effective Date of any of the following:

(A) a Change of Control;

(B) a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of any of Holdings’ properties and assets to another Person (or group of related Persons), other than:

(I) any transaction (i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Holdings’ Capital Stock or (ii) pursuant to which holders of Holdings’ Capital Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of the Voting Stock of the continuing or surviving or successor Person immediately after giving effect to such issuance; or

(II) any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing Holdings’ jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding Common Stock, if at all, solely into common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving entity; or

(III) any consolidation or merger with or into any Subsidiary, so long as such merger or consolidation is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with any Person other than a Subsidiary; or

(C) a Termination of Trading.

“Funding Date” means the date on which the Notes are issued.

“Funding Date Certificate” means a Funding Date Certificate substantially in the form of Exhibit G-4.

“Funding Date Representations” as defined in Section 3.2(a).

“Funding Default” as defined in Section 2.20.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Purchaser” as defined in Section 11.7.

“Grantor” as defined in the Pledge and Security Agreement.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each Domestic Subsidiary of Holdings and, from and after the UK Subsidiary Accession Date, the UK Subsidiary.

“Guarantor Subsidiary” means each Guarantor.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law or Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past or current activity, event or occurrence involving any Hazardous Materials by Holdings or any Subsidiary, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Holder which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Effective Date, (i) the audited financial statements of Holdings and its Subsidiaries, for the Fiscal Year ended December 31, 2007, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, (ii) for the interim period from January 1, 2008 to the Effective Date, internally prepared, unaudited financial statements of Holdings and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed prior to forty-six (46) days before the Effective Date and for each monthly period completed prior to thirty-one (31) days prior to the Effective Date, and (iii) with respect to each subsequent month, the Key Performance Indicator reports through September 15, 2008, in the case of clauses (i) and (ii), certified by the chief financial officer of

Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year end adjustments.

“Historical Principles” as defined in Section 1.2.

“Holder” means a person in whose name a Note is recorded in the Register pursuant to Section 2.5(b).

“Holdings” as defined in the preamble hereto.

“Holmdel Lease” means the lease dated March 24, 2005 by and between 23 Main Street Holmdel Associates LLC and Vonage America, as amended by that certain First Amendment to Lease, dated September 27, 2005, as further amended by that certain Second Amendment to Lease, dated April 7, 2006, by and between Mack-Cali Holmdel L.L.C., as lessor, and Vonage America, as lessee, as further amended by that certain Third Agreement to Lease, dated November 1, 2006.

“Holmdel Leasehold” means the leasehold interest of Vonage America as lessee under the Holmdel Lease.

“Holmdel Recognition Agreement” means the Landlord’s Consent and Estoppel Certificate to be executed and delivered by the lessor under the Holmdel Lease in favor of the Collateral Agent substantially in the form of Exhibit O or in such other form and substance reasonably acceptable to the Collateral Agent.

“HSR Act” as defined in Section 5.30.

“Increased Cost Holder” as defined in Section 2.21.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business having a term of less than six (6) months that are not overdue by more than sixty (60) days, other than those trade payables that (i) are overdue solely and directly as a result of a good faith dispute with respect to payment in the ordinary course of business so long as the Credit Parties maintain (or, in the case of a trade payable owed by a Foreign Subsidiary, such Person maintains) Unrestricted Cash above any amount that is required to meet the liquidity covenant requirements of Section 6.7(f) in an amount at least equal to the full amount of the trade payable with respect to which such dispute exists or (ii) that are owing to a Person that is the subject of a bankruptcy proceeding and that have not been paid solely because the proper party to receive such payment is not yet known pending judicial determination thereof so long as enforcement of such payment has been stayed) which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vii) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement (valued at the mark-to-market value thereof) and any other Rate Management Transaction, whether entered into for hedging or speculative purposes; (xii) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person; (xiii) all Attributable Debt of such Person; and (xiv) the capitalized amount of the AT&T Settlement and any other Consolidated Capitalized Settlement. Indebtedness of any Person shall include the Indebtedness of any partnership or Joint Venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

“Indemnification Letter” means the Indemnification Letter Agreement, dated as of the Effective Date, among the Credit Parties and Silver Point, in substantially the form attached hereto as Exhibit L.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative, judicial or mediation proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and

Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) exercising its powers, rights and remedies as Note Agent or Collateral Agent or performing its duties hereunder or under the other Credit Documents as Note Agent or Collateral Agent or otherwise in its capacity as Note Agent or Collateral Agent in any way relating to or arising out of this Agreement or the other Credit Documents (other than the Registration Rights Agreement) or the transactions contemplated hereby or thereby (including the Purchasers’ agreement to purchase the Notes or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (other than the Registration Rights Agreement) (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)), and (ii) any Environmental Claim against or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 11.3(a).

“Indemnitee Agent Party” as defined in Section 9.6.

“Independent Evaluator” means, (A) in the case of clause (i) of Material Business Impact, a financial professional who is familiar with pro formas, (B) in the case of clause (ii)(x) of Material Business Impact, a reputable legal and technical expert in the field of use to which the underlying settlement, other agreement, judgment, order or permanent injunction relates, (C) in the case of clause (ii)(z) of Material Business Impact, a reputable market research firm experienced in comparative customer use testing or (D) in the case of clause (iii) of Material Business Impact, an appropriate person or entity, in each case acceptable to Note Agent (such acceptance not to be unreasonably withheld).

“Individual Claim Threshold” as defined in Section 8.1(h)(i)(x).

“Initial Financing” means the aggregate amount of (i) the First Lien Loans funded, (ii) the Second Lien Loans funded and (iii) the Notes issued, in each case, on the Funding Date.

“Initial Interest” as defined in Section 2.6.

“Initial Interest Periods” as defined in Section 2.6.

“Initial Permitted Sale Date” means the later of (x) the first date on or before which both the Registration Statement required to be filed pursuant to the Registration Rights Agreement has become effective and (y) thirty (30) days after the First Unrestricted Day.

“Insured Amount” means any payment in respect of a Money Action to the extent covered by insurance (less any deductible used for such Money Action) that is in full force and effect with a solvent and unaffiliated insurance company with a rating of “A-” or better by A.M. Best to the extent that (1) Holdings has properly filed a claim with respect thereto and (2) to the best knowledge of Holdings and its Subsidiaries, such insurance company does not intend to dispute such claim and does not have reasonable grounds to dispute such claim, in each case, other than as described in a customary letter from the insurer regarding retention of rights or other similar communications.

“Intercompany Arrangements” means each of the intercompany arrangements listed on Schedule 4.33, each Proceeds Note, and all other intercompany loans, liabilities and agreements, including, without limitation, sublease agreements, management services agreements, network services agreements and marketing agreements and all intercompany receivables, payables and loans in effect for any Credit Party or any Subsidiary of any Credit Party on, or entered into by a Credit Party or any Subsidiary of any Credit Party after, the Effective Date.

“Intercompany Cash Loans” means loans funded with Cash or Cash Equivalents which loans meet the conditions set forth in the proviso to Section 6.1(t).

“Intercompany Settlement Loans” means loans to settle intercompany trade payables in the ordinary course of business which loans meet the conditions set forth in the proviso to Section 6.1(t).

“Intercompany Subordination Agreement” means the Third Lien Intercompany Subordination Agreement, dated as of the Effective Date, to be executed by each of the Credit Parties in favor of the Secured Parties, substantially in the form of Exhibit K.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Effective Date, to be executed by Co-Issuers, the Collateral Agent, the First Lien Collateral Agent and the Second Lien Collateral Agent, substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.

“Interest Payment Date” means January 31, April 30, July 31 and October 31 of each year, commencing October 31, 2008.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Holdings and its Subsidiaries’ operations and (ii) not for speculative purposes.

“Interest Record Date” means, with respect to any Interest Payment Date, the January 15, April 15, July 15 or October 15 immediately preceding such Interest Payment Date.

“Internal Control Event” means a material weakness in, or fraud that involves management of Holdings, which fraud has a material effect on Holdings’ internal controls over financial and other reporting, in each case as described in the Securities Laws, whether or not Holdings is subject thereto.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person, of any Capital Stock of such Person; (iii) any direct or indirect loan, advance or capital contributions by Holdings or any of its Subsidiaries to any other

Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) any direct or indirect Guarantee of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“JPM Mortgage” means the Mortgage and Security Agreement, dated August 12, 2005, entered into by Mack-Cali Holmdel, L.L.C., as borrower and JPMorgan Chase Bank, N.A., as lender for the principal sum of $33,500,000, which mortgage encumbers the Holmdel, NJ property.

“Lease” or “Leases” as defined in Section 4.13(b).

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than the Holmdel Leasehold and any other leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lefar Employment Agreement” means the (i) Employment Agreement, (ii) Non-Compete Agreement, (iii) Confidentiality and Inventions Agreement, (iv) Non-Qualified Stock Option Agreement, and (v) Indemnification Agreement, each of Marc P. Lefar dated as of July 29, 2008.

“Legend” as defined in Section 2.5(e).

“Level 3 Contract” means (a) any or all of: (i) the Master Services Agreement, dated July 15, 2004, between Holdings and Level 3 Communications, LLC, (ii) the Agreement, dated June 7, 2007, between Holdings and Level 3 Communications, LLC (patent settlement), (iii) the Telecommunications Services Agreement, dated December 30, 2003, between WilTel Communications, LLC and Holdings, (iv) the Master Service Agreement, dated August 12, 2002, between Focal Communications Corporation (predecessor in interest to Broadwing Communications, LLC) and Holdings, (v) the Master Services Agreement between Adelphia Business Solutions, Inc. (d/b/a TelCove) and Holdings, (vi) the Wholesale Local Services Agreement between PaeTec Communications, Inc. and Holdings, (vii) the Colocation License Agreement between PaeTec Communications, Inc. and Holdings and (viii) all service schedules, addenda and amendments to the above agreements whether in existence on the date of this Agreement or added after the Effective Date and (b) any replacement or substitute therefor entered into in accordance with Section 8.1(m).

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of:

(i)	the greater of (a) Consolidated Total Debt as of such day and (b) the average daily Consolidated Total Debt for the four-Fiscal Quarter period ending on such date, to

(ii)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Lien” means (i) any lien, mortgage, pledge, assignment, license, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Liquidated Damages” means, with respect to any Make-Whole Repayment Date, an amount calculated in accordance with Exhibit S hereto as of such Make-Whole Repayment Date and payable in the form of a number of additional shares of Common Stock, based on a price per share of Common Stock equal to the 30-Day VWAP, calculated as of such Make-Whole Repayment Date, which number shall in no event exceed 62,000,000 shares of Common Stock in the aggregate for all Notes issued on the Funding Date. The maximum number of shares in the preceding sentence shall be subject to proportional adjustment in a manner similar to that specified in Section 10.4(a) of this Agreement, as reasonably determined by Note Agent.

“Majority-Owned Affiliate” of a specified Person means another Person that is a controlled Affiliate of such specified Person, with respect to which such specified Person (directly or indirectly) owns an economic and voting interest in more than 50% of such controlled Affiliate’s outstanding Capital Stock.

“Make-Whole Amount” means, with respect to each Note, the sum of (a) the principal amount of such Note, plus (b) the Applicable Premium, calculated based on the date of any such prepayment or repayment (the “Make-Whole Repayment Date”), plus (c) any accrued and unpaid interest and accrued and unpaid premiums and Additional Amounts, if any, on all the Notes, to, but not including, the Make-Whole Repayment Date.

“Make-Whole Repayment Date” as defined in the definition of “Make-Whole Amount.”

“Mandatory Conversion Notice” as defined in Section 2.11.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Market Capitalization” means, as of a date of determination, the number of shares of issued and outstanding shares of Common Stock as of such date of determination, times the 30-Day VWAP of the Common Stock as of such date of determination.

“Market Disruption Event” means (i) a failure by the NYSE or, if the Common Stock is not then listed for trading on the NYSE, by the principal other U.S. national or regional securities exchange on which the Common Stock is then listed for trading or, if the Common Stock is not then listed for trading on a U.S. national or regional securities exchange, by the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session, or (ii) the occurrence or existence before 1:00 p.m., New York City time, for the Common Stock on any day on which trading of the Common Stock occurs for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Master Subordinated Intercompany Note” means an intercompany note, substantially in the form of Exhibit P, executed by each Credit Party and each Subsidiary of a Credit Party.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, properties, assets or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole; (ii) the ability of the Credit Parties, taken as a whole, to fully and timely perform the Obligations; (iii) the legality, validity, binding effect, or enforceability against a Credit Party of the Credit Documents to which it is a party; (iv) the Collateral or Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Holder or any Secured Party under the Credit Documents.

“Material Business Impact” means, with respect to the entering of any judgment, order, injunction, settlement or agreement (each, an “Applicable Event”), any one or more of the following:

(i) an increase in consolidated annual operating expenses of Holdings and its Subsidiaries from the aggregate amount of consolidated operating expenses of Holdings and its Subsidiaries for the last four Fiscal Quarters for which financial statements have been delivered pursuant to Section 3.1(m)(i), 5.1(b) or 5.1(c), unless (x) no later than 15 days after the Applicable Event Holdings delivers to Note Agent a report from an Independent Evaluator certifying that such increase would not reasonably be expected to exceed 15% after taking into account on a pro forma basis any valid work-around that Holdings has devised and (y) no later than 15 days after such certification is delivered Holdings implements such work-around;

(ii) Holdings and its Subsidiaries being prevented from providing to more than a de minimis number of new or existing customers any Actively Used Service, unless (x) no later than 15 days after the Applicable Event, Holdings delivers to Note Agent a report from an Independent Evaluator certifying that any work-around that Holdings has devised is technologically sound, (y) no later than 15 days after such certification is delivered Holdings implements such work-around and (z) no later than 30 days after such implementation Holdings delivers to Note Agent a report from an Independent Evaluator certifying that based on customer research performed by such expert, there is not any material degradation in service perceived by customers resulting from the implementation of such work-around; or

(iii) Holdings and its Subsidiaries being prevented from marketing to, or adding new customers in, a particular region or regions, unless no later than 15 days after the Applicable Event, Holdings delivers to Note Agent a report from an Independent Evaluator certifying that such region or regions do not account for 20% or more of the customers of Holdings and its Subsidiaries at the end of the last Fiscal Quarter.

“Material Contract” means (i) any contract or agreement, or any group of related contracts or agreements, to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, (ii) any agreement or instrument evidencing or governing Indebtedness with respect to an amount in excess of $1,000,000, (iii) the Modified Terms of Service, (iv) each Patent Litigation Settlement, (v) the Citron Employment Agreement, (vi) the Lefar Employment Agreement, (vii) all agreements with directors and executive officers of Holdings or any of its Subsidiaries described in Holdings’ public filings which contain restrictive covenants, including, without limitation, employment agreements and non-compete agreements, (viii) each E-911 Agreement, (ix) each Number Port Agreement, (x) each Level 3 Contract, (xi) each Credit Card Processor Agreement and (xii) any contract or other agreement filed as an exhibit to Holdings’ public filings.

“Material Real Estate Asset” means (a) any individual fee-owned Real Estate Asset having a fair market value in excess of $1,000,000 as of any date of determination and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $2,000,000 per annum.

“Modified Terms of Service” as defined in Section 3.1(z).

“Money Action” means the occurrence of any of the following (other than the occurrence of a De Minimus IP Claim so long as there have been no more than $4,000,000 of De Minimis IP Claims in the aggregate in the relevant calendar year): (x) any judgment or order or any writ or warrant of attachment or similar process shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets (other than (1) a Stayed Action or (2) a Permitted Tax-Related Action), (y) Holdings or any of its Subsidiaries shall post a bond or other security to obtain a stay of execution, enforcement or effectiveness of a judgment, order or injunction pending appeal (other than in respect of a Permitted Tax-Related Action), or (z) Holdings or any of its Subsidiaries shall enter into a final settlement in respect of any actual or threatened action, suit, investigation, litigation or proceeding or other regulatory or legal development (other than in respect of a Permitted Tax-Related Action).

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a report in the form set forth in Holdings’ filings with the SEC containing such financial statements describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“NEA Related Fund” means a fund sponsored by New Enterprise Associates, LLC that includes in its name “New Enterprise Associates” and is primarily engaged in venture capital and growth equity investing through the purchase and holding of equity securities and some debt securities. For the avoidance of doubt, “NEA Related Fund” includes but is not limited to New Enterprise Associates 10, Limited Partnership and New Enterprise Associates 11, Limited Partnership.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) the sum of Cash payments and Cash Equivalents received by Holdings or any of its Subsidiaries from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (ii) any bonafide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Notes) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds) and (d) reasonable and documented out-of-pocket costs, fees, commissions, premiums and expenses (including reasonable attorneys fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer taxes, deed or mortgage recording taxes) incurred by Holdings or its Subsidiaries in connection with such Asset Sale other than fees and commissions payable to Affiliates of Holdings.

“Net Equity Proceeds” means any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings (other than Capital Stock issued pursuant to any employee stock or stock option compensation plan), net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bonafide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes paid or payable as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax-sharing arrangements).

“New Customers” means all Customers of Vonage America on record as of the Effective Date who are not Existing Customers.

“New Issue Price” as defined in Section 10.4(c).

“Non-Consenting Holder” as defined in Section 2.21.

“Non-Marketing TOS Notice” as defined in Section 4.35.

“Non-U.S. Holder” as defined in Section 2.18(e).

“Note” means a note issued by the Co-Issuers pursuant to Section 2.1 and substantially in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Note Agent” as defined in the preamble hereto.

“Note Agent’s Account” means an account at a bank designated by Note Agent from time to time as the account into which Credit Parties shall make all payments to Note Agent for the benefit of Agent and Holders under this Agreement and the other Credit Documents.

“Note Commitment” means the commitment of a Purchaser to purchase a Note and “Note Commitments” means such commitments of all Purchasers in the aggregate. The amount of each Purchaser’s Note Commitment is set forth on Appendix A. The aggregate amount of the Note Commitments at the Effective Date is $18,000,000.

“Number Port Agreement” means (a) any or all of (i) the Master Services Agreement, dated May 5, 2005, between Vonage Network Inc. and Synchronoss Technologies, Inc., as amended to date and all applicable Statements of Work, (ii) the Master Services Agreement, dated December 27, 2004, between Holdings and Neustar, Inc., as amended to date and all applicable Statements of Service and (iii) all service schedules, addenda and amendments to the above agreements whether in existence on the date of this Agreement or added after the Effective Date and (b) any replacement or substitute therefor entered into in accordance with Section 8.1(m).

“NVP” means Novega Venture Partners, Inc.

“NYSE” means the New York Stock Exchange, Inc.

“NYSE Stockholder Approval” means stockholder approval of the Common Stock Issuance as required by NYSE Rule 312.03.

“Obligations” means all liabilities and obligations of every nature of each Credit Party and its Subsidiaries from time to time owed to the Agents (including former Agents), the Holders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), the Make-Whole Amount, Liquidated Damages, Additional Amounts, fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance); provided that, in the case of the Registration Rights Agreement, “Obligations” shall only include the obligations (i) to pay “Additional Amounts,” (ii) to pay any expenses under Section 6 of the Registration Rights Agreement and (iii) under Section 7 thereof.

“Obligee Guarantor” as defined in Section 7.7.

“Officer” of any specified person means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Chief Financial Officer, the Treasurer or the Secretary of such person.

“Officer’s Certificate” means a written certificate containing the information specified below, signed in the name of Holdings on behalf of the Co Issuers by any Officer (solely in his or her capacity as such), and delivered to the Note Agent. Each Officer’s Certificate delivered with respect to compliance with a covenant in this Agreement shall include (a) a statement that each person making such Officer’s Certificate has read such covenant or condition, (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such Officer’s Certificate are based, (c) a statement that, in the opinion of each such person, he or she has made such examination or investigation as is necessary to enable such person to express an informed opinion as to whether or not such covenant or condition has been complied with and (d) a statement that, in the opinion of such person, such covenant has been complied with.

“Opening of Business” means 9:00 a.m. (New York City time).

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp, registration, recording, filing, transfer, documentary, excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to or in connection with, any Credit Document, and any interest, penalties or additional amounts thereon.

“Outside Date” means November 11, 2008.

“Patent Litigation Settlements” means (a) any or all of (i) the AT&T Settlement, (ii) the Settlement Agreement, dated October 27, 2007, among Sprint Communications Company L.P., Holdings and Vonage America, (iii) the Patent Settlement Agreement, dated October 25, 2007, between Verizon Services Corp. and Holdings, (iv) the Patent Settlement Agreement, dated

January 1, 2008, among Nortel Networks Inc., Nortel Networks Limited and Holdings, (v) the Confidential Settlement and License Agreement, dated October 10, 2007, among Klausner Technologies, Holdings and Vonage America, (vi) the Covenant Not to Sue, dated October 31, 2007, among Rates Technology Inc., Holdings and Vonage America, (vii) the Agreement, dated June 7, 2007, between Level 3 Communications, Inc. and Holdings, (viii) the Confidential Settlement Agreement, dated April 8, 2008, among Kmedia, Inc., d/b/a VivoPhone, Holdings, Vonage America and Vonage Marketing Inc., and (ix) any other agreement entered into after the Effective Date in accordance with Section 6.21 in connection with the settlement of an intellectual property dispute and (b) any replacement of or substitute for any of the foregoing entered into in accordance with Section 8.1(m).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“Payment-In-Full of First Lien Obligations” means payment in full in cash of all First Lien Obligations and all obligations in respect of any Permitted Refinancings of First Lien Obligations (other than contingent indemnity obligations to the extent no claim giving rise thereto has been asserted).

“Payment-In-Full of Second Lien Obligations” means payment in full in cash of all Second Lien Obligations and all obligations in respect of any Permitted Refinancings of Second Lien Obligations (other than contingent indemnity obligations to the extent no claim giving rise thereto has been asserted).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate substantially in the form of Exhibit G-3 that provides information with respect to the personal or mixed property of each Credit Party.

“Permitted Acquisition” means (i) any Acquisition in a transaction of merger, consolidation, purchase or otherwise of all or substantially all the business, property or fixed assets of any Person or any division or line of business or other business unit of any Person or 100% of the stock or other evidence of beneficial ownership of any Person that, in each case, is permitted by Section 6.6(m) or (ii) any Permitted Additional Acquisition.

“Permitted Additional Acquisition” means any Acquisition in a transaction of merger, consolidation, purchase or otherwise, of all or substantially all the business, property or fixed assets of any Person or any division or line of business or other business unit of any Person or 100% of the stock or other evidence of beneficial ownership of any Person; provided, that (i) 100% of the consideration payable for such Acquisition shall be in the form of common stock of Holdings and the aggregate fair market value of the consideration payable for all Permitted Additional Acquisitions does not exceed $25,000,000; (ii) the net liabilities of the acquired Person or business unit are less than $5,000,000; (iii) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (iv) Holdings shall be in compliance with all covenants set forth in Section 6.7 on a pro forma basis after giving effect to such Acquisition as if it had occurred at the beginning of the relevant test period; (v) the acquired Person or business unit (x) shall be in the same business or lines of business in which the Credit Parties are engaged as of the Effective Date or other similar communications services that are reasonable extensions of such business and (y) shall have generated positive EBITDA (which shall be calculated in the same manner as Consolidated Adjusted EBITDA with respect to such Person or business unit) for the four-quarter period most recently ended prior to the date of such acquisition; (vi) the acquired Person is organized under the laws of the United States of America or any State thereof or the District of Columbia or the acquired business unit is located in the United States of America, as applicable; (vii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations; (viii) all steps required to cause the acquired Person to become a Guarantor and the acquired assets and stock or beneficial interests to become part of the Collateral as required under this Agreement shall have been taken; (ix) Holdings shall have delivered to Note Agent all relevant financial information with respect to such Acquisition and any other information required to demonstrate compliance with this definition at least 30 days prior to the date of such Acquisition (or such later time as Note Agent may agree such agreement not to be unreasonably withheld) and shall have delivered to Note Agent as of the date of the Acquisition an officer’s certificate certifying as to such compliance; and (x) the Acquisition shall have been approved by the board of directors or other governing body or controlling Person of the acquired Person or the Person from whom the business unit is acquired.

“Permitted Depository Claims” means, with respect to any Deposit Account, (x) contractual rights of set-off against the amounts in such Deposit Account in favor of the depository institution at which such Deposit Account is held relating to the establishment of such depository relationship not given in connection with the issuance of Indebtedness and (y) statutory Liens of banks and rights of set-off permitted by Section 6.2(c) against the amounts in such Deposit Account in favor of such depository institution; provided, however, that with respect to each Deposit Account of any Credit Party (other than any Deposit Account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Credit Party’s salaried employees), such Liens and contractual and statutory rights of set-off shall only qualify as Permitted Depository Claims to the extent such Liens and rights are permitted by the Account Control Agreement relating to such Deposit Account.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing of First Lien Obligations” means, in respect of any First Lien Obligations, any Refinancing thereof in accordance with Sections 7.1 and 7.2 of the Intercreditor Agreement.

“Permitted Refinancing of Second Lien Obligations” means, in respect of any Second Lien Obligations, any Refinancing thereof in accordance with Sections 7.1 and 7.2 of the Intercreditor Agreement.

“Permitted Tax-Related Action” means a judgment, fine, payment, assessment or settlement, in each case to the extent involving the payment of money, relating to state, local, sales or any other taxes payable by Holdings or any of its Subsidiaries (in each case other than income taxes) to the extent the same has been recorded previously as an operating expense (or a reserve in respect thereof) on the consolidated statements of operations of Holdings and its Subsidiaries.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Note Agent, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Holdings’, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“PIK Interest” as defined in the Second Lien Credit Agreement as in effect on the date hereof.

“Platform” as defined in Section 9.9(b).

“Pledge and Security Agreement” means the Third Lien Pledge and Security Agreement to be executed by each Co-Issuer and each Guarantor substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

“Pre-Closing Information” as defined in Section 5.28.

“Preliminary IP Event” (i) until the Payment-In-Full of First Lien Obligations, as defined in the First Lien Credit Agreement (or the substantially equivalent term in any successor thereto) and (ii) after the Payment-In-Full of First Lien Obligations, as defined in the Second Lien Credit Agreement (or the substantially equivalent term in any successor thereto).

“Preliminary IP Event L/C” (i) until the Payment-In-Full of First Lien Obligations, as defined in the First Lien Credit Agreement (or the substantially equivalent term in any successor thereto) and (ii) after the Payment-In-Full of First Lien Obligations, as defined in the Second Lien Credit Agreement (or the substantially equivalent term in any successor thereto).

“Preliminary IP Event Prepayment” (i) until the Payment-In-Full of First Lien Obligations, as defined in the First Lien Credit Agreement (or the substantially equivalent term in any successor thereto) and (ii) after the Payment-In-Full of First Lien Obligations, as defined in the Second Lien Credit Agreement (or the substantially equivalent term in any successor thereto).

“Principal Office” means Administrative Co-Issuer’s “Principal Office” as set forth on Appendix B, or such other office as Administrative Co-Issuer may from time to time designate in writing to Note Agent and each Holder.

“Proceeds Collateral Account” means the account of Vonage America subject to an Account Control Agreement maintained with JPMorgan Chase Bank, N.A. bearing account number 2908462811 (or such other financial institution and/or account number as the Controlling Agent may reasonably agree for this purpose) into which, among other things, the proceeds of the First Lien Loans, the Second Lien Loans and the Notes shall be deposited on the Funding Date to the extent required by Section 2.4.

“Proceeds Collateral Bank” means the financial institution at which the Proceeds Collateral Account is maintained.

“Proceeds Note” as defined in Section 2.4(b).

“Projections” means the projections delivered to the Note Agent in the first Fiscal Quarter of 2008 of Holdings and its Subsidiaries for the period of Fiscal Year 2008 through and including Fiscal Year 2012, including monthly projections for each month during the Fiscal Year in which the Effective Date takes place.

“Pro Rata Share” means, (a) prior to the Funding Date, with respect to each Purchaser, the percentage obtained by dividing (i) the Note Commitment of such Purchaser by (ii) the aggregate Note Commitments of all Purchasers and (b) on and after the Funding Date, with respect to each Holder, the percentage obtained by dividing (i) the aggregate principal amount of Notes held by that Holder, by (ii) the aggregate principal amount of Notes held by all Holders.

“Public Holder” as defined in Section 9.9(b).

“Purchaser” means each financial institution listed on the signature pages hereto as a Purchaser.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by any Credit Party which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors of Holdings or by statute, contract or otherwise).

“Reference Period” means, as of any date of determination, the most recently completed four Fiscal Quarters for which financial statements are available.

“Refinance” shall mean, in respect of any Indebtedness, to issue other Indebtedness in exchange or replacement for, or the proceeds of which are used to repay or prepay, such Indebtedness, in whole or in part as permitted by the Intercreditor Agreement. “Refinanced” and “Refinancing” shall have correlative meanings.

“Register” as defined in Section 2.5(b).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Effective Date, among the Co-Issuers and the Purchasers.

“Registration Statement” as defined in the Registration Rights Agreement.

“Related Fund” means, with respect to any Holder that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Holder or by an Affiliate of such investment advisor. With respect to any Silver Point Party, Related Fund shall also include (except for the purposes of Section 9.7(b)) any swap counterparty, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which a Silver Point Party may leverage its investments from time to time.

“Related Holders” means any Holder and its Affiliates and Related Funds.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remaining Claim Threshold Increase Amount” means, with respect to a Claim Threshold Increase Amount, such Claim Threshold Increase Amount, less the aggregate principal amount of any First Lien Loans and Second Lien Loans to be prepaid in respect of such Claim Threshold Increase Amount.

“Remaining Proceeds Withdrawal” as defined in Section 2.4(b).

“Replacement Holder” as defined in Section 2.21.

“Required First Lien Prepayment” means, with respect to a proposed Claim Threshold Increase Amount, if the First Lien Credit Agreement in effect on the Effective Date has not been Refinanced in full, (i) a voluntary prepayment of a principal amount of First Lien Loans equal to the lesser of (x) such Claim Threshold Increase Amount and (y) the remaining principal amount of First Lien Loans then outstanding, plus (ii) the payment of any prepayment premiums, additional amounts or make-whole amounts required under the First Lien Credit Agreement.

“Required Second Lien Prepayment” means, with respect to a proposed Claim Threshold Increase Amount, if the Second Lien Credit Agreement in effect on the Effective Date has not been Refinanced in full, (i) a voluntary prepayment of a principal amount of Second Lien Loans equal to the lesser of (x) such Claim Threshold Increase Amount (less the principal amount of any First Lien Loans to be prepaid in respect of such Claim Threshold Increase Amount) and (y) the remaining principal amount of Second Lien Loans then outstanding, plus (ii) the payment of any prepayment premiums, additional amounts or make-whole amounts required under the Second Lien Credit Agreement.

“Required Third Lien Payment” means, with respect to a proposed Claim Threshold Increase Amount, (i) the Make-Whole Amount (calculated based on a Make-Whole Repayment Date that is the date of the proposed increase in the Claim Threshold) that would be payable upon a prepayment of an aggregate principal amount of Notes equal to the Remaining Claim Threshold Increase Amount plus (ii) cash equal to the amount of Liquidated Damages (calculated based on a Make-Whole Repayment Date that is the date of the proposed increase in the Claim Threshold) that would be payable upon a prepayment of an aggregate principal amount of Notes equal to such Remaining Claim Threshold Increase Amount plus (iii) 1.00% of the then aggregate outstanding principal amount of the Notes, minus (iv) the Remaining Claim Threshold Increase Amount, payable to Holders of Notes on a pro rata basis.

“Requisite Holders” means either (i) three (3) or more Holders that are not Related Holders with respect to each other holding Notes representing more than fifty percent (50%) of the aggregate principal amount of all outstanding Notes or (ii) Holders holding Notes representing at least sixty seven percent (67%) of the aggregate principal amount of all outstanding Notes; provided, that no Notes of any Affiliated Holder or Defaulting Purchaser shall be included in the calculation of “Requisite Holders”. For purposes of calculating “Requisite Holders” prior to the Funding Date, Purchasers shall be considered instead of Holders, and the Note Commitments of the Purchasers shall be considered instead of the Notes.

“Responsible Officer” means, when used with respect to the Note Agent, any officer of the Note Agent who has direct responsibility for the administration of this Agreement.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or any Subsidiary of Holdings now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings or any Subsidiary of Holdings now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings or any Subsidiary of Holdings now or hereafter outstanding (excluding repurchases of Capital Stock of Holdings which may be deemed to occur upon the cashless exercise of stock options that had been issued by Holdings pursuant to an employee stock option compensation plan if the only consideration payable in connection with such exercise is common stock of Holdings); and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or any Subsidiary of Holdings now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings or any Subsidiary of Holdings now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings or any Subsidiary of Holdings now or hereafter outstanding (excluding repurchases of Capital Stock of Holdings which may be deemed to occur upon the cashless exercise of stock options that had been issued by Holdings pursuant to an employee stock option compensation plan if the only consideration payable in connection with such exercise is common stock of Holdings); and (iv) any prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance) or similar payment with respect to, any Indebtedness that is subordinate or junior in right of payment to the Notes or that ranks pari passu in right of payment with the Notes but is secured by Liens of lower priority than those securing the Obligations.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sankaty Party” means shall mean Sankaty Credit Opportunities IV, L.P., Sankaty Credit Opportunities III, L.P., and Sankaty Credit Opportunities (Offshore Master) IV, L.P., and their respective Affiliates and Related Funds.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted to trading.

“SEC” means the Securities and Exchange Commission.

“Second Lien Administrative Agent” means the “Administrative Agent” as defined in the Second Lien Credit Agreement.

“Second Lien Collateral Agent” means the “Collateral Agent” as defined in the Second Lien Credit Agreement.

“Second Lien Credit Agreement” means the Second Lien Senior Secured Credit and Guaranty Agreement, dated as of October 19, 2008, by and among the Co-Issuers, certain subsidiaries of Holdings, the lenders party thereto from time to time, and Silver Point as Administrative Agent, Collateral Agent and Lead Arranger, or the credit agreement governing any Permitted Refinancing of Second Lien Obligations.

“Second Lien Credit Documents” means any of the Second Lien Credit Agreement and all other “Credit Documents” as defined in the Second Lien Credit Agreement.

“Second Lien Loan” means a “Loan” as defined in the Second Lien Credit Agreement.

“Second Lien Obligations” means the “Obligations” as defined in the Second Lien Credit Agreement.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien and (ii) such Lien is the most senior Lien on such Collateral other than Liens permitted under Section 6.2(c), (m) or (n)(i).

“Secured Debt” means, without duplication, (a) any Indebtedness that is secured by a Lien on any of the assets of Holdings or its Subsidiaries, (b) any Indebtedness of any Subsidiary of Holdings that is not a Guarantor and (c) any Indebtedness secured by any assets of Holdings or any of its Subsidiaries that do not constitute Collateral. For the avoidance of doubt, “Secured Debt” shall (x) include the balance sheet amount of all Capital Leases and (y) include the full face amount of all outstanding Indebtedness described in the prior sentence (whether or not a lesser amount is recorded on the balance sheet of Holdings and its Subsidiaries solely as a result of any original issue discount on such Indebtedness described in the prior sentence.

“Secured Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of:

(i)	the greater of (a) Secured Debt as of such day and (b) the average daily Secured Debt for the four-Fiscal Quarter period ending on such date, to

(ii)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means any “securities account” as defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute and the rules and regulations of the SEC promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior First and Second Lien Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of:

(i)	the greater of (a) Consolidated First and Second Lien Debt as of such day and (b) the average daily Consolidated First and Second Lien Debt for the four-Fiscal Quarter period ending on such date, to

(ii)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Senior Lien Debt” means, without duplication, (a) any Indebtedness secured by a Lien on any of the assets of Holdings or its Subsidiaries that is higher in priority than the Liens securing the Obligations, (b) any Indebtedness of any Subsidiary of Holdings that is not a Guarantor and (c) any Indebtedness secured by any assets of Holdings or any of its Subsidiaries that do not constitute Collateral. For the avoidance of doubt, “Senior Lien Debt” shall (x) include the balance sheet amount of all Capital Leases and (y) include the full face amount of all outstanding First Lien Loans and Second Lien Loans (whether or not a lesser amount is recorded on the balance sheet of Holdings and its Subsidiaries solely as a result of any original issue discount on such First Lien Loans or Second Lien Loans).

“Settlement Amount” as defined in Section 10.6(b).

“Settlement Shares” as defined in Section 10.1.

“Silver Point” as defined in the preamble hereto.

“Silver Point Party” means Silver Point Finance LLC and its Affiliates and its Related Funds.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, (a) the sum of such Credit Party’s debt and liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on each of the Effective Date and the Funding Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Effective Date (including the Transactions); and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPC” as defined in Section 11.7.

“Specified Existing Claims” means the investigations and consumer class actions in existence as of the Effective Date and set forth on Schedule 4.11 under the following headings: “Wisconsin AG – Multi-State AG Investigation”, “In re Vonage Marketing and Sales Practices Litigation” and “Trama et al. v. Vonage”.

“Spin-Off” as defined in Section 10.4(d).

“Stated Maturity” means, with respect to any installment of interest, principal or Additional Amounts on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Effective Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stated Maturity Date” means October 31, 2015.

“Stayed Action” means a judgment, order or injunction with respect to which (i) there shall not be any period of 10 or more consecutive days during which a stay of execution, enforcement or effectiveness of any such judgment, order or injunction by reason of a pending appeal, period for filing an appeal, motion to modify or revise the judgment or other similar reasons, shall not be in effect and (ii) no action that a judgment creditor is entitled to take in respect thereof is being taken by such judgment creditor to levy upon properties of Holdings or any of its Subsidiaries to execute or enforce any such judgment, order or injunction.

“Stock Disposition” means (i) a sale of, (ii) a contract for or a grant of any option to sell (including without limitation any short sale), (iii) a pledge of, (iv) a transfer of, (v) the establishment of an open “put equivalent position” or the liquidation or decrease of a “call equivalent position” (each within the meaning of Rule 16a-1(h) under the Exchange Act) with respect to, or (vi) any other disposition of (or an agreement with respect to a transaction which is designed to, or would reasonably be expected to, result in the disposition of), in each case, Capital Stock of Holdings (or derivatives thereof), in each case, excluding any such transactions between or among Citron-Related Holders.

“Stock Price” means, in connection with a Fundamental Change transaction pursuant to which Additional Shares will be added to the Applicable Conversion Rate as set forth in Section 10.2 hereof, an amount equal to (i) if holders of Common Stock receive only cash in such Fundamental Change transaction, the cash amount paid per share of Common Stock and (ii) in all other cases, the average of the Closing Sale Prices of the Common Stock on the 10 Trading Days immediately before, but not including, the effective date of such Fundamental Change transaction.

“Subject Transaction” as defined in Section 6.7(h)(i).

“Subordinated Indebtedness” means any Indebtedness incurred pursuant to Section 6.1(p).

“Subordinated Loan Withdrawal” as defined in Section 2.4(b).

“Subsequent Interest Periods” as defined in Section 2.6.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Sweep Threshold” means $30,000,000 plus the Net Equity Proceeds from the first issuance or issuances of any Capital Stock of Holdings after the Effective Date up to an amount equal to the Equity Proceeds Threshold Amount.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, and any interest, penalties or additional amounts thereon.

“Tax on the Overall Net Income” of a Person means any Tax imposed by the jurisdiction in which that Person is organized or in which a Person’s applicable principal office (and/or, in the case of a Holder, its lending office) is located or in which that Person (and/or, in the case of a Holder, its lending office) is deemed to be doing business (other than a jurisdiction in which such Person is treated as doing business as a result of its entering into any Credit Document or its participation in the transactions governed thereby) on all or part of the net income, profits or gains of that Person (and/or, in the case of a Holder, its lending office).

“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) who is required to include in income amounts (whether or not distributable) by an Agent, a Holder or any Tax Related Person of any of the foregoing.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Tender Offer” as defined in Section 3.1(ff).

“Tender Offer Account” as defined in Section 2.4(e).

“Tendered Notes” as defined in Section 2.4(b).

“Terminated Holder” as defined in Section 2.21.

“Termination of Trading” means the occurrence, at any time, of the Common Stock (or other Capital Stock into which the Notes are then convertible in lieu of Common Stock) not being listed for trading on a U.S. national or regional securities exchange.

“Terms of Service” means the Terms of Service between Vonage America and its Customers, prior to the amendment of Section 6 thereof contemplated by Section 3.1(z).

“Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Third Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien and (ii) such Lien is the most senior Lien on such Collateral other than Liens permitted under Section 6.2(c), (m), (n)(i) or (n)(ii).

“TOS Newsletter” as defined in Section 4.35.

“Trading Day” means a day on which (i) trading in securities generally occurs on NYSE or, if the Common Stock is not then listed for trading on the NYSE, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed for trading or, if the Common Stock is not then listed for trading on a U.S. national or regional securities exchange, in the principal other market on which the Common Stock is then traded, and (ii) a Closing Sale Price for the Common Stock is available on such securities exchange or market; provided that for the purposes of determining the amount of payment upon conversion only, “Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading generally in the Common Stock occurs on the NYSE or, if the Common Stock is not then listed for trading on the NYSE, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed for trading or, if the Common Stock is not then listed for trading on a U.S. national or regional securities exchange, in the principal other market on which the Common Stock is then traded. If the Common Stock (or other security for which a Closing Sale Price, 30-Day VWAP or Daily VWAP, as applicable, must be determined) is not so traded, “Trading Day” means a Business Day. So long as the Common Stock is listed on a U.S. national or regional securities exchange, a “Trading Day” only includes those days that have a closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange.

“Transaction Costs” means the fees, costs and expenses payable by Co-Issuers or their Subsidiaries on or before the Funding Date in connection with the Transactions.

“Transactions” means the transactions contemplated by the Credit Documents, the First Lien Credit Documents and the Second Lien Credit Documents.

“Transfer Restricted Securities” as defined in the Registration Rights Agreement.

“Treasury Rate” means, the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as determined by Note Agent in good faith based on publicly available market data) most nearly equal to the period from the applicable Make-Whole Repayment Date to the Stated Maturity Date; provided, however, that if the period from the applicable Make-Whole Repayment Date to the Stated Maturity Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

“Treasury Regulations” means the U.S. Treasury regulations promulgated pursuant to the Internal Revenue Code.

“Trigger Event” as defined in Section 10.4(d).

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Collateral Documents” means the guaranty and the collateral documents to be made by the UK Subsidiary in favor of the Collateral Agent for the benefit of the Secured Parties as contemplated by the definition of UK Subsidiary Accession Date.

“UK Subsidiary” means Vonage Limited, a private limited company organized under the laws of England and Wales.

“UK Subsidiary Accession Date” means, if Co-Issuers so elect, the date on which all of the following shall have occurred, except that, if such date occurs more than 30 days after the Effective Date, then the UK Subsidiary Accession Date shall not occur until 91 days after such date: (i) the UK Subsidiary shall have executed and delivered to Note Agent a guaranty of the Obligations that is governed by and enforceable under the laws of England and Wales and is in form and substance reasonably satisfactory to Note Agent; (ii) the UK Subsidiary shall have executed and delivered to Note Agent original counterparts to such debentures, charges and other documents and instruments as may be necessary or reasonably advisable to grant to Collateral Agent, for the benefit of the Secured Parties, a Third Priority Lien on substantially all the assets of the UK Subsidiary and that are governed by and enforceable under the laws of England and Wales and are in form and substance reasonably satisfactory to Note Agent, subject to such exceptions as Note Agent may approve (such approval not to be unreasonably withheld); (iii) the UK Subsidiary shall have become party to the Intercompany Subordination Agreement; (iv) the UK Subsidiary shall have delivered to Note Agent certified copies of resolutions of the board of directors and of the shareholders of the UK Subsidiary (1) approving the terms of, and the transactions contemplated by, the UK Collateral

Documents and the relevant Credit Documents, and (2) certifying that the board of directors has considered, inter alia, the trading and financial relationship between the Credit Parties and the UK Subsidiary, and the strength of the current and projected financial condition of the Credit Parties, and that in the reasonable judgment of the board of directors, the transactions contemplated by the UK Collateral Documents benefit the UK Subsidiary and are being entered into in good faith for the carrying on of the UK Subsidiary’s business; and (v) the UK Subsidiary shall have delivered to Note Agent a certificate signed by an authorized signatory of the UK Subsidiary confirming that guaranteeing or securing the Obligations would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

“UK Subsidiary Deaccession Date” means, if Co-Issuers so elect by written notice to Note Agent (which notice shall contain a representation and warranty by Co-Issuers that the conditions set forth in this definition of UK Subsidiary Deaccession Date have been met), any date after the UK Subsidiary Accession Date on which the amount of Investments in the UK Subsidiary outstanding pursuant to Section 6.6(n) does not exceed the amount that would have been permitted to be outstanding if the UK Subsidiary Accession Date had never occurred, and upon any such election after such date, the Co-Issuers shall be entitled to receive the release of the UK Collateral Documents by Note Agent as contemplated by Section 9.8(a).

“Unpaid Subsequent Interest” as defined in Section 2.6.

“Unrestricted Cash” means, at any time, all Cash and Cash Equivalents held by the Credit Parties and the Subsidiaries thereof at such time, other than Excepted Cash.

“VN” means Vonage Network Inc.

“Vonage America” as defined in the preamble hereto.

“Voting Stock” of a person means Capital Stock of such person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors, managers or trustees of such person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“VW” means Vonage Worldwide Inc.

“Withdrawal” as defined in Section 2.4(c).

“Withdrawal Date” as defined in Section 2.4(c).

“Withdrawal Notice” means a notice substantially in the form of Exhibit A-2.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. If at any time any change in GAAP or in the policies, procedures or methodologies used in the application thereof from those used in the preparation of the Historical Financial Statements (collectively, the “Historical Principles”) would affect the computation of any financial ratio or financial covenant set forth in any Credit Document, and Co-Issuer or Note Agent shall so request, Note Agent and Co-Issuer shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of Requisite Holders), provided that, whether or not such request is made, or if made then both prior to and after such request is made until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP and the policies, procedures and methodologies used in application thereof prior to such change and Co-Issuer shall provide to Note Agent and Holders reconciliation statements requested by Note Agent (reconciling the computations of such financial ratios and requirements from the then-current computations to the computations under the Historical Principles) in connection therewith. Financial statements and other information required to be delivered by Holdings to Holders pursuant to Section 5.1(a), 5.1(b), 5.1(c) and 5.1(p) shall be prepared in accordance with GAAP as in effect at the time of such preparation applied in a manner consistent with the Historical Principles except to the extent of any change in GAAP or any change in the application thereof that Note Agent was notified of in accordance with Section 5.1(e) (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with the Historical Principles.

1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

1.4 Administrative Co-Issuer Agent for Co-Issuers. Each Co-Issuer hereby irrevocably appoints Vonage America as the borrowing agent and attorney-in-fact for all Co-Issuers (the “Administrative Co-Issuer”) and authorizes the Administrative Co-Issuer (i) to provide the Agents with all notices and instructions under this Agreement and the other Credit Documents and (ii) to take such action as Administrative Co-Issuer deems appropriate on its behalf to obtain the Notes under this Agreement and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Co-Issuer hereby jointly and severally agrees to indemnify each Agent and Holder and hold each Agent and Holder harmless against any and all liability, expense, loss or claim of damage or injury, made against any Agent or Holder by any Co-Issuer or by any third party whosoever, arising from or incurred by reason of the Holders relying on any instructions or other actions of Administrative Co-Issuer, except that Co-Issuers will have no liability to the relevant Agent or Holder under this Section 1.4 with respect to any liability that has resulted solely from the gross negligence or willful misconduct of such Agent or Holder, as the case may be.

SECTION 2. NOTES

2.1 Issuance of the Notes.

(a) Note Commitments. Subject to the terms and conditions hereof, each Purchaser severally agrees to purchase from the Co-Issuers, and the Co-Issuers jointly and severally agree to sell to the Purchasers, on a Business Day on or prior to the Commitment Termination Date (which such Business Day shall be determined in accordance with Section 2.1(b)), Notes in an aggregate principal amount equal to such Purchaser’s Note Commitment at a purchase price equal to 100% of their aggregate principal amount. All amounts owed hereunder with respect to the Notes shall be paid in full no later than the Stated Maturity Date. Each Purchaser’s Note Commitment shall terminate immediately and without further action on the earlier of (i) the Commitment Termination Date and (ii) the Funding Date after giving effect to the funding of such Purchaser’s Note Commitment, on such date.

(b) Funding Mechanics for Notes.

(i) Administrative Co-Issuer shall deliver to Note Agent a fully executed Funding Notice no later than one (1) Business Day prior to the Funding Date with respect to the Notes. Promptly upon receipt by Note Agent of such Funding Notice, Note Agent shall notify each Purchaser of the proposed issuance. Note Agent and Purchasers may act without liability upon the basis of written, telecopied or telephonic notice believed by Note Agent in good faith to be from Administrative Co-Issuer (or from any Authorized Officer thereof designated in writing purportedly from Administrative Co-Issuer to Note Agent), it being understood that no Purchaser nor Note Agent shall be obligated in any manner with respect to the purchase of any Note in the absence of the receipt by Note Agent of a completed and executed Funding Notice. Note Agent and each Purchaser shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Note on behalf of Administrative Co-Issuer until Note Agent receives written notice to the contrary. Note Agent and Purchasers shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(ii) Each Purchaser shall pay the purchase price for its Notes to Note Agent not later than 12:00 p.m. (New York City time) on the Funding Date, by wire transfer of same-day funds in Dollars, to Note Agent’s Account. Upon satisfaction or waiver of the conditions precedent specified herein, Note Agent shall make the proceeds of the Notes available on the Funding Date by causing an amount of same-day funds in Dollars equal to the proceeds of all Notes received by Note Agent from Purchasers to be credited to the Proceeds Collateral Account (or, to the extent provided in Section 2.4(e), the Tender Offer Account). Once credited to the Proceeds Collateral Account, the funds in the Proceeds Collateral Account shall be available in accordance with Section 2.4.

2.2 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All purchases of Notes shall be made by Purchasers simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Purchaser shall be responsible for any default by any other Purchaser in such other Purchaser’s obligation to purchase Notes hereunder nor shall any Commitment of any Purchaser be increased or decreased as a result of a default by any other Purchaser in such other Purchaser’s obligation to purchase Notes hereunder.

(b) Availability of Funds. Unless Note Agent shall have been notified by any Purchaser prior to the Funding Date that such Purchaser does not intend to make available to Note Agent the amount of such Purchaser’s Notes to be purchased on the Funding Date, Note Agent may assume that such Purchaser has made such amount available to Note Agent on the Funding Date and Note Agent may, in its sole discretion, but shall not be obligated to, make available to the Proceeds Collateral Account a corresponding amount on the Funding Date. If such corresponding amount is not in fact made available to Note Agent by such Purchaser, Note Agent shall be entitled to recover such corresponding amount on demand from such Purchaser together with interest thereon, for each day from the Funding Date until the date such amount is paid to Note Agent, at the customary rate set by Note Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate (as defined in the Second Lien Credit Agreement). If such Purchaser does not pay such corresponding amount forthwith upon Note Agent’s demand therefor, Note Agent shall promptly notify Administrative Co-Issuer, and the Co-Issuers shall immediately pay such corresponding amount to Note Agent together with interest thereon, for each day from the Funding Date until the date such amount is paid to Note Agent, at the rate payable hereunder for such Notes without any Make-Whole Amount or Liquidated Damages. In the event that any Purchaser defaults or indicates its intent to default in its obligation to purchase all of the Notes under its Commitment hereunder on the Funding Date, such Purchaser shall be deemed to be a Defaulting Purchaser for all purposes of this Agreement and, notwithstanding anything to the contrary in Section 2.21, either (1) Administrative Co-Issuer, by giving written notice to Note Agent and such Purchaser of its election to do so, or (2) Note Agent, by giving written notice to Administrative Co-Issuer and such Purchaser of its election to do so, shall be entitled (but not obligated) (x) to elect to cause such Purchaser (and such Purchaser hereby irrevocably agrees) to assign its Commitments in full to one or more Eligible Assignees in accordance with the provisions of Section 11.6 and (y) to execute and deliver such agreements and documentation on behalf of such Purchaser (and such execution shall be effective for purposes of documenting an assignment pursuant to Section 11.6), and such Purchaser or the Co-Issuers, at its election, shall pay any fees payable thereunder in connection with such assignment; provided, however, that (i) in the case of any such election by Administrative Co-Issuer to cause such Commitments to be assigned to any Eligible Assignee referred to in clause (b) or (c) of the definition thereof, such Eligible Assignee shall be acceptable to Note Agent, such acceptance not to be unreasonably withheld, and (ii) in the case of any such election by Note Agent to cause such Commitments to be assigned to any Eligible Assignee referred to in clause (b) or (c) of the definition thereof, such Eligible Assignee shall be acceptable to Administrative Co-Issuer, such acceptance not to be unreasonably withheld. The provisions of the preceding sentence shall not be construed to limit any rights or remedies that the Co-Issuers, the Note Agent or any Purchaser may have against the Defaulting Purchaser under this Agreement or applicable law. Nothing in this Section 2.2(b) shall be deemed to relieve any Purchaser from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Co-Issuers may have against any Defaulting Purchaser as a result of any default by such Defaulting Purchaser hereunder or to constitute a waiver of the condition set forth in Section 3.2 that no Purchaser shall be obligated to fund its Commitment on the Funding Date unless all Purchasers fund their respective Commitments on the Funding Date.

2.3 Use of Proceeds. The proceeds of the Notes shall be deposited into the Proceeds Collateral Account (or, to the extent provided in Section 2.4(e), the Tender Offer Account) on the Funding Date to be held and used in accordance with Section 2.4. No portion of the proceeds of any Note shall be used to purchase, directly or indirectly, any Margin Stock in any manner that causes or might cause such Note or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.4 Proceeds Collateral Account. (a) Deposit of Proceeds into Proceeds Collateral Account. On the Funding Date (i) Note Agent shall deposit the proceeds of the Notes into the Proceeds Collateral Account (or, to the extent provided in Section 2.4(e), the Tender Offer Account), (ii) pursuant to the First Lien Credit Agreement, the Co-Issuers shall cause the proceeds of the First Lien Loans (after certain deductions therefrom pursuant to the First Lien Credit Agreement) to be deposited into the Proceeds Collateral Account (or, to the extent provided in Section 2.4(e), the Tender Offer Account) and (iii) pursuant to the Second Lien Credit Agreement, the Co-Issuers shall cause the proceeds of the Second Lien Loans to be deposited into the Proceeds Collateral Account (or, to the extent provided in Section 2.4(e), the Tender Offer Account). Prior to the time of the funding of the Notes on the Funding Date, Holdings shall deposit into the Proceeds Collateral Account (or, to the extent provided in Section 2.4(e), the Tender Offer Account) additional Unrestricted Cash of Holdings such that, immediately after giving effect thereto and to the deposit therein of the proceeds of the Initial Financing contemplated by Section 3.2(i), the aggregate amount of Cash and Cash Equivalents in the Proceeds Collateral Account and the Tender Offer Account (after giving effect to the deposit of the proceeds of the Initial Financing) shall be at least equal to the accreted principal amount of all outstanding Existing Convertible Notes as of the date on which Holdings reasonably expects to be obligated to repay them (the “Accreted Amount”). To the extent that the Proceeds Collateral Bank allows funds in the Proceeds Collateral Account to be invested in Cash Equivalents, then so long as no Event of Default has occurred and is continuing, Vonage America may request Controlling Agent to instruct the Proceeds Collateral Bank to invest the funds in the Proceeds Collateral Account in such Cash Equivalents as Vonage America may from time to time direct and as approved by Controlling Agent (such approval not to be unreasonably withheld). If an Event of Default has occurred and is continuing, Controlling Agent shall have the sole right, but shall not be obligated, to cause the funds in the Proceeds Collateral Account to be invested in such Cash Equivalents as Controlling Agent may from time to time direct.

(b) Control of Proceeds Collateral Account. The Proceeds Collateral Account shall be subject to a Third Priority Lien in favor of Collateral Agent, for the benefit of the Secured Parties. Controlling Agent shall maintain exclusive control over the Proceeds Collateral Account at all times. Notwithstanding the foregoing and subject to clauses (c) and (d) below, (A) Vonage America shall have the right, from time to time but no more frequently than once each calendar month (unless Controlling Agent agrees to greater frequency), to request Controlling Agent to instruct the Proceeds Collateral Bank to transfer to the account specified by Vonage America in such request any interest and earnings on funds held in the Proceeds Collateral Account that have been credited to the Proceeds Collateral Account (each such transfer, an “Interest and Earnings Withdrawal” or a Withdrawal (as defined below)) as long as, both before and after giving effect to such Withdrawal, (i) no Default or Event of Default has occurred and is continuing and (ii) the amount of Cash and Cash Equivalents in the Proceeds Collateral Account exceeds the Accreted Amount remaining as of such date and (B) Vonage America, subject to clauses (c) and (d) below, shall be permitted to request Controlling Agent to instruct the Proceeds Collateral Bank to transfer to the account specified by Vonage America in such request funds from the Proceeds Collateral Account from time to time for the sole purpose of making a subordinated loan to Holdings (each such transfer, a “Subordinated Loan Withdrawal” or a Withdrawal) pursuant to one or more subordinated notes substantially in the form of Exhibit N (each a “Proceeds Note” and collectively, the “Proceeds Notes”) to enable Holdings to purchase the Existing Convertible Notes that have been tendered in the Tender Offer (the “Tendered Notes”) in the Tender Offer or otherwise to redeem, repurchase or repay the Existing Convertible Notes at or below the face amount thereof (provided that, in each case, such purchased, redeemed, repurchased or repaid Existing Convertible Notes are cancelled in full immediately thereafter) and for no other purpose so long as, both before and after giving effect to such Withdrawal, (i) no Event of Default described in Sections 8.1(a), (d), (f), (g), (i), (j)(ii) or (l) has occurred and is continuing and (ii) with respect to any breach in any material respect of any of the provisions set forth in Sections 5 and 6, no Event of Default has occurred and is continuing. In addition, so long as no Event of Default shall have occurred and be continuing and subject to clauses (c) and (d) below, on or after the ninety-fifth (95th) day after the date on which Holdings has repaid in full all Existing Convertible Notes that have exercised their right to be repaid on December 16, 2008 under the terms of such notes, Vonage America may request Controlling Agent to instruct the Proceeds Collateral Bank to transfer to the account specified by Vonage America in such request all remaining proceeds in the Proceeds Collateral Account (such transfer, a “Remaining Proceeds Withdrawal” or a Withdrawal), which shall be released to Vonage America without warranty of any kind; provided that Vonage America shall be prohibited from making a Remaining Proceeds Withdrawal if the aggregate then-accreted principal amount of Existing Convertible Notes that are outstanding on such 95th day equals or exceeds $5,000,000. Subject to the Intercreditor Agreement and subject to the prior payment of the First Lien Obligations and the Second Lien Obligations, upon the occurrence and during the continuance of an Event of Default, Controlling Agent may apply any and all amounts on deposit in the Proceeds Collateral Account to prepay the Obligations in any order or manner as Controlling Agent may deem advisable. No third party shall have any rights in or claims to the Proceeds Collateral Account, except (i) Permitted Depository Claims or (ii) pursuant to the Intercreditor Agreement as provided therein.

(c) Withdrawal Mechanics. The following procedures shall apply to any request from Vonage America to Controlling Agent to instruct the Proceeds Collateral Bank to transfer funds from the Proceeds Collateral Account as contemplated by clause (b) above (each such transfer shall be referred to generally as a “Withdrawal,” and the date on which such Withdrawal occurs, a “Withdrawal Date”).

(i) A Subordinated Loan Withdrawal shall be made in an aggregate minimum amount of $100,000 unless Controlling Agent otherwise agrees.

(ii) To request a Withdrawal, Administrative Co-Issuer shall deliver to Controlling Agent (with a copy to the Note Agent) a fully completed and executed

Withdrawal Notice no later than 10:00 a.m. (New York City time) at least three (3) Business Days in advance of the proposed Withdrawal Date; provided, that in connection with any Withdrawal being made on the Funding Date, such Withdrawal Notice shall be given at least one (1) Business Day in advance of such Withdrawal. Except for any Withdrawal Notice given in connection with a Withdrawal being made on the Funding Date, any Withdrawal Notice shall be irrevocable when given unless Controlling Agent otherwise agrees (such agreement not be unreasonably withheld). Controlling Agent, Note Agent and Holders may act without liability upon the basis of written, telecopied or telephonic notice believed by Controlling Agent in good faith to be from Administrative Co-Issuer (or from any Authorized Officer thereof designated in writing purportedly from such Co-Issuer to Controlling Agent). Controlling Agent, Note Agent and each Holder shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Withdrawal on behalf of such Co-Issuer unless Controlling Agent receives written notice from Administrative Co-Issuer to the contrary. Controlling Agent, Note Agent and Holders shall have no duty to verify the authenticity of the signature appearing on any written Withdrawal Notice.

(iii) Notice of receipt of each Withdrawal Notice shall be provided by Note Agent to each applicable Holder with reasonable promptness.

(iv) Upon satisfaction or waiver of the conditions precedent specified in this Section 2.4 with respect to a Withdrawal, if Note Agent is Controlling Agent at such time, it shall issue instructions to the Proceeds Collateral Bank to effect such Withdrawal in the amount and to the account specified in the applicable Withdrawal Notice.

(d) Conditions to Withdrawals. Each Co-Issuer’s right to request Withdrawals and to have instructions issued to the Proceeds Collateral Bank as contemplated by Section 2.4(c)(iv) are subject to the satisfaction or waiver in accordance with Section 11.5 of the following conditions precedent (and the other conditions set forth in this Section 2.4):

(i) Controlling Agent and Note Agent shall have received a fully completed and executed Withdrawal Notice;

(ii) in respect of a Withdrawal for purposes of making a subordinated loan to Holdings, an Authorized Officer of Vonage America shall have delivered to Controlling Agent (with a copy to the Note Agent) an officer’s certificate certifying that the proceeds of the proposed Withdrawal shall be used by Vonage America to make a subordinated loan to Holdings in the form of one or more Proceeds Notes to enable Holdings to redeem, repurchase or repay the Existing Convertible Notes at or below the face amount thereof and for no other purpose and that such Existing Convertible Notes will be immediately cancelled upon their repurchase by Holdings; and

(iii) Controlling Agent and Note Agent shall have received prior to any Withdrawal, an officer’s certificate certifying that all of the conditions to such Withdrawal contained in this Section 2.4 have been met (it being understood that if both this clause (iii) and clause (ii) above are applicable to the same Withdrawal, a single officer’s certificate containing the certifications required by both clauses may be delivered to each recipient).

(e) Tender Offer Account. In order to facilitate satisfaction of the condition set forth in Section 3.2(j) that the purchase of the Tendered Notes in the Tender Offer be completed concurrently with the issuance of the Notes on the Funding Date, Note Agent shall have the authority, but not the obligation, to make alternative arrangements reasonably satisfactory to Note Agent and Administrative Co-Issuer to cause some or all of the amounts that would otherwise be deposited into the Proceeds Collateral Account pursuant to Section 2.4(a) and 3.2(i) and then withdrawn in a Subordinated Loan Withdrawal pursuant to Section 2.4(b) for the purpose of purchasing Tendered Notes in the Tender Offer to instead be paid directly to the paying agent for the Tender Offer to be deposited into an account of the paying agent to be used to purchase Tendered Notes (the “Tender Offer Account”). The amount of any such direct deposit shall be deemed to have been first deposited with Administrative Co-Issuer and then withdrawn by Administrative Co-Issuer to make a subordinated loan to Holdings, which shall be evidenced by a Proceeds Note. Such deemed withdrawal shall be subject to the same conditions as Subordinated Loan Withdrawals are subject to except to the extent otherwise agreed by Note Agent in the reasonable exercise of its discretion. Upon such purchase, such Tendered Notes shall be cancelled in full immediately thereafter.

2.5 Evidence of Debt; Register; Holders’ Books and Records; Transfer and Exchange of Notes.

(a) Holders’ Evidence of Debt. (i) The Obligations of the Co-Issuers and the Guarantors pursuant hereto shall be evidenced by one or more Notes, substantially in the form attached hereto as Exhibit B, which are a part of this Agreement. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage (provided that any such notation, legend or endorsement required by usage is in a form acceptable to the Co-Issuers). The Co-Issuers shall provide any such notations, legends or endorsements to Note Agent in writing. Each Note shall be dated the date of its issuance. The Notes may, but need not, have the corporate seals of the Co-Issuers or facsimiles thereof affixed thereto or imprinted thereon. In the event of any inconsistency between a Note and the Register, the recordations in the Register shall govern, absent manifest error.

(ii) The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Agreement, and the Co-Issuers, the Guarantors and the Holders, by their execution and delivery of this Agreement and the Notes, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Agreement, the provisions of this Agreement shall govern and be controlling.

(iii) The Notes shall be executed on behalf of the Co-Issuers by one Officer of each Co-Issuer. The signature of each such Officer the Notes may be manual or facsimile. Typographic and other minor errors or defects in any such facsimile signature shall not affect the validity or enforceability of any Note. Notes bearing the manual or facsimile signature of an individual who was, at the time of the execution of the Notes, an Officer of a Co-Issuer shall bind such Co-Issuer, notwithstanding that such individual has ceased to hold such office prior to the execution and delivery of such Notes or did not hold such office at the date of execution of such Notes.

(iv) The Co-Issuers may execute and deliver Notes for original issue in an aggregate principal amount of up to $18,000,000. The Notes shall be issued only in registered form without coupons and shall initially be issued only in denominations of $100,000 in principal amount and any integral multiple of $1,000 in excess thereof. The Notes may subsequently be issued or registered in minimum denominations of $1,000 in principal amount and integral multiples of $1,000 in excess thereof.

(b) Register. Administrative Co-Issuer shall maintain at its Principal Office a register for the recordation of the names and addresses of Holders, the Commitments and the Notes of each Holder from time to time (the “Register”). The Register shall be available for inspection by Note Agent, and a redacted version of the Register showing the entries with respect to any Holder shall be available for inspection by such Holder, at any reasonable time and from time to time upon reasonable prior notice. Administrative Co-Issuer shall record in the Register the Commitments and the Notes, and each repayment or prepayment in respect of the principal amount of the Notes, and any such recordation shall be conclusive and binding on Note Agent and each Holder, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Purchasers’ Commitments or Co-Issuers’ Obligations in respect of any Note. Within three Business Days after the registration of the transfer or exchange of any Note pursuant to Section 2.5(c), Administrative Co-Issuer shall promptly notify Note Agent of such transfer and provide Note Agent with a copy of the updated Register reflecting such transfer or exchange together with such administrative details, tax forms and other information that Note Agent may reasonably request. Co-Issuers hereby designate Administrative Co-Issuer to serve as Co-Issuers’ agent for purposes of maintaining the Register as provided in this Section 2.5. Administrative Co-Issuer shall not be required to make registrations of transfer or exchange of Notes during any periods designated in the text of the Notes or in this Agreement as periods during which such registration of transfers and exchanges need not be made.

(c) Transfer and Exchange of Notes. When Notes are presented to Administrative Co-Issuer with a request to register the transfer of such Notes or to exchange such Notes for an equal aggregate principal amount of Notes of other authorized denominations, Administrative Co-Issuer shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Notes surrendered for transfer or exchange:

(i) shall be accompanied by a Assignment Agreement in the form of Exhibit E hereto, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii) are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (x), (y) or (z) below, and are accompanied by the following additional information and documents, as applicable:

(x) if such Notes are being delivered to Administrative Co-Issuer by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(y) if such Notes are being transferred to one of the Co-Issuers, a certification to that effect (in the form set forth in Exhibit E); or

(z) if such Notes are being transferred pursuant to an exemption from registration under the Securities Act, (i) a certification (in the form set forth in Exhibit E, if applicable) that such Note is being transferred to either (A) an “accredited investor” (pursuant to Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and was not formed for the specific purpose of acquiring the Notes or (B) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) and (ii) if such transfer relates to Notes with an aggregate principal amount of less than $100,000 and Administrative Co-Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to them or it as to the compliance with the restrictions set forth in the Legend.

As used in this Section 2.5(c), the term “transfer” includes any sale, pledge, transfer, loan, hypothecation or other disposition of any Note. Administrative Co-Issuer shall not be required to accept for registration of transfer or exchange any Note if the foregoing provisions of this Section 2.5(c) are not complied with. In addition to any other assignment or transfer permitted pursuant to this Section 2.5(c), any Holder may pledge and/or grant a security interest in, all or any portion of its Notes and the other Obligations owed to such Holder to secure obligations of such Holder, including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Holder, as between Co-Issuers and such Holder, shall be relieved of any of its obligations under this Agreement as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Holder” or be entitled to require the assigning Holder to take or omit to take any action hereunder.

Subject to the requirements of this Section 2.5(c), upon surrender for registration of transfer of any Note, together with a written instrument of transfer satisfactory to Administrative Co-Issuer duly executed by the Holder or such Holder’s attorney duly authorized in writing, at the office or agency of Administrative Co-Issuer, the Co-Issuers shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination or denominations, of a like aggregate principal amount. The Co-Issuers shall not charge a service charge for any registration of transfer or exchange, but the Co-Issuers may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed in connection with the transfer or exchange of the Notes from the Holder requesting such transfer or exchange. At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations, of a like aggregate principal amount upon surrender of the Notes to be exchanged, together with a written instrument of transfer satisfactory to Administrative Co-Issuer duly executed by the Holder or such Holder’s attorney duly authorized in writing, at the office or agency of Administrative Co-Issuer. Whenever any Notes are so surrendered for exchange, the Co-Issuers shall execute and deliver the Notes which the Holder making the exchange is entitled to receive.

(d) Actions of Holders Binding. Except as otherwise set forth in this Agreement, any such action taken by a Holder shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Notes issued in exchange or substitution therefor, irrespective of whether any notation in regard thereto is made upon such Note or any Note issued in exchange or substitution therefor.

(e) Legend. Notes shall bear a legend relating to the restrictions on transfer imposed on such Notes by the laws set forth on the form of Note attached hereto as Exhibit B setting forth such restrictions (collectively, the “Legend”), and such Notes shall be subject to such transfer restrictions. If Notes are issued upon the transfer, exchange or replacement of Notes bearing the Legends, the Notes so issued shall bear the Legend. Notwithstanding the foregoing, upon the sale of such Note pursuant to a registration statement that is effective at the time of such sale, the Co-Issuers may execute and deliver a Note that does not bear the Legend. The restrictions imposed by the Legend upon the transferability of any Note shall cease and terminate upon removal of the Legend. If the Legend is removed from the face of a Note and the Note is subsequently held by the Co-Issuers or an Affiliate (which, for purposes of this sentence, shall not give effect to the last sentence of the definition of “Affiliate”) of the Co-Issuers, the Legend shall be reinstated.

(f) Replacement Notes. If (i) any mutilated Note is surrendered to Administrative Co-Issuer, or (ii) the Co-Issuers and Administrative Co-Issuer receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Co-Issuers and Administrative Co-Issuer such Note and/or indemnity as may be required by Co-Issuers to save each of them harmless, then, in the absence of notice to the Co-Issuers that such Note has been acquired by a bonafide purchaser, the Co-Issuers shall execute and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a certificate number not contemporaneously outstanding. In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Co-Issuers in their discretion may, instead of issuing a new Note, pay or purchase such Note, as the case may be. Upon the issuance of any new Notes under this Section 2.5(f), the Co-Issuers may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of Note Agent, if any) connected therewith. Every new Note issued pursuant to this Section 2.5(f) in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an additional obligation of the Co-Issuers and shall be entitled to all benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder. The provisions of this Section 2.5(f) are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

(g) Outstanding Notes. Notes outstanding at any time are all the Notes executed and delivered by the Co-Issuers, except for those cancelled by them, those delivered to them for cancellation and those described in this Section 2.5(g) as not outstanding. A Note does not cease to be outstanding because the Co-Issuers, the Guarantors, a Subsidiary or an Affiliate of any of them holds the Note; provided, however, that in determining whether the Holders of the requisite principal amount of Notes have given or concurred in any request, demand, authorization, direction, notice, consent, waiver, or other act hereunder, Notes owned by the Credit Parties, a Subsidiary of the Credit Parties or an Affiliated Holder or any other obligor upon the Notes shall be disregarded and deemed not to be outstanding, except that, in determining whether Note Agent shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other act, only Notes which a Responsible Officer of Note Agent actually knows to be so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time of such determination shall be considered in any such determination (including, without limitation, determinations pursuant to Section 11.5). If a Note is replaced pursuant to Section 2.5(f), it ceases to be outstanding unless the Co-Issuers receive proof satisfactory to it that the replaced Note is held by a bonafide purchaser. If Note Agent holds, in accordance with this Agreement on the Stated Maturity Date, money or Notes, if permitted hereunder, sufficient to pay Notes payable on that date, then from and after such Stated Maturity Date, as the case may be, such Notes shall cease to be outstanding and interest and Additional Amounts, if any, on such Notes shall cease to accrue. If a Note is converted in accordance with Section 2.11(b) or Section 10, then from and after the Conversion Date, such Note shall cease to be outstanding, and interest and Additional Amounts, if any, shall cease to accrue and the rights of the Holders therein shall terminate (other than the right to receive the Settlement Shares).

(h) Cancellation. All Notes surrendered for payment, conversion or registration of transfer or exchange shall, if surrendered to any person other than Administrative Co-Issuer, be delivered to Administrative Co-Issuer and shall be promptly cancelled by it. The Co-Issuers may at any time deliver to Administrative Co-Issuer for cancellation any Notes previously executed and delivered hereunder which the Co-Issuers may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by Administrative Co-Issuer. The Co-Issuers may not issue new Notes to replace Notes they have paid or delivered to Administrative Co-Issuer for cancellation other than in connection with registrations of transfer or exchange or that any Holder has converted pursuant to Section 10. No Notes shall be executed in lieu of or in exchange for any Notes cancelled as provided in this Section, except as expressly permitted by this Agreement. All cancelled Notes held by Administrative Co-Issuer shall be disposed of by Administrative Co-Issuer in accordance with Administrative Co-Issuer’s customary procedures.

(i) Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Co-Issuers, the Guarantors, Note Agent, Administrative Co-Issuer and any agent of the foregoing may treat the person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of the principal amount of the Note or any portion thereof, or the payment of any Make-Whole Amount in respect thereof, and interest, Additional Amounts or Liquidated Damages thereon, for the purpose of conversion and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Co-Issuers, the Guarantors, Note Agent, Administrative Co-Issuer nor any agent of the foregoing shall be affected by notice to the contrary.

(j) CUSIP Numbers. The Co-Issuers may issue the Notes with one or more “CUSIP,” “ISIN” or other similar numbers (if then generally in use), and, if so, Note Agent shall use “CUSIP,” “ISIN” or other similar numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such purchase shall not be affected by any defect in or omission of such numbers. The Co-Issuers shall promptly notify Note Agent of any change in the “CUSIP,” “ISIN” or other similar numbers.

2.6 Interest on Notes.

For each of the interest periods from the date of this Agreement through the interest period ending on October 30, 2011 (the “Initial Interest Periods”), interest (“Initial Interest”) shall accrue on the sum of (x) the principal amount of the Notes plus (y) all Initial Interest that had accrued as of the beginning of such Initial Interest Period, at a rate of 20.00% per annum, compounding on each Interest Payment Date, and may be paid (in whole and not in part) in cash by the Co-Issuers on October 31, 2011. For each of the interest periods after the interest period ending on October 30, 2011 (the “Subsequent Interest Periods”), if the Initial Interest has not been paid in full on October 31, 2011, interest shall accrue on the Initial Interest and any interest accrued thereon, at a rate of 20.00% per annum, compounding on each Interest Payment Date, and shall be payable by the Co-Issuers in cash on the Stated Maturity Date. For each of the Subsequent Interest Periods, if the First Lien Obligations outstanding under the First Lien Credit Agreement have been Refinanced in full as of the beginning of such Subsequent Interest Period, interest shall accrue at a rate of 20.00% per annum on the principal amount of the Notes and shall be payable by the Co-Issuers in cash, in arrears, on each Interest Payment Date. For each of the Subsequent Interest Periods, if the First Lien Obligations outstanding under the First Lien Credit Agreement have not been Refinanced in full as of the beginning of such Subsequent Interest Period, (i) interest shall accrue at a rate of 14.00% per annum on the principal amount of the Notes and shall be payable by the Co-Issuers in cash, in arrears, on each Interest Payment Date, and (ii) interest shall accrue on each Interest Payment Date at a rate of 6.00% per annum on the principal amount of Notes (“Unpaid Subsequent Interest”) and shall be payable by the Co-Issuers on the Stated Maturity Date. For each of the Subsequent Interest Periods, interest (“Accruing Subsequent Interest”) shall accrue at a rate of 20.00% per annum, compounding on each Interest Payment Date, on the sum of (x) the amount of Unpaid Subsequent Interest that had accrued as of the beginning of such Subsequent Interest Period (if any) plus (y) the amount of Accruing Subsequent Interest that had accrued as of the beginning of such Subsequent Interest Period (if any), and shall be payable by the Co-Issuers on the Stated Maturity Date.

Interest on the Notes that is payable on each Interest Payment Date shall accrue for the period commencing on and including the immediately preceding Interest Payment Date or, if no interest has been paid, from and including the date of issuance and ending on and including the day preceding such Interest Payment Date. The first interest period shall commence on and include the Funding Date and end on and exclude October 31, 2008. Interest will be computed on the basis of a 360-day year of twelve 30-day months and actual days elapsed. Interest payable on any Interest Payment Date shall be payable to Persons who are registered Holders of Notes at the Close of Business on the Interest Record Date immediately preceding the Interest Payment Date, even if such Notes are canceled after such Interest Record Date and on or before such Interest Payment Date. Within two Business Days after each Interest Record Date, Administrative Co-Issuer shall provide to Note Agent a copy of the Register as of such Interest Record Date, together with such other relevant administrative details, tax forms and other information as Note Agent may reasonably request in connection with the payment of the interest on the relevant Interest Payment Date.

2.7 Representations, Warranties and Agreements of the Purchaser. Each Purchaser, severally and not jointly, hereby represents and warrants to and covenants with the Co-Issuers, as of, unless otherwise specified, the Effective Date and as of the Funding Date, as follows:

(a) Organization. If such Purchaser is not a natural person, such Purchaser is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Authorization. If such Purchaser is not a natural person, such Purchaser has all requisite corporate, limited liability company, partnership or similar power to enter into this Agreement and to carry out and perform its obligations hereunder and thereunder, and all corporate, member or partnership action on the part of such Purchaser or its stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement has been taken. Assuming this Agreement constitutes the legal, valid and binding agreement of the Co-Issuers, this Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and except that the indemnification provisions of this Agreement may be unenforceable.

(c) Consents. Such consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation by such Purchaser of the other transactions contemplated herein have been obtained or made, other than (i) the expiration or termination of the applicable waiting period under the HSR Act or any applicable requirements under foreign law in connection with the issuance of Common Stock to such Purchaser upon conversion of the Notes, and (ii) such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a material, adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

(d) Sophistication. Such Purchaser (i) is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Notes, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Notes and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment; (ii) is acquiring the Notes in the ordinary course of its business and for its own account or the account of another Qualified Investor (as defined below) for investment purposes only and with no present intention of distributing any of such Notes or any arrangement or understanding with any other persons regarding the distribution of such Notes; and (iii) will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Notes except in compliance with the Securities Act and any applicable state securities laws. Such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the resale of the Notes.

(e) Qualified Investor. Such Purchaser is either (i) an “accredited investor” (pursuant to Rule 501(a) of Regulation D under the Securities Act) and was not formed for the specific purpose of acquiring the Notes or (ii) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

(f) Non-public Offering. Such Purchaser understands and acknowledges that the Notes are being offered in transactions not involving any public offering within the meaning of the Securities Act, that the initial offering and issuance of the Notes has not been registered under the Securities Act or any other securities law and that (i) if in the future it decides to resell, pledge or otherwise transfer any Notes that it purchases hereunder, those Notes, absent an effective registration statement under the Securities Act, may be resold, pledged or transferred only pursuant to an applicable exemption from registration under the Securities Act in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that (ii) it will, and each subsequent holder of any of the Notes that it purchases in this offering is required to, notify any subsequent purchaser of such Notes from it or subsequent holders, as applicable, of the resale restrictions referred to in clause (i) above.

(g) Legend. Such Purchaser understands that the Notes will bear a restrictive legend in substantially the form to be set forth in the Form of Note substantially in the form of Exhibit B. The legend set forth above shall be removed and Holdings shall issue a certificate without such legend to the holder of any Security only under the circumstances provided in this Agreement and the Note.

(h) No Endorsement. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Notes or the fairness or suitability of the investment in the Notes nor have such authorities passed upon or endorsed the merits of the offering of the Notes.

(i) Reliance on Information. Such Purchaser (other than Note Agent) acknowledges that the only information on which it is relying in making its investment decision with respect to the Notes consists of the reports and other materials (the “Exchange Act Filings”) filed by Holdings with the SEC pursuant to the Exchange Act and the other information listed on Schedule 2.7(i) hereto, which was provided by or on behalf of the Co-Issuers with the assistance of Miller Buckfire & Co., LLC as the Company’s investment banker and arranger relating to the Notes. Such Purchaser has conducted its own investigation of the Co-Issuers and the terms of the Notes, has had access to Holdings’ public filings with the SEC and to such financial and other information deemed by such Purchaser necessary in connection with the decision to purchase the Notes.

(j) Acknowledgment. To the extent that such Purchaser or any of its Affiliates holds any of the Existing Convertible Notes, such Purchaser acknowledges that, except pursuant to the Tender Offer, neither Holdings nor any of its subsidiaries or agents or representatives has, directly or indirectly: (1) purchased or offered to purchase any of the outstanding Existing Convertible Notes of such Purchaser or any of its Affiliates or exchanged or offered to exchange for any consideration (including, without limitation, for cash, securities, property or otherwise) the outstanding Existing Convertible Notes of such Purchaser or any of its Affiliates, other than pursuant to the Tender Offer at par for the Existing Convertible Notes or (2) paid or caused to be paid any consideration, whether by way of interest, fees or otherwise, to such Purchaser or its Affiliates for or as inducement to any consent, waiver or amendment of any of the terms or provisions of such applicable person’s outstanding Existing Convertible Notes.

(k) Reliance on Acknowledgements. Such Purchaser acknowledges that the Credit Parties, Note Agent and the other Purchasers will rely upon the accuracy of the acknowledgements, representations and agreements contained in this Section 2.7. Such Purchaser agrees that if any of the acknowledgements, representations or agreements such Purchaser is deemed to have been made by its purchase of the Notes is no longer accurate, it shall promptly notify Holdings. If such Purchaser is purchasing Notes as a fiduciary or agent for one or more investor accounts, such Purchaser represents that it has sole investment discretion with respect to each of those accounts and full power to make the above acknowledgements, representations and agreements on behalf of each account.

(l) Purchaser’s Financing. At the Funding Date, such Purchaser has all funds necessary to pay the Co-Issuers the purchase price for the Notes being purchased by such Purchaser hereby in immediately available funds.

(m) Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Co-Issuers would be required to pay.

2.8 Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Notes or any overdue fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable on demand at a rate that is three percent (3.00%) per annum in excess of the aggregate interest rate otherwise payable hereunder with respect to the applicable Notes (which aggregate interest rate, for the avoidance of doubt, shall be 20.00% per annum) or, in the case of any such fees and other amounts, at a rate which is three percent (3.00%) per annum in excess of the aggregate interest rate otherwise payable hereunder with respect to the Notes at the time on such fees and other amounts. Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Note Agent or any Purchaser.

2.9 Fees.

(a) Co-Issuers agree to pay to Agents for their own account all fees specified in the Fee Letter in the amounts and at the times specified therein and to Agents such other fees in the amounts and at the times separately agreed upon.

(b) The Co-Issuers agree to pay a fee (the “Commitment Fee”) to Note Agent for the ratable account of the Purchasers in an aggregate amount equal to the Commitment Fee Rate multiplied by the aggregate amount of the Note Commitments for the number of days in the period from and including October 10, 2008 up to but excluding the earlier of (i) the Funding Date and (ii) the Outside Date, computed on the basis of a 360-day year for the actual number of days elapsed during the period in which they accrue. Except as provided in the next sentence, the Commitment Fee shall be due and payable on the earlier of (i) the Funding Date and (ii) the Outside Date. In the event that the Funding Date does not occur on or before the Outside Date because a Defaulting Purchaser (unless such Defaulting Purchaser is Jeffrey Citron, any Majority-Owned Affiliate of his, or any NEA Related Fund) fails to fund when all other conditions to funding listed in Section 3.2 have been or will concurrently be satisfied, then the Co-Issuers shall not be required to pay the Commitment Fee to any Purchaser.

(c) The Co-Issuers agree that, once paid, the fees payable to the Purchasers (other than those fees paid to any Defaulting Purchaser) pursuant to this Section 2.9 shall not be refundable under any circumstances. Without limiting the generality of the foregoing, the Co-Issuers hereby acknowledge that all fees payable to the Purchasers pursuant to this Section 2.9 are fully earned as of the Funding Date (or, in the case of the Commitment Fee if the Funding Date has not occurred, the Outside Date).

2.10 Representations and Warranties of the Credit Parties Relating to the Purchase and Sale of the Notes. In order to induce Purchasers to enter into this Agreement and to purchase the Notes issued pursuant to this Agreement, each Credit Party represents and warrants to each Purchaser, on the Effective Date and on the Funding Date (it being understood that the representations made under this Section 2.10 are made only as of the Effective Date and as of the Funding Date and are not being made as of any subsequent date), that the following statements are true and correct:

(a) Subject to the Purchasers’ representations and warranties set forth in Section 2.7(d), (e), (f), (g) and (h) being true and correct, it is not necessary in connection with the offer and sale of the Notes (and the related Guaranties) to the Purchasers pursuant to this Agreement to register the Notes under the Securities Act. No form of general solicitation or general advertising within the meaning of Regulation D (including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) was used or will be used by the Credit Parties or any of their respective representatives in connection with the offer and sale of the Notes (and the related Guaranties).

(b) The Credit Parties and their respective Controlled Affiliates have not taken nor will take, directly or indirectly, any action designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Credit Parties in connection with the offering of the Notes (and the related Guaranties).

(c) None of the Credit Parties or any of their respective Controlled Affiliates have taken or will take any action prohibited by Regulation M under the Exchange Act, in connection with the offering of the Notes (and the related Guaranties).

2.11 Redemption and Mandatory Conversion.

(a) No Repurchase at the Option of the Co-Issuers. The Notes may not be redeemed at the option of the Co-Issuers. To the extent any prepayments of the Notes are made in spite of the foregoing (including, without limitation, as a result of a bankruptcy of one or both of the Co-Issuers or acceleration pursuant to Section 8.1, but excluding any repurchase in a tender offer made in accordance with Section 6.25), the amount to be prepaid shall equal the sum of the Make-Whole Amount and Liquidated Damages for such Notes.

(b) Mandatory Conversion.

(i) On or after the third anniversary of the Funding Date, Holdings may, by written notice (a “Mandatory Conversion Notice”) to Note Agent and to each of the Holders:

(A) Cause the automatic conversion into Common Stock at the then Applicable Conversion Rate, of up to an aggregate principal amount of the then-outstanding Notes such that the aggregate principal amount of Notes outstanding after such conversion is not less than $12,000,000, if the Common Stock has, as of the Trading Day prior to the date the Mandatory Conversion Notice is given, a 30-Day VWAP of greater than $3.00 per share;

(B) Cause the automatic conversion into Common Stock at the then Applicable Conversion Rate, of up to an aggregate principal amount of the then-outstanding Notes such that the aggregate principal amount of Notes outstanding after such conversion is not less than $6,000,000, if the Common Stock has, as of the Trading Day prior to the date the Mandatory Conversion Notice is given, a 30-Day VWAP of greater than $4.50 per share; and

(C) Cause the automatic conversion into Common Stock at the then Applicable Conversion Rate, of up to all of the then-outstanding Notes, if the Common Stock has, as of the Trading Day prior to the date the Mandatory Conversion Notice is given, a 30-Day VWAP of greater than $6.00 per share.

All of the stock prices used in the foregoing clauses (A), (B) or (C) shall be subject to proportional adjustment in a manner similar to the adjustment that would be made to the Applicable Conversion Price from the application of Section 10.4(a) to the Applicable Conversion Rate, as determined reasonably by Note Agent. Notwithstanding the foregoing, Holdings may not issue a Mandatory Conversion Notice if (1) another Mandatory Conversion Notice has been given in the preceding 90 days; (2) Holdings, Jeffrey Citron or any of their respective Controlled Affiliates purchases or takes call equivalent positions (within the meaning of Rule 16a-1(h) under the Exchange Act) with respect to, the Common Stock (or any derivative securities relating thereto) on the open market during the period when the relevant 30-Day VWAP is measured; or (3) any Default or Event of Default shall have occurred and be continuing.

(ii) The conversion of the Notes pursuant to this Section 2.11(b) shall occur on the 20th Trading Day after the date the Mandatory Conversion Notice is given to the Holders. The conversion mechanics of Section 10.3 shall apply to the conversion of the Notes pursuant to this Section 2.11(b), except that the “Conversion Date” shall be the 20th Trading Day after the date the Mandatory Conversion Notice is given to the Holders, and the “Conversion Settlement Date” shall be the third Trading Day after the Conversion Date. Holders of Notes shall surrender their Notes for conversion pursuant to this Section 2.11(b) on the Conversion Date; provided, however, that the surrender of a Note for conversion by the Holder thereof shall not be a condition to the automatic conversion of such Note into Common Stock pursuant to this Section 2.11(b). Notwithstanding anything to the contrary herein, the mandatory conversion of a Note shall not occur, and the Mandatory Conversion Notice shall be deemed revoked automatically with respect to such Note if, as of the Conversion Settlement Date, (1) the shares of Common Stock issuable upon conversion of such Note are not able to be sold under the Registration Statement, and (2) the shares of Common Stock issuable upon conversion of such Note are not otherwise able to be sold under Rule 144 under the Securities Act without limitation as to volume or manner of sale by the holder thereof. The Co-Issuers shall comply with all applicable securities laws in the conversion of Notes pursuant to this Section 2.11(b).

(iii) The Mandatory Conversion Notice shall state:

(A) The aggregate principal amount of Notes to be converted pursuant to Section 2.11(b);

(B) The aggregate principal amount of Notes then outstanding;

(C) Which subpart of Section 2.11(b)(i) is being relied upon to entitle Holdings to send out the Mandatory Conversion Notice;

(D) Reasonably detailed price and volume information for the Common Stock and calculations demonstrating that the conditions described in the relevant subpart of Section 2.11(b)(i) have been met;

(E) If not all of the outstanding Notes are to be converted, that each Holder’s pro rata portion of the Notes it holds will be converted;

(F) The date on which the conversion will occur;

(G) The Applicable Conversion Rate then in effect;

(H) The CUSIP, “ISIN” or other similar number(s), if any, as the case may be, of the Notes being converted;

(I) That interest on the Notes to be converted shall cease to accrue from and after the Conversion Date; and

(J) That the Notes to be converted must be surrendered for conversion on or prior to the Conversion Date.

(iv) If Holdings elects to exercise its mandatory conversion right pursuant to this Section 2.11(b) with respect to less than all of the Notes then outstanding, then the Notes of each Holder to be converted shall be selected on a pro rata basis, based on the proportion of the aggregate outstanding principal amount of Notes held by such Holder; provided, however, that the aggregate principal amount of Notes of any Holder to be converted pursuant this Section 2.11(b) shall be rounded down to the nearest integral multiple of $1,000; and provided further, however, that if as a result of such conversion, the aggregate principal amount of Notes held by such Holder would be less than $1,000, such Holder’s Notes shall be converted in full.

(c) Mandatory Redemption. The Co-Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

2.12 [Intentionally Omitted].

2.13 [Intentionally Omitted].

2.14 General Provisions Regarding Payments.

(a) The Co-Issuers shall make all payments in respect of the Notes on the dates and in the manner provided in the Notes or pursuant to this Agreement. All payments made by Co-Issuers of principal, interest, the Make-Whole Amount, Liquidated Damages, Additional Amounts (other than Additional Amounts payable under the Registration Rights Agreement with respect to shares of Common Stock, which shall be paid to the record holder thereof), fees and other Obligations payable in cash shall be made in Dollars in same-day funds, without, recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to Note Agent (provided that any payments made pursuant to Section 10.3(b) shall be made to the relevant Holder and not to Note Agent) not later than 12:00 p.m. (New York City time) on the date due to Note Agent’s Account for the account of Holders or Note Agent, as applicable; funds received by Note Agent after that time on such due date shall be deemed to have been paid by Co-Issuers on the next Business Day.

(b) All payments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest and Additional Amounts (if any) accrued on the principal amount being repaid or prepaid and any Make-Whole Amount and Liquidated Damages, as applicable, payable in connection therewith.

(c) Note Agent shall promptly distribute to each Holder at such address as such Holder shall indicate in writing, such Holder’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Note Agent. Within three Business Days after each Interest Record Date, Administrative Co-Issuer shall provide to Note Agent a copy of the Register as of such Interest Record Date, together with such other relevant administrative details, tax forms and other information as Note Agent may reasonably request in connection with the payment of the interest on the relevant Interest Payment Date.

(d) If any Interest Payment Date, Stated Maturity Date, Conversion Settlement Date or other date when payment is required to be made under this Agreement falls on a day that is not a Business Day, then the required payment will be made on the next succeeding Business Day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the Interest Payment Date, Stated Maturity Date, Conversion Settlement Date or other payment date, as the case may be, to that next succeeding Business Day.

(e) Note Agent shall deem any payment by or on behalf of Co-Issuers hereunder that is not made in same-day funds prior to 12:00 p.m. (New York City time) to be a nonconforming payment. Any such payment shall not be deemed to have been received by Note Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Interest shall continue to accrue on any principal as to which a nonconforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.8 from the date such amount was due and payable until the date such amount is paid in full.

(f) If an Event of Default shall have occurred and not otherwise been waived and any remedy shall have been exercised pursuant to Section 8, all payments or proceeds received by Agents hereunder in respect of any of the Obligations shall be applied first, to pay any costs and expenses then due Collateral Agent in connection with the foreclosure or realization upon, the disposal, storage, maintenance or otherwise dealing with any of, the Collateral or otherwise, and indemnities and other amounts then due to Collateral Agent under the Credit Documents until paid in full, second, to pay any costs, expenses, indemnities, fees or premiums then due to Note Agent under the Credit Documents until paid in full, third, ratably to pay any expenses or indemnities then due to any of the Holders under the Credit Documents, until paid in full, fourth, ratably to pay interest and Additional Amounts (if any) due in respect of the Notes until paid in full, and fifth, ratably to pay any Make-Whole Amount and Liquidated Damages then due to the Holders under the Credit Documents until paid in full.

2.15 Ratable Sharing. Holders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Notes made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Holder hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Holder) which is greater than the proportion received by any other Holder in respect of the Aggregate Amounts Due to such other Holder, then the Holder receiving such proportionately greater payment shall (A) notify Note Agent and each other Holder of the receipt of such payment and (B) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the

Aggregate Amounts Due to the other Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Holders in proportion to the Aggregate Amounts Due to them; provided, (x) if all or part of such proportionately greater payment received by such purchasing Holder is thereafter recovered from such Holder upon the bankruptcy or reorganization of any Co-Issuer or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Holder ratably to the extent of such recovery, but without interest and (y) the provisions of this Section 2.15 shall not be construed to apply to any payment made by Co-Issuers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Holder from any transferee, assignee or participant as consideration for the transfer, assignment or sale of a participation in any of its Notes to such transferee, assignee or participant, other than to any Credit Party or any Subsidiaries thereof (as to which the provisions of this Section 2.15 shall apply). Co-Issuers expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by any Co-Issuer to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.16 [Intentionally Omitted].

2.17 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.18 (which shall be controlling with respect to the matters covered thereby), in the event that any Holder shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Holder with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi governmental authority (whether or not having the force of law): (i) subjects such Holder (or its applicable lending office) to any additional Tax (other than any Tax on the Overall Net Income of such Holder) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Holder (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Holder; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Holder (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Holder of agreeing to purchase or hold Notes hereunder or to reduce any amount received or receivable by such Holder (or its applicable lending office) with respect thereto; then, in any such case, Co-Issuers shall promptly pay to such Holder, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder in its sole discretion shall determine) as may be necessary to compensate such Holder for any such increased cost or reduction in amounts received or receivable hereunder. Such Holder shall deliver to Administrative Co-Issuer (with a copy to Note Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder under this Section 2.17(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Notwithstanding the above, the Co-Issuer shall not be required to compensate such Holder for any amount incurred more than one hundred and eighty (180) days prior to the date that such Holder notifies the relevant Co-Issuer of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) Capital Adequacy Adjustment. In the event that any Holder shall have determined that the adoption, effectiveness, phase in or applicability after the Effective Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Holder (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Holder or any corporation controlling such Holder as a consequence of, or with reference to, such Holder’s Commitments, Notes or participations therein or other obligations hereunder with respect to the Notes to a level below that which such Holder or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Holder or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Administrative Co-Issuer from such Holder of the statement referred to in the next sentence, Co-Issuers shall pay to such Holder such additional amount or amounts as will compensate such Holder or such controlling corporation on an after tax basis for such reduction. Such Holder shall deliver to Administrative Co-Issuer (with a copy to Note Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Holder under this Section 2.17(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.18 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other taxing jurisdiction from or to which a payment is made by or on behalf of any Credit Party, excluding, in the case of Note Agent and each such Holder, any Tax on the Overall Net Income of each such Person and any Tax Related Person.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable under any of the Credit Documents: (i) Administrative Co-Issuer shall notify Note Agent of any such requirement or any change in any such requirement as soon as reasonably practicable after the relevant Co-Issuer becomes aware of it; (ii) the relevant Credit Party shall pay such Tax to the relevant Governmental Authority before the date on which penalties attach thereto; (iii) the sum payable by such Credit Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that, after any such deduction or withholding, Note Agent or such Holder, as the case may be, and each of their Tax Related Persons receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required; and (iv) within thirty (30) days after making any such deduction or withholding, the Administrative Co-Issuer shall deliver to Note Agent evidence satisfactory to Note Agent of such deduction or withholding and of the remittance thereof to the relevant taxing or other authority.

(c) Other Taxes. In addition, the Credit Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Credit Parties shall deliver to Note Agent official receipts or other evidence of such payment reasonably satisfactory to Note Agent in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(d) Indemnification. The Credit Parties shall indemnify each Agent and each Holder, within ten (10) days after written demand therefor, for the full amount of any Taxes paid or incurred by such Agent or such Holder or their respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with any Credit Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable costs and expenses incurred in enforcing the provisions of this Section 2.18; provided, however, that the Credit Parties shall not be required to indemnify the Agents and Holders for (i) any Taxes that would be excluded from a gross-up under Section 2.18(b), (ii) in duplication of Taxes covered by Section 2.18(b) or (c) or (iii) Taxes on the Overall Net Income, other than in the case of (A) any matters addressed in Section 2.18(c) and any indemnification thereof and (B) any payments of expenses and costs made pursuant to this Section 2.18(d)(iii)(A), in which instances any such indemnification shall be made on an after-Tax basis, such that after all required deductions and payments of all Taxes (including Taxes on the Overall Net Income applicable to amounts covered by this Section 2.18(d)(iii)(A) or (B), the Agents, the Holders and each of their respective Tax Related Persons receives and retains an amount equal to the sum it would have received and retained had it not paid or incurred or been subject to such Taxes or expenses and costs. A certificate from the relevant Holder or Agent, setting forth in reasonable detail the basis and calculation of such Taxes, shall be conclusive, absent manifest error. Each Agent and each Holder hereby agrees to cooperate with the Administrative Co-Issuer in taking such actions as may be reasonably requested of it to pursue from the relevant Governmental Authority all available means for obtaining a refund for the benefit of the Administrative Co-Issuer of any Taxes that have been the subject of an indemnification payment hereunder; provided, that (i) the Administrative Co-Issuer has agreed in writing to pay all of such Agent’s or such Holder’s out-of-pocket costs and expenses relating to such claim, (ii) such Agent or such Holder determines, in its good faith judgment, that it would not be disadvantaged, unduly burdened, or prejudiced as a result of such actions and (iii) the Administrative Co-Issuer furnishes, upon request of such Agent or such Holder, an opinion of tax counsel (such opinion and such counsel to be reasonably acceptable to such Agent or such Holder) to the effect that such Taxes were wrongly or illegally imposed.

(e) Evidence of Exemption From U.S. Withholding Tax. Each Holder that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Holder”) shall deliver to Note Agent for transmission to Administrative Co-Issuer, on or prior to the Effective Date (in the case of each Holder listed on the signature pages hereof on the Effective Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be necessary in the determination of Administrative Co-Issuer or Note Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Holder, and such other documentation required under the Internal Revenue Code and reasonably requested by Administrative Co-Issuer if such forms or documentation would establish that any payments to such Holder of principal, interest, fees or other amounts under any of the Credit Documents are not subject to deduction or withholding of United States federal income tax or are subject to deduction or withholding at a reduced rate, or (ii) if such Holder is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Holder, and such other documentation required under the Internal Revenue Code and reasonably requested by Administrative Co-Issuer if such forms, certificates or documentation would establish that such Holder is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Holder of interest payable under any of the Credit Documents. Each Holder required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.18(e) hereby agrees, from time to time after the initial delivery by such Holder of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Holder shall promptly deliver to Note Agent for transmission to Administrative Co-Issuer two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate Regarding Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Holder, and such other documentation required under the Internal Revenue Code and reasonably requested by the Administrative Co-Issuer if such forms, certificates or other evidence would confirm or establish that such Holder is not subject to deduction or withholding of United States federal income tax with respect to payments to such Holder under the Credit Documents or is subject to deduction or withholding at a reduced rate, or notify Note Agent and Co-Issuer of its inability to deliver any such forms, certificates or other evidence. Co-Issuers shall not be required to pay any additional amount to any Non-U.S. Holder under Section 2.18(b) if such Holder shall have failed to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.18(e) that it is legally entitled to deliver and that would have confirmed or established that such Holder is not subject to deduction or withholding of United States federal income tax with respect to payments to such Holder under the Credit Documents or is subject to deduction or withholding at a reduced rate; provided, if such Holder shall have satisfied the requirements of the first sentence of this Section 2.18(e) on the Effective Date or on the date of the Assignment Agreement pursuant to which it became a Holder, as applicable, nothing in this last sentence of Section 2.18(e) shall relieve Co-Issuers of their obligation to pay any additional amounts pursuant this Section 2.18 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Holder is no longer entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Holder is not subject to withholding as described herein. Nothing in this Section 2.18 shall be construed to require a Holder or Agent to provide any forms or documentation that it is not legally entitled to provide.

2.19 Obligation to Mitigate. Each Holder agrees that, as promptly as practicable after the officer of such Holder responsible for administering its Notes becomes aware of the occurrence of an event or the existence of a condition that would entitle such Holder to receive payments under Section 2.17 or 2.18, it will, to the extent not inconsistent with the internal policies of such Holder and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Notes through another office of such Holder, or (b) take such other measures as such Holder may deem reasonable, if as a result thereof or the additional amounts which would otherwise be required to be paid to such Holder pursuant to Section 2.17 or 2.18 would be materially reduced and if, as determined by such Holder in its sole discretion, the making, issuing, funding or maintaining of such Notes through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Notes or the interests of such Holder; provided, such Holder will not be obligated to utilize such other office pursuant to this Section 2.19 unless Co-Issuers agree to pay all costs and expenses incurred by such Holder as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Co-Issuers pursuant to this Section 2.19 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Holder to Administrative Co-Issuer (with a copy to Note Agent) shall be conclusive absent manifest error.

2.20 Defaulting Purchasers. Anything contained herein to the contrary notwithstanding, in the event that any Purchaser, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Purchaser”) in its obligation to fund (a “Funding Default”) any Note (a “Defaulted Note”), then (a) during any Default Period with respect to such Defaulting Purchaser, such Defaulting Purchaser shall be deemed not to be a “Purchaser” or “Holder” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents and shall not be entitled to receive or retain any Commitment Fee that is payable to or for the account of such Purchaser; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Purchaser shall have been reduced to zero, (i) any voluntary prepayment of the Notes shall, if Note Agent so directs at the time of making such voluntary prepayment, be applied to the Notes of other Holders as if such Defaulting Purchaser held no outstanding Notes, and (ii) any mandatory prepayment of the Notes shall, if Note Agent so directs at the time of making such mandatory prepayment, be applied to the Notes of other Holders (but not to the Notes of such Defaulting Purchaser) as if such Defaulting Purchaser had funded all Defaulted Notes of such Defaulting Purchaser, it being understood and agreed that any portion of any mandatory prepayment of the Notes that is not paid to such Defaulting Purchaser solely as a result of the operation of the provisions of this clause (b) shall be applied to the Notes of other Holders (but not to the Notes of such Defaulting Purchaser) based on each such Holder’s Pro Rata Share thereof. No Commitment of any Purchaser shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.20, performance by Co-Issuers of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.20. The rights and remedies against a Defaulting Purchaser under this Section 2.20 are in addition to other rights and remedies which Co-Issuers may have against such Defaulting Purchaser with respect to any Funding Default and which Note Agent or any Purchaser may have against such Defaulting Purchaser with respect to any Funding Default.

2.21 Removal or Replacement of a Holder. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Holder (an “Increased Cost Holder”) shall give notice to Administrative Co-Issuer that such Holder is entitled to receive payments under Section 2.17 or 2.18, (ii) the circumstances which entitle such Holder to receive such payments shall remain in effect, and (iii) such Holder shall fail to withdraw such notice within five Business Days after Administrative Co-Issuer’s request for such withdrawal; (b) (i) any Purchaser shall become a Defaulting Purchaser, (ii) the Default Period for such Defaulting Purchaser shall remain in effect, and (iii) such Defaulting Purchaser shall fail to cure the default as a result of which it has become a Defaulting Purchaser within five Business Days after Administrative Co-Issuer’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.5(b), the consent of Note Agent and Requisite Holders shall have been obtained but the consent of one or more of such other Holder (each a “Non-Consenting Holder”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Holder, Defaulting Purchaser or Non-Consenting Holder (the “Terminated Holder”), Note Agent shall be entitled (but not obligated) (which, in the case of an Increased Cost Holder, only after receiving written request from Administrative Co-Issuer to remove such Increased Cost Holder (which notice may not be given by the Administrative Co-Issuer if any Default or Event of Default is then continuing)), by giving written notice to Administrative Co-Issuer and any Terminated Holder of its election to do so, (x) to elect to cause such Terminated Holder (and such Terminated Holder hereby irrevocably agrees) to assign its outstanding Notes and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Holder”) in accordance with the provisions of Section 11.6 and (y) to execute and deliver such agreements and documentation on behalf of such Terminated Holder (and the execution thereof by Note Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.6) and the Terminated Holder shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Holder shall pay to Terminated Holder an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Notes of the Terminated Holder and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Holder pursuant to Section 2.9; (2) on the date of such assignment, Co-Issuers shall pay any amounts payable to such Terminated Holder pursuant to Section 2.17 or 2.18; and (3) in the event such Terminated Holder is a Non-Consenting Holder, each Replacement Holder shall consent, at the time of such assignment, to each matter in respect of which such Terminated Holder was a Non-Consenting Holder. Upon the prepayment of all amounts owing to any Terminated Holder and the assumption by the Replacement Holder of such Terminated Holder’s Commitment, if any, such Terminated Holder shall no longer constitute a “Holder” or “Purchaser” for purposes hereof; provided, any rights of such Terminated Holder to indemnification hereunder shall survive as to such Terminated Holder. Each Replacement Holder shall cure any existing Funding Default of the applicable Defaulting Purchaser.

2.22 Joint and Several Liability of Co-Issuers.

(a) Each Co-Issuer is accepting joint and several liability hereunder and under the other Credit Documents in consideration of the financial accommodations to be provided by the Holders under this Agreement, for the mutual benefit, directly and indirectly, of each Co-Issuer and in consideration of the undertakings of the other Co-Issuers to accept joint and several liability for the Obligations.

(b) Each Co-Issuer, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Co-Issuers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.22), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Co-Issuer without preferences or distinction among them.

(c) If and to the extent that any Co-Issuer shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Co-Issuers will make such payment with respect to, or perform, such Obligation.

(d) Each of the Co-Issuers agrees that the Obligations of such Co-Issuer under the provisions of this Section 2.22 constitute the absolute and unconditional, full recourse Obligations of each Co-Issuer enforceable against each Co-Issuer to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Co-Issuer hereby waives notice of acceptance of its joint and several liability, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Note Agent, the Collateral Agent or any Holder under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise expressly provided in this Agreement). Each Co-Issuer hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Note Agent, Collateral Agent or any Holder at any time or times in respect of any default by any Co-Issuer in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Note Agent, the Collateral Agent or any Holder in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Co-Issuer. Without limiting the generality of the foregoing, each Co-Issuer assents to any other action or delay in acting or failure to act on the part of Note Agent, the Collateral Agent or any Holder with respect to the failure by any Co-Issuer to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.22, afford grounds for terminating, discharging or relieving any Co-Issuer, in whole or in part, from any of its Obligations under this Section 2.22, it being the intention of each Co-Issuer that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Co-Issuer under this Section 2.22 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Co-Issuer under this Section 2.22 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Co-Issuer or Note Agent, the Collateral Agent or any Holder.

(f) Each Co-Issuer represents and warrants to Note Agent, the Collateral Agent and each Holder that such Co-Issuer is currently informed of the financial condition of Co-Issuers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Co-Issuer further represents and warrants to Note Agent, the Collateral Agent and each Holder that such Co-Issuer has read and understands the terms and conditions of the Credit Documents. Each Co-Issuer hereby covenants that such Co-Issuer will continue to keep informed of Co-Issuers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Co-Issuer waives to the fullest extent permitted by law all rights and defenses arising out of an election of remedies by Note Agent, the Collateral Agent or any Holder, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Note Agent’s, the Collateral Agent’s or such Holder’s rights of subrogation and reimbursement against such Co-Issuer:

(h) Each Co-Issuer waives all rights and defenses that such Co-Issuer may have because the Obligations are secured by the Collateral. This means, among other things:

(i) Note Agent, the Collateral Agent and the Holders may collect from such Co-Issuer without first foreclosing on the Collateral pledged by Co-Issuers.

(ii) If either Note Agent, the Collateral Agent or any Holder forecloses on any Collateral pledged by Co-Issuers:

(1) The amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the Collateral is worth more than the sale price.

(2) Note Agent, the Collateral Agent and the Holders may collect from such Co-Issuer even if Note Agent, the Collateral Agent or any Holder, by foreclosing on the Collateral, has destroyed any right such Co-Issuer may have to collect from the other Co-Issuers.

This is an unconditional and irrevocable waiver of any rights and defenses such Co-Issuer may have because the Obligations are secured by Collateral.

(i) The provisions of this Section 2.22 are made for the benefit of Note Agent, the Collateral Agent, the Holders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Co-Issuers as often as occasion therefor may arise and without requirement on the part of Note Agent, the Collateral Agent or any Holder, or any of their respective successors or assigns, first to marshal any of its or their claims or to exercise any of its or their rights against any Co-Issuer or to exhaust any remedies available to it or them against any Co-Issuer or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.22 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Note Agent, the Collateral Agent or any Holder upon the insolvency, bankruptcy or reorganization of any Co-Issuer, or otherwise, the provisions of this Section 2.22 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Each Co-Issuer hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Co-Issuer with respect to any liability incurred by it hereunder or under any of the other Credit Documents, any payments made by it to Note Agent, the Collateral Agent or any Holder with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Co-Issuer may have against any other Co-Issuer with respect to any payments to Note Agent, the Collateral Agent or any Holder hereunder or under any other Credit Documents is hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Co-Issuer, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Co-Issuer therefor.

(k) Each Co-Issuer hereby agrees that, after the occurrence and during the continuance of any Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Co-Issuer to any other Co-Issuer is hereby subordinated to the prior payment in full in cash of the Obligations on the terms of the Intercompany Subordination Agreement. Each Co-Issuer hereby agrees that after the occurrence and during the continuance of any Event of Default, such Co-Issuer will not demand, sue for or otherwise attempt to collect any indebtedness of any other Co-Issuer owing to such Co-Issuer until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Co-Issuer shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall, to the extent required by the Intercompany Subordination Agreement, be collected, enforced and received by such Co-Issuer as trustee for Note Agent on behalf of the Holders, and such Co-Issuer shall deliver any such amounts to Note Agent for application to the Obligations.

2.23 Restrictions on Holder Transfers of Capital Stock of Holdings. Each of the Holders hereby agrees that it will not effect, and will not permit any of its Affiliates to effect, any Stock Disposition until on or after the later of (x) the first date on which the Registration Statement required to be filed pursuant to the Registration Rights Agreement has become effective and (y) the First Unrestricted Day.

SECTION 3. CONDITIONS PRECEDENT

3.1 Effective Date. The effectiveness of the Holders’ obligations hereunder is subject to the satisfaction or waiver by each Holder in accordance with the last paragraph of this Section 3.1 of the following conditions, and no Holder’s Note Commitment shall be effective unless and until all such conditions have been satisfied or waived by such Holder in accordance with the last paragraph of this Section 3.1:

(a) Credit Documents. Note Agent shall have received sufficient copies of each Credit Document (other than the Notes) originally executed and delivered by each applicable Credit Party for each Purchaser.

(b) First Lien Credit Documents and Second Lien Credit Documents. Note Agent shall have received a fully executed or conformed copy of each First Lien Credit Document and each Second Lien Credit Document and any documents executed in connection therewith. Each First Lien Credit Document and each Second Lien Credit Document shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Note Agent, and no provision thereof shall have been modified or waived in any respect reasonably determined by Note Agent to be material, in each case without the consent of Note Agent.

(c) Representations; No Default or Event of Default. As of the Effective Date,

(i) the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects); and

(ii) no event shall have occurred and be continuing or would result from the consummation of the transactions contemplated hereby that would constitute an Event of Default or a Default.

(d) Organizational Documents; Incumbency. Note Agent shall have received (i) sufficient copies of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Purchaser, each dated the Effective Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents, the First Lien Credit Documents and the Second Lien Credit Documents to which it is a party or by which it or its assets may be bound as of the Effective Date, certified as of the Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental

Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Effective Date.

(e) Existing Indebtedness. On or prior to the Effective Date, Administrative Co-Issuer shall have delivered to Note Agent and Purchasers copies of all documents related to all existing Indebtedness. Holdings and its Subsidiaries, immediately after giving effect to the Transactions, shall have no outstanding Indebtedness or preferred equity other than the Indebtedness described on Schedule 3.1(e). Without limiting the generality of the foregoing, Administrative Co-Issuer shall have provided evidence reasonably satisfactory to Note Agent that all Indebtedness comprising intercompany trade payables shall have been reconciled and satisfied in full through August 31, 2008 (including by means of making intercompany loans set forth on Schedule 6.1 to certain Foreign Subsidiaries to enable such Foreign Subsidiaries to settle such trade payables) prior to (or substantially simultaneously with) the Effective Date, whether such obligations are owing by a Credit Party or Foreign Subsidiary.

(f) Transaction Costs. At least two (2) Business Days prior to the Effective Date, Administrative Co-Issuer shall have delivered to Note Agent Administrative Co-Issuer’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).

(g) Authorizations and Consents. Each Credit Party shall have made all filings with Governmental Authorities and obtained all Governmental Authorizations, all consents of commercial vendors and all consents of other Persons set forth on Schedule 3.1(g), in each case that are necessary in connection with the transactions contemplated by the Credit Documents, the First Lien Credit Documents and the Second Lien Credit Documents (including all shareholder approvals required by the NYSE or Delaware law to permit the closing of the Transactions on the terms and conditions set forth in the Credit Documents, the First Lien Credit Documents and the Second Lien Credit Documents) and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Note Agent, other than, with respect to the Registration Rights Agreement, the filings, consents and Governmental Authorizations that are contemplated to be obtained thereunder in connection with the registration, offer and sale of the Transfer Restricted Securities. All consents required pursuant to the preceding sentence and obtained as of the Effective Date are set forth on Schedule 3.1(g). All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents, the First Lien Credit Documents and the Second Lien Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired other than, with respect to the Registration Rights Agreement, the waiting periods that are contemplated thereunder in connection with the registration, offer and sale of the Transfer Restricted Securities.

(h) Real Estate Assets. Vonage America shall have used commercially reasonable efforts to deliver the Holmdel Recognition Agreement to Note Agent and the Collateral Agent on the Effective Date.

(i) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected Third Priority security interest in the personal property Collateral, Collateral Agent shall have received:

(i) evidence reasonably satisfactory to Collateral Agent of the compliance by each Credit Party of its obligations under the Pledge and Security Agreement and the other Collateral Documents (including its obligations to execute and deliver UCC financing statements, intellectual property security agreements, domain name control agreements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii) a completed Perfection Certificate dated the Effective Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person reasonably satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iii) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, (x) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b) or (t) and (y) each acknowledgement by each counterparty to each Intercompany Arrangement, including any Foreign Subsidiary party thereto, required pursuant to the second sentence of Section 5.19(a)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(j) Collateral Access Agreements. Holdings shall have used commercially reasonable efforts to deliver to the Collateral Agent on or before the Effective Date: (i) a Collateral Access Agreement from each Person that provides a collocation site located in Ashburn, Virginia, New York, New York, Los Angeles, California and Chicago, Illinois as identified on Schedule IV to the Perfection Certificate and delivered pursuant to Section 3.1(i)(ii) of this Agreement (and a Collateral Access Agreement from each such Person shall also cover all other collocation sites provided by such Person to any Credit Party), (ii) a Collateral Access Agreement for each other location identified on Schedule IV to the Perfection Certificate holding inventory, equipment and other assets of the Credit Parties with a dollar value in excess of $500,000 individually and (iii) a Collateral Access Agreement for each other location identified on Schedule IV to the Perfection Certificate holding the greatest dollar value of inventory, equipment and other assets not in excess of $500,000, to the extent that each location identified on Schedule IV to the Perfection Certificate holding inventory, equipment and other assets of the Credit Parties with a dollar value not in excess of $500,000 individually and for which a collateral access agreement is not otherwise required pursuant to this Section 3.1(j), when aggregated with each of the other locations holding inventory, equipment and other assets with a dollar value not in excess of $500,000 individually, would have a dollar value in excess of $1,000,000 in the aggregate.

(k) SEC Filings. Holdings shall have prepared a current report on Form 8-K with respect to the Transactions in form and substance reasonably satisfactory to Note Agent to be filed in a timely manner after the Effective Date.

(l) Account Control Agreements. (i) Note Agent shall have received a duly executed Account Control Agreement with respect to each of the Proceeds Collateral Account and the Concentration Account. The Proceeds Collateral Bank shall have confirmed to Note Agent in a manner reasonably acceptable to Note Agent that the Proceeds Collateral Bank has received a “Shifting Control Notice” (or the equivalent) that complies with the Account Control Agreement relating to the Proceeds Collateral Account and that, notwithstanding anything to the contrary in such Account Control Agreement, the “Effective Time” (or the equivalent) thereunder has occurred and the Proceeds Collateral Bank will honor instructions concerning the Proceeds Collateral Account solely from the “Controlling Secured Party” (or the equivalent) thereunder.

(ii) The Credit Parties shall have used commercially reasonable efforts to deliver to Note Agent and the Collateral Agent on the Effective Date a duly executed Account Control Agreement covering each Deposit Account and each Securities Account listed on Schedule 3.1(l) hereto (other than the Proceeds Collateral Account and the Concentration Account).

(m) Financial Statements; Projections. Note Agent shall have received from Holdings (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Holdings and its Subsidiaries as at the end of the most recent “closed out” month prior to the Effective Date, and reflecting the consummation of the transactions contemplated by the Credit Documents, the First Lien Credit Documents and the Second Lien Credit Documents to occur on or prior to the Effective Date, which pro forma balance sheets shall be in form and substance reasonably satisfactory to Note Agent, and (iii) the Projections. Note Agent shall be reasonably satisfied that the scope of the information contained in the foregoing, and the manner in which such information is presented, is consistent with the Historical Financial Statements delivered to Note Agent prior to July 22, 2008.

(n) Evidence of Insurance. Collateral Agent shall have received a certificate from the Credit Parties’ insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(o) Key Man Insurance. Holdings shall have used commercially reasonable efforts to deliver to the Collateral Agent on the Effective Date a certificate from Credit Parties’ insurance broker or other evidence reasonably satisfactory to it that the Credit Parties have “key man” insurance policies in respect of Jeffrey A. Citron and Marc P. Lefar, in each case, in the amounts set forth on Schedule 3.1(o) hereto and on terms satisfactory to Note Agent, and to have such policies assigned as collateral to the Collateral Agent or Controlling Agent, as applicable, pursuant to documentation reasonably satisfactory to Collateral Agent.

(p) Opinion Letters of Counsel to Credit Parties. Purchasers and their respective counsel shall have received an originally executed copy of a favorable written opinion of Shearman & Sterling LLP, counsel for the Credit Parties, in the form of Exhibit D-1, and the favorable written opinions of local counsel for the Credit Parties in each jurisdiction in which any Credit Party is a registered organization under the UCC, each dated as of the Effective Date and covering such matters as Note Agent may reasonably request and otherwise in form and substance reasonably satisfactory to Note Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Purchasers). Holdings shall have used commercially reasonable efforts to deliver to the Collateral Agent on the Effective Date the favorable written opinion of Danish counsel dated as of the Effective Date and covering such matters as Collateral Agent may reasonably request and otherwise in form and substance reasonably satisfactory to Collateral Agent.

(q) Fees and Expenses. Co-Issuers shall have paid to Note Agent (i) the fees payable on or before the Effective Date and as referred to in Sections 2.9(a) and (b) and (ii) all fees of counsel and other costs and expenses referred to in Section 11.2 incurred and estimated through the Funding Date.

(r) Solvency Certificate. On the Effective Date, Note Agent shall have received a Solvency Certificate from Holdings dated as of the Effective Date and addressed to Note Agent and Purchasers, and in form, scope and substance reasonably satisfactory to Note Agent, certifying that after giving effect to the issuance of the Notes on the Funding Date, and the funding of the First Lien Loans contemplated by the First Lien Credit Documents and the Second Lien Loans contemplated by the Second Lien Credit Documents, Co-Issuers and their Subsidiaries are and will be Solvent.

(s) Effective Date Certificate. Co-Issuers shall have delivered to Note Agent an originally executed Effective Date Certificate, together with all attachments thereto.

(t) [Intentionally Omitted].

(u) Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Note Agent, individually or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents or, other than as set forth on Schedule 4.11, that would be reasonably expected to have a Material Adverse Effect.

(v) No New Information. (i) Note Agent shall not have become aware after July 22, 2008 of any information or other matter affecting Holdings or any of its Subsidiaries or any of the Transactions that in Note Agent’s reasonable judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to Note Agent prior to July 22, 2008; and

(ii) Holdings shall have provided to Note Agent a confirmatory bring-down due diligence call one (1) day prior to the Effective Date, which shall have been reasonably satisfactory to Note Agent.

(w) EBITDA. There shall be no evidence of any material restatements of Holdings’ Consolidated Adjusted EBITDA for the twelve-month period ending prior to the Effective Date.

(x) No Material Adverse Change. Since December 31, 2007, no event, development, circumstance or change shall have occurred that has had, or would reasonably be expected to have, a material adverse effect on, or a material adverse change in, the financial condition, business, results of operation, assets or liabilities of Holdings and its Subsidiaries taken as a whole. For the avoidance of any doubt, it is understood that the information contained in the Historical Financial Statements delivered by Holdings to Note Agent on or before October 15, 2008 shall not, in and of itself, form the basis for a determination by Note Agent or any Holder that the conditions set forth in this clause (x) have not been satisfied.

(y) [Intentionally Omitted].

(z) Amendment of Terms of Service. Vonage America shall have posted on its website (www.vonage.com) the Terms of Service between Vonage America and its Customers, amending Section 6 thereof as set forth in the form previously delivered to and approved by Note Agent (the “Modified Terms of Service”) and Vonage America shall have arranged for all Customers to be notified of the Modified Terms of Service through the following procedures, which are consistent with Vonage America’s past practices: (A) posting of language (which language shall be provided to Note Agent for review within a reasonable amount of time prior to the time of distribution of such email and which shall be in form and substance reasonably satisfactory to Note Agent) in an email newsletter to be distributed on or before the Effective Date to all Existing Customers and (B) within the same time period as set forth in clause (A) above, sending, via email, a non-marketing version of such Modified Terms of Service, (the language of which email shall be provided to Note Agent for review within a reasonable amount of time prior to the time of distribution of such email and which shall be in form and substance reasonably satisfactory to Note Agent) to those Existing Customers who have opted out of receiving marketing materials.

(aa) Letter of Credit Amendments. All existing letter of credit agreements shall have been amended in a manner reasonably satisfactory to Note Agent and the Purchasers (i) to permit the Transactions and (ii) to limit the security interests granted in connection with such letters of credit to an amount of Cash and Cash Equivalents that complies with Section 6.2(m), or otherwise in form and substance reasonably acceptable to Note Agent.

(bb) “Know Your Customer”. Note Agent shall have received from Holdings and its Subsidiaries, at least five days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(cc) [Intentionally Omitted].

(dd) Senior Management. (i) On or prior to the Effective Date Marc P. Lefar shall have been hired as the chief executive officer of Holdings and appointed as a member of the board of directors of Holdings and such Person shall continue to hold such position on the Effective Date;

(ii) The Lefar Employment Agreement shall be in effect and in form and substance reasonably satisfactory to Note Agent. The Citron Employment Agreement shall be in effect and in form and substance reasonably satisfactory to Note Agent.

(ee) Stockholder Approval Process.

A preliminary proxy statement on Schedule 14A relating to stockholder approval under NYSE Rule 312.03 for the issuance (the “Common Stock Issuance”) of common stock of Holdings contemplated by this Agreement shall have been filed with the SEC. Holdings shall have obtained voting agreements from holders of its Common Stock sufficient to ensure such stockholder approval and provided copies thereof to Note Agent.

(ff) Tender Offer. Holdings shall have commenced a tender offer (the “Tender Offer”) at par for all of the outstanding Existing Convertible Notes.

(gg) Funds Flow. Note Agent shall have received at least one (1) Business Day prior to the Effective Date a funds flow memorandum, in form and substance reasonably satisfactory to it.

(hh) Agreements Relating to Stock Dispositions. Co-Issuers shall have obtained prior to the Effective Date written agreements, in form and substance reasonably satisfactory to the Note Agent, from each of the Persons named on Schedule 3.1(hh) herein (and each other Person identified in each such agreement as having acquired Capital Stock from the Person executing such agreement since the date on which Holdings obtained stock ownership information from such Person for purposes of preparing its “Stock Ownership Information” table in its proxy statement dated August 6, 2008), pursuant to which such Person agrees not to effect any Stock Disposition prior to the Initial Permitted Sale Date.

Each Purchaser, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document (or the form thereof, in the case of the Notes) and each other document required to be approved by any Agent, Requisite Holders or Purchasers, as applicable, on the Effective Date and to have confirmed satisfaction or waiver by it of all the conditions in this Section 3.1, provided that all fees and expenses referred to in Section 3.1(q) have been paid.

3.2 Funding Date. The obligation of each Purchaser to purchase any Note on the Funding Date is subject to the satisfaction, or waiver in accordance with the last paragraph of this Section 3.2, of the following conditions on or before the Funding Date:

(a) Representations. As of the Funding Date, the following representations and warranties contained herein shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects): Sections 4.1, 4.3, 4.4, 4.5, 4.6, clause (A) of the first sentence of 4.11 (except if the Note Agent elects to waive such clause for purposes of this Section 3.2(a) or if such Adverse Proceeding is frivolous), 4.17, 4.18, 4.22, 4.28 and 4.35 (collectively, the “Funding Date Representations”).

(b) No Breach of Covenants. The Credit Parties shall not be in breach in any material respect of any of the provisions set forth in Sections 5 and 6.

(c) No Default or Event of Default. No Default or Event of Default described in Sections 8.1(a), (d), (f), (g), (i), (j)(ii) or (l) shall have occurred and be continuing.

(d) Stockholder Approval.

(i) The proxy statement on Schedule 14A relating to stockholder approval for the Common Stock Issuance shall have cleared the comment process by the SEC. A definitive proxy statement on Schedule 14A relating to stockholder approval under NYSE Rule 312.03 for the Common Stock Issuance shall have been filed with the SEC, and such proxy statement and related materials shall have been mailed to the holders of common stock of Holdings.

(ii) Holdings shall have obtained stockholder approval for the Common Stock Issuance in accordance with NYSE Rule 312.03, and Note Agent shall have received reasonable evidence of such approval.

(iii) Purchasers and their respective counsel shall have received an opinion of Shearman & Sterling LLP, counsel to the Credit Parties, to the effect that all requirements of NYSE Rule 312.03 of the Listed Company Manual have been satisfied for the issuance of the Notes and the Common Stock Issuance.

(e) Opinion Letter of Counsel to Credit Parties. Purchasers and their respective counsel shall have received an originally executed copy of a favorable written opinion of Shearman & Sterling LLP, counsel for the Credit Parties, in the form attached hereto as Exhibit D-2.

(f) Solvency Certificate. On the Funding Date, Note Agent shall have received a Solvency Certificate from Holdings dated as of the Funding Date and addressed to Note Agent and Purchasers, and in form, scope and substance reasonably satisfactory to Note Agent, certifying that after giving effect to the issuance of the Notes on the Funding Date, and the funding of the First Lien Loans contemplated by the First Lien Credit Documents and the Second Lien Loans contemplated by the Second Lien Credit Documents, Co-Issuers and their Subsidiaries are and will be Solvent.

(g) Funding Notices; Funding Date Certificate. Co-Issuers shall have delivered to Note Agent, (i) a fully executed Funding Notice and (ii) an originally executed Funding Date Certificate certifying that all conditions in Section 3.2(a)-(d) have been met as of the Funding Date.

(h) Funding Date. Each Purchaser shall have received the Notes it has agreed to purchase under this Agreement, originally executed and delivered by each applicable Credit Party.

(i) Proceeds Collateral Account and Tender Offer Account. Co-Issuers shall have received gross proceeds of (i) not less than $130,300,000 from the First Lien Loans made pursuant to the First Lien Credit Agreement and (ii) not less than $72,000,000 from the Second Lien Loans made pursuant to the Second Lien Credit Agreement and such proceeds shall have been deposited in the Proceeds Collateral Account (or, to the extent provided in Section 2.4(e), the Tender Offer Account). The full amount of the Loans (after deduction for certain fees, as provided for in Section 2.1(b)(ii) of the First Lien Credit Agreement) shall have been or shall concurrently be funded on the Funding Date and such proceeds shall be deposited into the Proceeds Collateral Account (or, to the extent provided in Section 2.4(e), the Tender Offer Account). The requirements of Section 2.4(b) or (e), as applicable, shall have been met. On the Funding Date (after giving effect to the deposit of the proceeds of the Initial Financing) the aggregate amount of Cash and Cash Equivalents on deposit in the Proceeds Collateral Account and the Tender Offer Account shall be at least equal to the Accreted Amount.

(j) Tender Offer. Holdings (i) shall have allowed the Tender Offer to expire, (ii) shall have removed any financing condition to the Tender Offer, (iii) shall have the ability to accept for payment on the Funding Date all Tendered Notes and (iv) simultaneously with the issuance and sale of the Notes, accepted for payment all Tendered Notes, in each case, in accordance with Rule 13e-4 under the Exchange Act.

(k) Fees and Expenses. Co-Issuers shall have paid to Note Agent (i) the fees payable on or before the Funding Date and as referred to in Section 2.9 and (ii) all fees of counsel and other costs and expenses referred to in Section 11.2 that have already been incurred but remain unpaid or are estimated through the Funding Date.

Each Purchaser, by purchasing a Note on the Funding Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent or the Requisite Holders, as applicable, on the Funding Date and to have confirmed satisfaction or waiver by it of all the conditions in this Section 3.2; provided however that any of the conditions set forth in this Section 3.2 may be waived by Requisite Holders in accordance with Section 11.5 and Purchasers shall be bound by such waiver. Notwithstanding the foregoing and for the avoidance of doubt, if any Default or Event of Default has occurred and is continuing on the Funding Date and has not been waived in writing by the applicable number of Purchasers in accordance with the provisions of Section 11.5, no such funding of any Note by any Purchaser shall constitute a waiver of such Default or Event of Default or otherwise prejudice or limit any rights or remedies of Note Agent or any Purchaser with respect thereto.

Any Notice shall be executed by an Authorized Officer in a writing delivered to Note Agent. In lieu of delivering a Notice, Holdings may give Note Agent telephonic notice by the required time for the Funding Date or any proposed date of conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Note Agent on or before the Funding Date or the applicable date of continuation/conversion, which confirmation in a writing executed by Holdings shall be a condition precedent to the obligation of any Purchaser to purchase any Note on the Funding Date or to such proposed conversion/continuation, as the case may be. Neither Note Agent nor any Holder shall incur any liability to Holdings in acting upon any telephonic notice referred to above that Note Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Holdings or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Purchasers to enter into this Agreement and to purchase the Notes issued pursuant to this Agreement, each Credit Party represents and warrants to each Purchaser, on the Effective Date and, with respect to the Funding Date Representations only, on the Funding Date, that the following statements are true and correct:

4.1 Organization; Requisite Power and Authority; Qualification. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to (i) own and operate its properties, (ii) carry on its business as now conducted and as proposed to be conducted, (iii) enter into the Credit Documents to which it is a party and (iv) carry out the transactions contemplated thereby and, in the case of Co-Issuers, to issue the Notes hereunder and thereunder (as applicable), and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in clauses (b)(i), (b)(ii) and (c) where the failure to have such power and authority to be so qualified or in good standing would not be reasonably expected to have a Material Adverse Effect.

4.2 Capital Stock and Ownership.

(a) The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable and issued in compliance, in all material respects, with all then applicable legal requirements relating to the offer and sale of securities. Except as set forth on Schedule 4.2, as of the date hereof, there is no: (i) outstanding subscription, option, call, warrant, commitment, right (whether or not currently exercisable) or other agreement to acquire any Capital Stock or other securities of Holdings or any of its Subsidiaries; (ii) “phantom” stock rights, stock appreciation rights, stock based performance units, commitments, contracts, arrangements or undertakings of any kind to which Holdings or any of its Subsidiaries is a party or by which any of them is bound; (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Capital Stock or other securities of Holdings or any of its Subsidiaries; (iv) outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of each of Holdings or any of its Subsidiaries on any matter; or (v) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or contract under which Holdings or any of its Subsidiaries is or may become obligated to sell or otherwise issue any Capital Stock or any other securities. As of the date hereof, none of the outstanding Capital Stock of Holdings or any of its Subsidiaries is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. As of the date hereof, none of the outstanding Capital Stock of Holdings or any of its Subsidiaries is subject to any right of first refusal in favor of any Person, to which Holdings or any of its Subsidiaries is aware. Except as set forth on Schedule 4.2, there is no agreement relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Capital Stock of Holdings or any of its Subsidiaries. As of the date hereof, neither Holdings nor any of its Subsidiaries is under any obligation, or is bound by any agreement pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Capital Stock of Holdings or other securities.

(b) Schedule 4.2 sets forth a true, complete and correct list as of the Effective Date, both before and after giving effect to the Transactions, of the name of Holdings and each of its Subsidiaries and indicates for each such Person (other than Holdings) its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Capital Stock of such Subsidiary. Except as set forth on Schedule 4.2, as of the Effective Date, neither Holdings nor any of its Subsidiaries has any equity investments in any other corporation or entity.

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents, the First Lien Credit Documents and the Second Lien Credit Documents do not and, assuming that their performance were to occur on the date hereof, will not (A) violate any provision of (i) any material law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, (ii) any of the Organizational Documents of Holdings or any of its Subsidiaries, or (iii) any material order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of Holdings or any of its Subsidiaries; (C) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties, and the Liens securing the First Lien Obligations and the Second Lien Obligations); (D) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties or (E) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Effective Date and disclosed in writing to Purchasers.

4.5 Consents. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents, the First Lien Credit Documents and the Second Lien Credit Documents do not and, assuming that their performance were to occur on the date hereof, will not require any registration with, consent or approval of, or notice to, or other action to, with or by, (i) any Governmental Authority except for (A) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation and (B) filings, registrations, consents and other Governmental Authorizations that are contemplated to be obtained under the Registration Rights Agreement in connection with the registration, offer and sale of the Transfer Restricted Securities, or (ii) any commercial vendor, as of the Effective Date.

4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law) and except that the indemnification provisions thereof relating to liabilities under the federal securities laws may be unenforceable.

4.7 Historical Financial Statements. The annual and quarterly Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments. As of the Effective Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and any of its Subsidiaries taken as a whole. To the knowledge of Holdings and its Subsidiaries, since the date of the audited Historical Financial Statements, no Internal Control Event has occurred. As of the Effective Date, the amount of Account Restricted Cash is not greater than $45,000,000.

4.8 [Intentionally Omitted].

4.9 No Material Adverse Change. Since December 31, 2007, no event, development or circumstance has occurred that has had, or would reasonably be expected to have, a material adverse effect on, or a material adverse change in, the financial condition, business, results of operation, assets or liabilities of Holdings and its Subsidiaries taken as a whole. For the avoidance of any doubt, it is understood that the information contained in the Historical Financial

Statements delivered by Holdings to Note Agent on or before September 15, 2008 shall not, in and of itself, form the basis for a determination by Note Agent or any Holder that the representation set forth in this Section 4.9 is not correct.

4.10 No Restricted Junior Payments. Since June 30, 2008, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.4.

4.11 Adverse Proceedings, etc. There are no Adverse Proceedings (including any that are set forth on Schedule 4.11), individually or in the aggregate, that (A) relate to any Credit Document or the transactions contemplated hereby or thereby or (B) would reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (A) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (B) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.12 Payment of Taxes. Except as otherwise permitted under Section 5.3, all federal and other material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all federal and other material taxes shown on such tax returns to be due and payable have been paid prior to delinquency and all federal and other material assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid before the same have become delinquent, except those which are being contested by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

4.13 Properties.

(a) Title. Neither Holdings nor any of its Subsidiaries owns real property. Each of Holdings and its Subsidiaries has (i) a good and marketable leasehold interest in (in the case of leasehold interests in real or personal property), and (ii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. All such properties and assets (i) are in working order and condition in all material respects, ordinary wear and tear excepted and (ii) are free and clear of Liens, except as permitted by this Agreement and (iii) constitute all of the material property which is required for the business and operations of Holdings and its Subsidiaries as presently conducted.

(b) Real Estate. As of the Effective Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party (individually, a “Lease” and, collectively, the “Leases”), regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment, and the termination date and annual base rent under each of them. Each of the Leases is in full force and effect and no default has occurred and is continuing thereunder. Each Lease constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles. To the best knowledge of each Credit Party, no other party to any Lease is in material default of its obligations thereunder, and no Credit Party (or any other party to any Lease) has at any time delivered or received any material notice of default which remains uncured under any Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any Lease.

(c) The Holmdel Lease is not subordinate to the JPM Mortgage. The commencement date of the Holmdel Lease is March 30, 2005. To the knowledge of the Co-Issuers, the fixed rent monthly payments under the Holmdel Lease are sufficient to pay the debt service payments under the JPM Mortgage.

4.14 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity; (ii) neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law; (iii) there are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries; (iv) neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any state equivalent; (v) compliance with all current requirements pursuant to or under Environmental Laws would not be reasonably expected to result in increased costs or reduced operations; and (vi) no event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which would reasonably be expected to result in liability of Holdings or any of its Subsidiaries.

4.15 No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

4.16 Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Effective Date. All such Material Contracts, together with any updates provided pursuant to Section 5.1(l), are in full force and effect, no noticed defaults which could give rise to a termination right if not timely cured in accordance with the relevant contracts currently exist thereunder (other than as described in Schedule 4.16 or in such updates) and to the knowledge of any Credit Party, there is no other material default under any Material Contract as of the date of this Agreement.

4.17 Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is required to register under the Investment Company Act of 1940 or is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Notes issued by such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19 Employee Matters. Holdings, its Subsidiaries, and their respective employees, agents and representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act. Neither Holdings nor any of its Subsidiaries has been or is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There has been and is (A) no unfair labor practice charge or complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Credit Parties, threatened against any of them before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Credit Parties, threatened against any of them, (B) no labor dispute, strike, lockout, slowdown or work stoppage in existence or threatened against, involving or affecting Holdings or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, (C) no labor union, labor organization, trade union, works council, or group of employees of Holdings or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority, and (D) to the best knowledge of Credit Parties, no union representation question existing with respect to any of the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Credit Parties, no labor union organizing activity with respect to any employees of Holdings or any of its Subsidiaries that is taking place, except (with respect to any matter specified in clause (A), (B), (C), or (D) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20 Employee Benefit Plans. Holdings and each of its Subsidiaries are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which has caused or would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments) has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates with respect to any Pension Plan. Neither Holdings nor any of its Subsidiaries nor any of their ERISA Affiliates has engaged in a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code. Except as set forth on Schedule 4.20, no ERISA Event has occurred or is reasonably expected to occur. Except as set forth on Schedule 4.20, and except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, or otherwise funded entirely by the participants thereof, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete or partial withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete or partial withdrawal from all Multiemployer Plans, is zero. Except as set forth on Schedule 4.20, Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21 Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

4.22 Solvency. Each Credit Party is and, upon and after giving effect to all transactions contemplated by the Credit Documents, the First Lien Credit Documents and the Second Lien Credit Documents, will be Solvent.

4.23 Delivery of First Lien Credit Documents and Second Lien Credit Documents. Each Co-Issuer has delivered to Note Agent complete and correct copies of (i) each First Lien Credit Document and of all exhibits and schedules thereto as of the date hereof, (ii) each Second Lien Credit Document and of all exhibits and schedules thereto as of the date hereof and (iii) as of any date that this representation is made after the date hereof, copies of any material amendment, restatement, supplement or other modification to or waiver of each First Lien Credit Document and Second Lien Credit Document entered into after the date hereof.

4.24 Compliance with Statutes, etc. Each of Holdings and its Subsidiaries is in compliance with its organizational documents and all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.25 Disclosure. The representations and warranties of any Credit Party contained in the Credit Documents and the reports, financial statements or other documents, certificates or written statements furnished to Purchasers by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omits to state a material fact (known to any Co-Issuer, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Co-Issuers to be reasonable at the time made, it being recognized by Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no agreements, instruments and corporate or other restrictions to which any Credit Party is subject and there are no facts known (or which should upon the reasonable exercise of diligence be known) to any Co-Issuer (other than matters of a general economic nature) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Purchasers for use in connection with the transactions contemplated hereby.

4.26 Terrorism Laws and FCPA. Each Credit Party is in compliance, in all material respects, with the Terrorism Laws. No part of the proceeds of the Notes will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.27 Insurance. The properties of Holdings and each of its Subsidiaries are adequately insured with financially sound and reputable insurers and in such amounts, with such deductibles and covering such risks and otherwise on terms and conditions as are customarily carried or maintained by Persons of established reputation of similar size and engaged in similar businesses and such insurance complies with the requirements of Section 5.5. Schedule 4.27 sets forth a list of all insurance maintained by or on behalf of the Credit Parties and each of their Subsidiaries as of the Effective Date and, as of the Effective Date, all premiums in respect of such insurance have been paid.

4.28 Security Interest in Collateral. The provisions of the applicable Collateral Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Holders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Credit Party and all third parties (except (x) for Liens that are not required to be perfected as of the date this representation is made pursuant to the applicable Collateral Documents and (y) to the extent that the UCC financing statements are to be filed by the Collateral Agent and have not been filed as of any date that this representation is made (in which case such Liens shall be perfected upon such filing)), and having priority over all other Liens on the Collateral except in the case of (A) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law, (B) Liens perfected only by possession (including possession of any certificate of title) to the extent the Controlling Agent has not obtained or does not maintain possession of such Collateral and (C) Liens permitted under Section 6.2(l), (m) and (n).

4.29 Affiliate Transactions. Except as set forth on Schedule 4.29, and except to the extent that any Person referred to in this Section 4.29 is a party to any of the Credit Documents, the First Lien Credit Documents or the Second Lien Credit Documents, as of the date of this Agreement, (i) there are no existing or proposed agreements, arrangements, understandings, or transactions between any Credit Party and any of the officers, members, managers or directors of Holdings or any of its Subsidiaries, any Affiliate of any of such officers, members, managers or directors, any of the holders of five percent (5%) or more of any class of Capital Stock of Holdings or any of its Subsidiaries, any Affiliate of any such holder or any other Affiliate (other than Subsidiaries) of any Credit Party and (ii) none of the directors or executive officers of any Credit Party or any members of their respective immediate families or any Affiliates of any of such directors, officers or family members are directly or indirectly indebted in any material respect to or have any material direct or indirect ownership, partnership, or voting interest in any Affiliate of any Credit Party or any Person with which any Credit Party has a material business relationship or which competes with any Credit Party in any material respect.

4.30 Permits, etc. Each Credit Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except for non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim, suspension, revocation, impairment, forfeiture or non-renewal would not be reasonably be expected to have a Material Adverse Effect.

4.31 Activities of the Credit Parties.

(a) Other than immaterial activities conducted by a Credit Party that are incidental to the primary businesses of such Credit Party as required by Sections 5.18 and 6.12, Vonage Marketing Inc. conducts all of the marketing, advertising, promotional and public relations operations and activities of the Credit Parties, other than NVP.

(b) Other than immaterial activities conducted by a Credit Party that are incidental to the primary businesses of such Credit Party as required by Sections 5.18 and 6.12, VW, directly or indirectly, through its subsidiaries, conducts all operations and activities outside of the United States on behalf of the Credit Parties.

(c) Vonage America owns all agreements with customers for telephone service (excluding agreements and inventory for mobile telephone service) within the United States and all proceeds thereof, including all related credit card processing agreements, all contracts with customer-care vendors and all inventory located in the United States.

(d) NVP owns all agreements with customers for mobile telephone service within the United States and all proceeds thereof, including all related credit card processing agreements.

(e) Other than immaterial activities conducted by a Credit Party that are incidental to the primary businesses of such Credit Party as required by Sections 5.18 and 6.12, NVP conducts all activities in the United States in connection with the sale of mobile telephone services.

(f) VN owns all of the network equipment and patents (other than with respect to the Sprint patent that is owned by Vonage America as of the date of this Agreement) involved in the operations and business of the Credit Parties, including all related operation contracts.

(g) Other than immaterial activities conducted by a Credit Party that are incidental to the primary businesses of such Credit Party as required by Sections 5.18 and 6.12, VN conducts all network operations and activities of the Credit Parties.

4.32 Separateness. Each Credit Party (i) maintains entity records and books of account separate from those of any other Person, including without limitation intercompany transaction accounts; (ii) does not commingle its funds or assets with those of any other Person; (iii) holds all appropriate meetings of its board of directors or other analogous governing body to authorize and approve such entity’s actions, which meetings are separate from those of other entities, and keeps separate and accurate minutes of its meetings; (iv) conducts its business in its own name, by its own officers and in accordance with its Organizational Documents; and (v) in general, observes the formalities of a corporation (or limited liability company, if applicable) in all material respects.

4.33 Intercompany Arrangements. All Intercompany Arrangements in existence on the date hereof are set forth on Schedule 4.33 and true and correct copies thereof have been delivered to the Note Agent. Except as set forth on Schedule 6.1, there is no Indebtedness outstanding as of the Effective Date that is owed by any of Holdings or any of its Subsidiaries to any of Holdings or any of its Subsidiaries, and all such Indebtedness set forth on Schedule 6.1 is unsecured, is evidenced by the Master Subordinated Intercompany Note (except as otherwise contemplated by Section 6.1(i)) and represents indebtedness for borrowed money. All obligations to make payments that were due and owing under all Intercompany Arrangements in existence on August 31, 2008 (other than those listed on Schedule 6.1) were paid in full on or prior to the Effective Date.

4.34 SEC Reports. All reports required to be filed by Holdings with the SEC have been filed timely. Holdings is in material compliance with all regulations of the SEC.

4.35 Amendment of Terms of Service. On or prior to the date of this Agreement, Vonage America has (i) posted on its website (www.vonage.com) the Modified Terms of Service, (ii) posted on such website the email newsletter notifying its Customers of the Modified Terms of Service in the form previously delivered to and approved by Note Agent (the “TOS Newsletter”), (iii) sent, via email, the TOS Newsletter to all Existing Customers (other than those referred to in the next clause) and (iv) sent, via email, a non-marketing version of notice of such Modified Terms of Service to those Existing Customers who have opted out of receiving marketing materials in the form previously delivered to and approved by Note Agent (the “Non-Marketing TOS Notice”). The Credit Parties represent that, to the best of their knowledge, after completion of (x) the procedures referred to in the preceding sentence and (y) the post-closing procedures set forth in paragraph 8 of Schedule 5.22 (including sending the Non-Marketing TOS Notice via postal mail as required by such paragraph 8 to those Existing Customers to whom Vonage America was unable to deliver the email referenced in clause (iii) above), all Customers will have received legally sufficient notice of the Modified Terms of Service so that, as of the date of such receipt, the changes in Section 6.1 and 6.2 of the Terms of Service will be binding on all such Customers. No amendments or modifications to the Terms of Service have been made that are inconsistent with the substance of Section 6.1 and the first paragraph of Section 6.2 of the Modified Terms of Service.

4.36 U.K. Investments. Holdings represents that, to the best of its knowledge, the maximum amount that Holdings has been or will be required to invest under the Existing UK Support Letter during the period from October 24, 2007 to October 24, 2008, will not exceed $6,000,000 in the aggregate, of which no more than $2,000,000 will consist of Intercompany Cash Loans and the balance will consist of Intercompany Settlement Loans.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports.

Unless otherwise provided below, Co-Issuers will deliver to Note Agent and the Holders the following information:

(a) Monthly Reports. As soon as available, and in any event within twenty (20) days after the end of each month (including months which began prior to the Effective Date), the consolidated and, if prepared, consolidating balance sheet of Holdings and its Subsidiaries as at the end of such month and the related consolidated (and, if prepared, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and any operating reports prepared by management for such period;

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated and, if prepared, consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and, if prepared, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) the consolidated and, if prepared, consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and, if prepared, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such financial statements a report thereon of BDO Seidman, LLP or other independent registered public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Note Agent (which report shall be unqualified as to going concern and scope of audit (and shall not contain any explanatory paragraph or paragraph of emphasis with respect to going concern), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board) together with a written statement by such independent registered public accountants stating (1) that their audit has included a review of the terms of Section 6.7 of this Agreement, (2) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate with respect to Section 6.7 is not correct or that the matters set forth in such Compliance Certificate with respect to Section 6.7 are not stated in accordance with the terms hereof, (3) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 6.7 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (4) if Holdings is then subject to Section 404 of the Sarbanes-Oxley Act of 2002, a report on the effectiveness of Holdings’ internal control over financial reporting;

(d) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(a), (b) and (c), a duly executed and completed Compliance Certificate, which Compliance Certificate shall include, among other things, (i) the certification or statement, as the case may be, relating to Holdings’ intellectual property strategy and implementation required by Sections 4.7(b)(xv) and (xvi) of the Pledge and Security Agreement; (ii) information reasonably sufficient to demonstrate compliance with Section 6.22; provided, however, that any Compliance Certificate delivered in connection with financial statements delivered pursuant to Section 5.1(a) need not include (x) Annex A to the Compliance Certificate and (y) the certification or statement set forth in the preceding clause (ii), and (iii) with respect to each delivery of financial statements pursuant to Section 5.1(a), copies of Holdings’ daily cash reports for each Business Day during the previous month;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in GAAP or any of the policies, procedures or methodologies used in the application thereof from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change been made, then the Co-Issuers will (i) notify Note Agent in writing of such change promptly after the Co-Issuers obtain knowledge thereof and (ii) promptly after the request of Note Agent, deliver to Note Agent and Holders one or more statements of reconciliation for all such prior financial statements delivered with respect to the period of time requested by Note Agent, not to exceed the eight Fiscal Quarters preceding the Fiscal Quarter during which such change occurred, in form and substance reasonably satisfactory to Note Agent;

(f) Notice of Default. Prompt written notice after any Credit Party has knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Credit Party with respect thereto; (ii) that any Person has given any notice to any Credit Party or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, or (iv) the occurrence of any Internal Control Event which is required to be publicly disclosed of which any officer of a Credit Party has knowledge which notice shall be accompanied by a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default event or condition, and what action such Credit Party has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. (i) Prompt written notice after any Credit Party has knowledge of (x) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by Co-Issuers to Holders or (y) any development (including settlement discussions) in any Adverse Proceeding that, in the case of either clause (x) or (y) if adversely determined, would reasonably be expected to have a Material Adverse Effect or result in an Event of Default under Section 8.1(h), or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or which arises in respect of any material Indebtedness of Holdings or its Subsidiaries or alleges any criminal misconduct by any Credit Party together in each case with such other information as may be reasonably available to Co-Issuers to enable Holders and their counsel to evaluate such matters and (ii) together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Section 5.1(a) a written status report in reasonable detail with respect to all outstanding Adverse Proceedings of the type referred to in clause (y) and any other outstanding Adverse Proceedings that, if adversely determined, would reasonably be expected to result in payment of more than $500,000 in any individual case;

(h) ERISA. (i) When any Credit Party has knowledge of the occurrence of or forthcoming occurrence of any ERISA Event, prompt written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness (but, in any event, within three (3) days), copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Note Agent shall reasonably request;

(i) Financial Plan. As soon as practicable and in any event no later than January 31st of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the Stated Maturity Date (a “Financial Plan”), including (i) a forecasted consolidated and, if prepared, consolidating balance sheet and forecasted consolidated and, if prepared, consolidating statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with a pro forma Compliance Certificate for the first Fiscal Year in such Financial Plan and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of each Fiscal Year in such Financial Plan, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.7 for the first Fiscal Year in the Financial Plan, and (iv) forecasts demonstrating adequate liquidity for the first Fiscal Year in the Financial Plan, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form reasonably satisfactory to Agents and accompanied by a certificate from the chief financial officer of Holdings certifying that the projections contained therein are based upon good faith estimates and assumptions believed by Holdings to be reasonable at the time made and at the time of delivery thereof (it being recognized by Note Agent and Holders that such projections are not to be viewed as facts and that actual results during the periods covered thereby may vary and such variances may be material);

(j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Note Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;

(k) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of any Co-Issuer;

(l) Notice Regarding Material Contracts and Intercompany Arrangements. Promptly, and in any event within ten (10) Business Days (i) after any Intercompany Arrangement is terminated, prepaid or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or that any Credit Party determines in good faith to be material to Note Agent or the Holders, (ii) after any Credit Party has knowledge that any Material Contract is breached by any party thereto in any material respect or any Material Contract is terminated, not renewed by any party thereto or the applicable Credit Party shall have received a notice of termination with respect thereof, or (iii) after any new Material Contract or any Intercompany Arrangement is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Note Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

(m) Environmental Reports and Audits. Within five (5) Business Days following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Holdings or its Subsidiaries which, in any such case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(n) Information Regarding Collateral. Holdings will furnish to Collateral Agent written notice at least ten (10) days prior to the occurrence, of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, or (iii) in any Credit Party’s Federal Taxpayer Identification Number. The Credit Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Co-Issuers will furnish to Note Agent prompt written notice of any Lien (other than Permitted Liens) or claims made or asserted against any Collateral or interest therein. Co-Issuers also agree promptly to notify Collateral Agent in writing if any material portion of the Collateral is lost, damaged or destroyed;

(o) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), an officer’s certificate (i) either confirming that there has been no change, since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section, in the information set forth in such certificate and/or identifying such changes, or (ii) certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Perfection Certificate or pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(p) Aging Reports.

(i) Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Section 5.1(a), (I) a summary of grace, suspended and terminated customers of Holdings and each of its Subsidiaries containing the information set forth in the “Grace and Suspend” file previously delivered to, and approved by, Note Agent for this purpose and in substantially the form of such Grace and Suspend file or such other form as is reasonably satisfactory to Note Agent, and (II) notice of any change in the accounting policies of Holdings or any of its Subsidiaries with respect to accounts receivables aging including any change to the basis for determining when a customer becomes a grace, suspended or terminated customer. If reasonably requested by Note Agent after receipt of any notice of any change in accounting policies referred to in clause (II) above, Holdings and its Subsidiaries shall promptly reverse such change and shall not thereafter make the same change without prior approval of Note Agent. Notwithstanding the foregoing, all computations of all financial ratios and financial covenants set forth in any Credit Document shall utilize accounting principles with respect to accounts receivable aging (including the basis for determining when a customer becomes a grace, suspended or terminated customer) in conformity with those used to prepare the Historical Financial Statements except to the extent expressly provided in Section 1.2.

(ii) Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Section 5.1(a), an updated “Daily Report” as of the end of such Fiscal Quarter containing the information set forth in the “Daily Report” file previously delivered to, and approved by, Note Agent for this purpose and in substantially the form of such Daily Report file or such other form as is reasonably satisfactory to Note Agent.

(q) Violations of Terrorism Laws. Promptly (i) if any Credit Party obtains knowledge that any Credit Party or any Person which owns, directly or indirectly, any Capital Stock of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, such Credit Party will notify Note Agent and (ii) upon the request of any Holder, such Credit Party will provide any information such Holder believes is reasonably necessary to be delivered to comply with the Patriot Act;

(r) Tax Returns. If requested by Note Agent, as soon as practicable and in any event within fifteen (15) days following the later of Note Agent’s request and the filing thereof, copies of each federal income tax return filed by or on behalf of any Credit Party; and

(s) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by

Holdings or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, and (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, (B) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Credit Party (other than any routine inquiry), (C) promptly upon receipt thereof, copies of all financial reports submitted to any Credit Party by its auditors in connection with any audit of the books thereof and (D) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Note Agent, including without limitation in relation to any matters disclosed pursuant to Section 5.9(a). Information required to be delivered pursuant to clause (A) of this clause(s) shall be deemed to have been delivered when posted on Holdings’ website at www.vonage.com.

5.2 Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and governmental authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted; provided, no Credit Party or Subsidiary shall be required to preserve any such right or governmental authorizations, qualifications, franchise, licenses and permits or (to the extent otherwise permitted by Section 6.8) existence if (i) such Credit Party’s or Subsidiary’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Credit Parties and Subsidiaries, and (ii) the loss thereof is not disadvantageous in any material respect to any Credit Party or Subsidiary or to Holders.

5.3 Payment of Taxes, Obligations and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and/or that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such obligation, Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax, claim or other obligation which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax, claim or other obligation. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

5.4 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material assets used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.5 Insurance. The Credit Parties will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to the Note Agent (it being understood that the business interruption insurance set forth on Schedule 4.27 is satisfactory to the Note Agent), and (ii) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as are customarily carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses, in each case in such amounts (giving effect to self insurance which comports with the requirements of this Section and provided that adequate reserves therefor are maintained in accordance with GAAP), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Credit Parties will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Holders as an additional insured thereunder as its interests may appear, and (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Controlling Agent, on behalf of Secured Parties, as the loss payee thereunder and provides for each insurer to endeavor to provide at least thirty (30) days’ prior written notice to Controlling Agent of any modification or cancellation of such policy and that no act or default of Holdings or any other Person shall affect the right of Controlling Agent to recover under such policy or policies in case of loss or damage.

5.6 Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and account in which full, true and correct entries, in all material respects, are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Note Agent (including employees of Note Agent or any consultants, accountants, lawyers and appraisers retained by Note Agent) (and, upon the occurrence and during the continuance of any Event of Default, permit any representatives designated by any Holder (including employees of a Holder or any consultants, accountants, lawyers and appraisers retained by a Holder), in each case other than any Affiliated Holder) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants, all upon reasonable notice and at such reasonable times during normal business hours and no more than twice during any Fiscal Year (or, upon the occurrence and continuance of any

Event of Default, as often as Note Agent may reasonably require) and by this provision the Credit Parties authorize such accountants to discuss with Note Agent and (and, upon the occurrence and during the continuance of any Event of Default any Holder (other than any Affiliated Holder)) and such representatives the affairs, finances and accounts of Holdings and its Subsidiaries. The Credit Parties acknowledge that Note Agent, after exercising its rights of inspection, may prepare and distribute to the Holders certain reports pertaining to the Credit Parties’ assets for internal use by Note Agent and the Holders (whether before, during or after an Event of Default); provided, that Note Agent shall have no obligation to distribute any such report to any Affiliated Holder. After the occurrence and during the continuance of (i) any Event of Default pursuant to Section 8.1(a), (ii) any Event of Default pursuant to 8.1(c) that results from any failure to be in compliance with the financial covenants set forth in Section 6.7 or (iii) the exercise of any remedy pursuant to Section 8 after the occurrence and during the continuance of any other Event of Default, if Note Agent determines that it is reasonably necessary in connection therewith, each Credit Party shall cooperate with Note Agent to arrange for Note Agent, with prior written notice to such Credit Party, to contact its suppliers (including service providers and business partners).

5.7 Holders’ Meetings. Co-Issuers will, upon the request of Note Agent or Requisite Holders (other than Affiliated Holders), participate in a meeting of Note Agent and Holders (other than Affiliated Holders) once during each Fiscal Year to be held at Holdings’ corporate offices (or at such other location as may be agreed to by Holdings and Note Agent) at such time as may be agreed to by Holdings and Note Agent.

5.8 Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), except where noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party shall take all reasonable and necessary actions to ensure that no portion of the proceeds of the Notes will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of any of the Terrorism Laws and shall take all reasonable and necessary action to comply in all material respects with all Terrorism Laws with respect thereto.

5.9 Environmental.

(a) Environmental Disclosure. Holdings will deliver to Note Agent and Holders:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports in the possession of Holdings, of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any material Environmental Claims;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Holdings’ discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any requests for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that, individually or in the aggregate have a reasonable possibility of giving rise to a Material Adverse Effect; and

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that would reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws.

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Right of Access and Inspection. With respect to any event described in Section 5.9(a) that would reasonably be expected to require investigation or remediation pursuant to Environmental Laws, or if an Event of Default has occurred and is continuing, or if Note Agent reasonably believes that Holdings or any Subsidiary has breached any representation, warranty or covenant related to environmental matters (including those contained in Sections 4.11, 4.14, 5.8 or 5.9):

(i) Note Agent and its representatives shall have the right, but not the obligation or duty, to enter the Facilities at reasonable times and upon prior written notice, for the purposes of observing the Facilities. Such access shall include, at the reasonable request of Note Agent, access to relevant documents and employees of Holdings and its Subsidiaries and to their outside representatives, to the extent necessary to obtain necessary information related to the event at issue. If an Event of Default relating to an environmental matter that is subject of Section 4.14 or 5.9(a) has occurred and is continuing, the Credit Parties shall conduct such tests and investigations on the Facilities or relevant portion thereof, as reasonably requested by Note Agent, including the preparation of a Phase I Report or such other sampling or analysis as determined to be necessary under the circumstances by a qualified environmental engineer or consultant. If an Event of Default relating to an environmental matter that is subject of Section 4.14 or 5.9(a) has occurred and is continuing, and if a Credit Party does not undertake such tests and investigations in a reasonably timely manner following the request of Note Agent, Note Agent may hire an independent engineer, at the Credit Parties’ expense, to conduct such tests and investigations. Note Agent will make all reasonable efforts to conduct any such tests and investigations so as to avoid interfering with the operation of the Facility.

(ii) Any observations, tests or investigations of the Facilities by or on behalf of Note Agent shall be solely for the purpose of protecting the Holders’ security interests and rights under the Credit Documents. The exercise of Note Agent’s rights under this Subsection (c) shall not constitute a waiver of any default of any Credit Party or impose any liability on Note Agent or any of the Holders. In no event will any observation, test or investigation by or on behalf of Note Agent be a representation that Hazardous Materials are or are not present in, on or under any of the Facilities, or that there has been or will be compliance with any Environmental Law and Note Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto. Neither any Credit Party nor any other party is entitled to rely on any observation, test or investigation by or on behalf of Note Agent. Note Agent and the Holders owe no duty of care to protect any Credit Party or any other party against, or to inform any Credit Party or any other party of, any Hazardous Materials or any other adverse condition affecting any of the Facilities; provided, that the failure of Note Agent to so protect or inform any Credit Party or any other party shall not result in any liability to Note Agent except to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from Note Agent’s bad faith, gross negligence or willful misconduct. Note Agent may, in its sole discretion, disclose to the applicable Credit Party, or to any other party if so required by law, any report or findings made as a result of, or in connection with, its observations, tests or investigations. If a request is made of Note Agent by any Governmental Authority to disclose any such report or finding that is non-public to any third party (other than any such request in connection with any examination of the financial condition or other routine examination of such Holder by such Governmental Authority), then, unless specifically prohibited by Environmental Law, Note Agent shall make reasonable efforts to notify the applicable Credit Party prior to such disclosure and afford such Credit Party the opportunity to object or defend against such disclosure at its own and sole cost; provided, that the failure of Note Agent to give any such notice or afford such Credit Party the opportunity to object or defend against such disclosure shall not result in any liability to Note Agent except to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from Note Agent’s bad faith, gross negligence or willful misconduct. Each Credit Party acknowledges that it may be obligated to notify relevant Governmental Authorities regarding the results of any observation, test or investigation disclosed to such Credit Party, and that such reporting requirements are site and fact-specific and are to be evaluated by such Credit Party without advice or assistance from Note Agent.

(d) If counsel to Holdings or any of its Subsidiaries reasonably determines that provision to Note Agent of a document otherwise required to be provided pursuant to this Section 5.9 (or any other provision of this Agreement or any other Credit Document relating to environmental matters) would jeopardize an applicable attorney-client or work product privilege pertaining to such document, then Holdings or its Subsidiary shall not be obligated to deliver such document to Note Agent but shall provide Note Agent with a notice identifying the author and recipient of such document and generally describing the contents of the document. Upon request of Note Agent, Holdings and its Subsidiaries shall take all reasonable steps necessary to provide Note Agent with the factual information contained in any such privileged document.

5.10 Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of any Credit Party, such Credit Party shall concurrently (or such longer period as Note Agent may agree, acting reasonably) (A) with such Person becoming a Domestic Subsidiary cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement and an “obligor” under the Intercompany Subordination Agreement by executing and delivering to Note Agent and Collateral Agent a Counterpart Agreement, and (B) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(d), 3.1(h), 3.1(i), 3.1(l) and 3.1(p) and Section 5.11. In the event that any Person becomes a Foreign Subsidiary of any Credit Party, and the ownership interests of such Foreign Subsidiary are owned by such Credit Party or by any Domestic Subsidiary thereof, such Credit Party shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(d), and such Credit Party shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Sections 3.1(i)(i), (iii) and (iv) necessary to grant and to perfect a Third Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in sixty-five percent (65%) of such ownership interests. With respect to each such Subsidiary, Holdings shall promptly send to Note Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of any Credit Party, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of the Credit Parties; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11 Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset after the Effective Date or a Real Estate Asset owned or leased on the Effective Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, or promptly after a Real Estate Asset owned or leased on the Effective

Date becomes a Material Real Estate Asset, (a) shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, title insurance policies, surveys, lien searches, opinions and certificates with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Third Priority security interest in such Material Real Estate Assets; provided that in the case of any property leased and not owned by a Credit Party as to which any of the foregoing would require the consent of the landlord, the agreements in this Section 5.11 shall be limited to the use of commercially reasonable efforts to cause such landlord to consent to the taking of these actions and to complying with this Section only to the extent that such consent is obtained, and (b) shall use commercially reasonable efforts to cause to be executed and delivered a Collateral Access Agreement and/or similar collateral access agreements with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request. In addition to the foregoing, Co-Issuers shall, at the request of Requisite Holders, deliver, from time to time, to Note Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.12 Interest Rate Protection. Holdings shall comply with Section 5.12 of the First Lien Credit Agreement and the Second Lien Credit Agreement, each as in effect as of the Effective Date (or the substantially equivalent provision in any successor or amendment to either such agreement).

5.13 Further Assurances. At any time or from time to time upon the reasonable request of Note Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Note Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents (other than the Registration Rights Agreement), including providing Holders with any information reasonably requested pursuant to Section 11.22. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Note Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Holdings and its Subsidiaries and all of the outstanding Capital Stock of Holdings’ Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries) and shall give Collateral Agent prompt written notice of its acquisition of any asset or assets with a value in excess of $250,000 to the extent that Collateral Agent’s security interest therein to secure the Obligations will not be perfected by the UCC filings or other documents currently in effect at such time.

5.14 Separateness. Unless otherwise consented to by Agents and Requisite Holders each Credit Party will (i) maintain entity records and books of account separate from those of any other Person, including without limitation intercompany transaction accounts; (ii) not commingle its funds or assets with those of any other Person; (iii) hold all appropriate meetings of its board of directors or other analogous governing body to authorize and approve such entity’s actions, which meetings are separate from those of other entities, and keep separate and accurate minutes of its meetings; (iv) conduct its business in its own name, by its own officers and in accordance with its Organizational Documents; and (v) in general, observe the formalities of a corporation (or limited liability company, if applicable) in all material respects.

5.15 Use of Proceeds. The proceeds of the Notes will be used by Vonage America in accordance with Section 2.3. No part of the proceeds of any Note will be used, whether directly or indirectly, for any purpose that entails a violation of any law, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.

5.16 Certain Provisions Relating to the Concentration Account.

(a) On each Business Day on and after October 1, 2009, all amounts of Unrestricted Cash in all operating, deposit and other accounts (other than the Concentration Account and the Proceeds Collateral Account) of the Credit Parties and their Subsidiaries in excess of the Sweep Threshold in the aggregate shall, in accordance with the cash management procedures set forth on Schedule 5.16, be deposited into the Concentration Account. If at any time on or after October 1, 2009, the balance in the Concentration Account is less than or equal to the Concentration Account Minimum in effect at such time, the Credit Parties will not have any access to or any right to make withdrawals from the Concentration Account. On and after October 1, 2009, if and so long as the balance in the Concentration Account is in excess of the Concentration Account Minimum then in effect (an “Excess Cash Amount”), Vonage America shall be permitted to withdraw funds held in the Concentration Account in an amount up to the Excess Cash Amount until such time as (i) an Event of Default has occurred and is continuing and (ii) Controlling Agent instructs the Concentration Account Bank to restrict any further access by Vonage America to the Concentration Account and to cease complying with any instructions of Vonage America; provided, that in connection with each such withdrawal of funds and concurrent with Vonage America’s issuing of any related instructions to the Concentration Account Bank to withdraw such funds, Vonage America shall provide notice of such withdrawal (including notice of the amount of funds being withdrawn) to the Note Agent.

(b) No increase in Account Restricted Cash in excess of the amount held by the Credit Parties and the Subsidiaries on the Effective Date shall result in a decrease in Unrestricted Cash for purposes of Section 2.12(e) of the First Lien Credit Agreement or this Section 5.16 unless after giving effect thereto Holdings is in compliance with the minimum Consolidated Liquidity covenants set forth in Sections 6.7(f)(i), (ii) and (iii) at such time. For the avoidance of doubt, the effect of the preceding sentence for purposes of this Section 5.16 is that if the condition set forth in such sentence is not met with respect to an increase in Account Restricted Cash, the Credit Parties shall nonetheless be required on and after October 1, 2009 to cause an amount of Cash or Cash Equivalents equal to such increase to be deposited into the Concentration Account.

(c) Upon the occurrence and during the continuance of an Event of Default, Controlling Agent shall have exclusive control over the Concentration Account and may apply any and all amounts on deposit in the Concentration Account to prepay the Notes and to pay any other Obligation in any order or manner as Note Agent may deem advisable. Subject to the Intercreditor Agreement and subject to the prior payment of the First Lien Obligations and the Second Lien Obligations, upon the occurrence and during the continuance of an Event of Default, Controlling Agent may apply any and all amounts on deposit in the Proceeds Collateral Account to prepay the Obligations in any order or manner as Controlling Agent may deem advisable. No third party shall have any rights in or claims to the Concentration Account, except (i) Permitted Depository Claims or (ii) pursuant to the Intercreditor Agreement as provided therein.

(d) To the extent that the Concentration Account Bank allows funds in the Concentration Account to be invested in Cash Equivalents, then so long as no Event of Default has occurred and is continuing, the funds in the Concentration Account shall be invested in such Cash Equivalents as Vonage America may from time to time direct. If an Event of Default has occurred and is continuing, Controlling Agent shall have the sole right, but shall not be obligated, to cause the funds in the Concentration Account to be invested in such Cash Equivalents as Controlling Agent may from time to time direct.

5.17 Source Code Escrow Arrangements. Holdings shall comply with Section 5.17 of the First Lien Credit Agreement and the Second Lien Credit Agreement (or the substantially equivalent provision in any successor or amendment to either such agreement)

5.18 Permitted Activities and Assets.

(a) Other than immaterial activities conducted by a Credit Party that are incidental to the primary businesses of such Credit Party as required by Sections 5.18 and 6.12, all marketing, advertising, promotional operations or public relations or activities shall be conducted through Vonage Marketing Inc.

(b) Other than immaterial activities conducted by a Credit Party that are incidental to the primary businesses of such Credit Party as required by Sections 5.18 and 6.12, all operations and activities conducted outside of the United States shall be conducted directly or indirectly through VW, or a wholly owned Domestic Subsidiary thereof that is Guarantor.

(c) All agreements with customers for telephone service (which may include mobile telephone service provided that Vonage America does not become subject to additional government rules or regulations) within the United States and all proceeds thereof, including all related credit card processing agreements, related vendor contracts, and all inventory located in the United States, shall be owned by Vonage America.

(d) All agreements with customers for mobile telephone service within the United States and all proceeds thereof, including all related credit card processing agreements, shall be owned by NVP, except as otherwise permitted by Section 5.18(c).

(e) Other than immaterial activities conducted by a Credit Party that are incidental to the primary businesses of such Credit Party as required by Sections 5.18 and 6.12, all activities in the United States in connection with the promotion and sale of mobile telephone services and any network operations related to such services, shall be conducted by NVP.

(f) Other than immaterial activities conducted by a Credit Party that are incidental to the primary businesses of such Credit Party as required by Sections 5.18 and 6.12, all network operations and activities shall be conducted by VN.

(g) All network equipment and patents (other than with respect to the Sprint patent that is owned by Vonage America as of the date of this Agreement), including all related operation contracts shall be owned by VN, or a wholly owned Domestic Subsidiary thereof that is a Guarantor.

5.19 Intercompany Arrangements.

(a) Each Credit Party shall pledge to the Collateral Agent any interests it may have at any time under any Intercompany Arrangement to which it is a party in accordance with the Pledge and Security Agreement (or, with respect to the UK Subsidiary, the relevant UK Collateral Document, if applicable). Each counterparty to each Intercompany Arrangement (including any Foreign Subsidiary party thereto) in existence on or entered into by a Credit Party after the Effective Date shall expressly acknowledge such pledge in writing for the benefit of the Secured Parties and shall agree not to permit such Intercompany Arrangements to be amended, modified, waived or terminated in any manner that violates the provisions set forth in this Agreement relating to Intercompany Arrangements without the consent of Note Agent.

(b) All Intercompany Arrangements entered into on or after the Effective Date shall be in writing, unsecured and on arm’s-length commercially reasonable terms consistent with past business practices as reflected in the Intercompany Arrangements referred to in Section 4.33 as determined by each party thereto in good faith. The parties to the Master Subordinated Intercompany Note shall set the interest rate thereon on an arm’s-length basis.

(c) To the extent that any Intercompany Arrangement contains a license of Intellectual Property (as defined in the Pledge and Security Agreement), the Credit Party that is the licensor thereunder hereby consents to the assumption of such license by the licensee in any bankruptcy proceeding of the licensee and the assignment thereof by the licensee in such proceeding.

(d) Notwithstanding any other provision of this Agreement to the contrary, the Credit Parties shall be permitted to make investments in, transfer assets to and make payments to any other Credit Party or any of their Subsidiaries other than pursuant to Intercompany Arrangements that comply with the provisions of this Agreement relating solely to Intercompany Arrangements in an aggregate amount for all Credit Parties from the Effective Date to the Stated Maturity Date not in excess of $5,000,000 in the aggregate, but subject in the case of any Foreign Subsidiary to the dollar limitations set forth in Section 6.6(k) or (n).

(e) Each Credit Party and each of their Subsidiaries shall reconcile and settle all intercompany trade obligations on a monthly basis in accordance with the payment terms set forth in the applicable Intercompany Arrangements. To the extent necessary to enable a Foreign Subsidiary to satisfy its intercompany trade obligations on any monthly settlement date as required by the preceding sentence, Vonage America shall, if and to the extent it is permitted to do so under Section 6.6(k), (n) or (o), as applicable, make a loan on such date to such Foreign Subsidiary in the amount needed for such purpose. Such loan shall be recorded on the books of such Foreign Subsidiary and shall meet the requirements of Section 6.1(b)or (t), as applicable. All such loans will be treated as Indebtedness for borrowed money for purposes of the Intercompany Subordination Agreement.

5.20 [Intentionally Omitted].

5.21 Additional Amounts Notice. In the event that the Co-Issuers are required to pay Additional Amounts to Holders of Notes pursuant to the Registration Rights Agreement, the Co-Issuers shall provide written notice (“Additional Amounts Notice”) to Note Agent of their obligation to pay Additional Amounts prior to the required payment date for the Additional Amounts, and the Additional Amounts Notice shall set forth the amount of Additional Amounts to be paid by the Co-Issuers on such payment date. The Note Agent shall not at any time be under any duty to any Holder of Notes to determine the Additional Amounts, or with respect to the nature, extent or calculation of the amount of Additional Amounts when made, or with respect to the method employed in such calculation of the Additional Amounts.

5.22 Post Closing Matters.

(a) Holdings shall, and shall cause each of the Credit Parties to, satisfy the requirements set forth on Schedule 5.22 on or before the date specified for such requirement or such later date to be determined by Note Agent.

(b) To the extent that the items described in Section 3.1(h), (j), (k), (l)(ii), (o) and (p) (in the case of (p), only as it applies to the opinion of Danish counsel) are not delivered on the Effective Date, Holdings shall, and shall cause each of the applicable Credit Parties to, deliver such items to the Agents within thirty (30) days after the Effective Date or such later date as may be agreed by Note Agent.

5.23 Tender Offer. Not later than the Close of Business on the sixth Business Day prior to November 3, 2008, Holdings shall remove any financing condition to the Tender Offer and file with the SEC an amendment to its Statement on Schedule TO relating to the Tender Offer, to the effect that such financing condition has been removed. Holdings shall allow the Tender Offer to expire on or prior to the Funding Date. Holdings shall accept and pay for all Tendered Notes on the Funding Date using funds that have been deposited into the Proceeds Collateral Account in accordance with Section 2.4 of this Agreement or, to the extent provided in Section 2.4(e) of this Agreement, into the Tender Offer Account. Holdings shall comply in all material respects with Rule 13e-4 under the Exchange Act in connection with such amendment, expiration, acceptance and payment.

5.24 Board Observation Rights. Silver Point shall be entitled to appoint one observer, who shall be reasonably acceptable to Holdings (a “Board Observer”), to the board of directors of Holdings, until the first date that the Silver Point Parties beneficially own less than $4.0 million in aggregate principal amount of the Notes or the equivalent number of shares of Common Stock based on the Applicable Conversion Rate then in effect. Holdings shall provide the Board Observer with (i) the same notice of all meetings of the board of directors of Holdings as is received by the members of the board of directors of Holdings and (ii) copies of the same materials received by the members of the board of directors of Holdings in respect of such meetings. The Co-Issuers shall reimburse the Board Observer for any reasonable and documented travel, lodging and other similar expenses incurred in connection with acting as Board Observer, to the extent members of the Board of Directors of Holdings are similarly reimbursed for such expenses.

5.25 Notification of Blackout Periods. Holdings shall notify the holders of Transfer Restricted Securities who are Affiliates of the existence of any blackout periods under Holdings’ securities trading policy.

5.26 Ratings. In the event Holdings at any time obtains ratings from either Moody’s or S&P for the Notes, Holdings shall use commercially reasonable efforts to maintain such ratings for so long as rating agents are in the business of rating loans and securities of a type similar to the Notes (it being acknowledged and agreed that Holdings shall not be required to maintain any minimum credit ratings).

5.27 Material Breaches. Following any material breach (i) by Jeffrey A. Citron of the Citron Employment Agreement or (ii) by Marc P. Lefar of the Lefar Employment Agreement, Holdings shall exercise all of its rights and remedies provided by law to be compensated for all damages, losses, claims and expenses arising out of or in connection with such material breach, including, without limitation, the right to require the breaching party to account for and pay to Holdings all compensation, profits, moneys, accruals, increments or other benefits derived or received by such breaching party as a result of any transaction constituting such material breach. In the event that any such material breach constitutes an activity prohibited by any restrictive covenant contained in the Citron Employment Agreement or Lefar Employment Agreement, as appropriate, Holdings shall also seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the breaching party from engaging in such activity, or such other relief as may be required specifically to enforce the applicable restrictive covenant.

5.28 Non-Public Information Disclosure On the day of its earnings conference call to discuss the earnings press release with respect to the Fiscal Quarter ending September 30, 2008, Holdings will be required to represent to Note Agent and the other Holders (in an officer’s certificate of Holdings) that, immediately after such call, all material non-public information regarding Holdings and its Subsidiaries that was provided to Silver Point or its Affiliates prior to the Funding Date (the “Pre-Closing Information”) either has been disclosed or is no longer material, and that as a result, the possession by Silver Point and its Affiliates of the Pre-Closing Information does not restrict trading in the securities of Holdings by the “public side” of Silver Point and its Affiliates as of the third full trading day after the date of such representation (such third full trading day, the “First Unrestricted Day”). Silver Point will cooperate reasonably with Holdings in its effort to identify such material non-public information provided to Silver Point and its Affiliates prior to the Funding Date and will institute informational walls such that the “public side” of Silver Point and its Affiliates does not receive material, non-public information regarding Holdings and its Subsidiaries on or after the Funding Date.

5.29 SEC and Other Reports. Holdings shall deliver to Note Agent and Holders copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which Holdings is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after it is required to file such annual and quarterly reports, information, documents and other reports with the SEC (if consented to by Note Agent, which consent shall not be unreasonably withheld, giving effect to any extension period under Rule 12b-25 under the Exchange Act); provided, however, that, to the extent permitted by law, any such document, information and other reports filed and publicly available through the SEC’s EDGAR filing system shall be deemed to have been received by Note Agent and Holders. If Holdings is at any time not required to file information, documents or other reports with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, Holdings shall, for so long as any Notes remain outstanding, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which Holdings would have been required to file with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act if Holdings were so subject, such documents to be filed with the SEC on or prior to the date by which Holdings would have been required so to file such documents if Holdings were so subject (if consented to by Note Agent, which consent shall not be unreasonably withheld, giving effect to any extension period under Rule 12b-25 under the Exchange Act). Delivery of such reports, information and documents to Note Agent and Holders is for informational purposes only and Note Agent’s and Holders’ receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Co-Issuers’ compliance with any of their covenants hereunder (as to which Note Agent is entitled to rely exclusively on Officer’s Certificates).

5.30 Hart-Scott-Rodino. In the event that any Holder may become subject to the notification requirements and/or waiting period of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), as a result of its acquisition of Settlement Shares, the Co-Issuers agree that they shall and, by accepting a Note, each such Holder also agrees that it shall, use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with each other in doing or causing to be done, all things necessary, proper or advisable under applicable laws to prepare and file as promptly as practicable a Notification and Report Form pursuant to the HSR Act with respect to the acquisition by such Holder of shares of Common Stock, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable laws or by governmental authorities. The actions to be performed pursuant to the previous sentence shall be performed not later than (i) one month after the date of this Agreement, in the case of filings in respect of Holders of Notes at the date of this Agreement and (ii) not later than 15 days after written notice by another Holder to the Co-Issuers that such Holder may become subject to the requirements of the HSR Act as a result of its acquisition of Settlement Shares. In addition, the Co-Issuers and the relevant Holders shall cooperate reasonably to ensure that any additional filings and actions necessary to maintain the validity of any clearance under the HSR Act are timely and promptly made or taken.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Note Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) any Proceeds Notes and any other Indebtedness of any Credit Party (other than Vonage America) to any other Credit Party; provided, (i) all such Indebtedness shall be evidenced by Intercompany Arrangements that comply with the requirements relating to Intercompany Arrangements set forth in this Agreement, to the extent applicable, and that are subject to a Third Priority Lien securing the Obligations pursuant to the Pledge and Security Agreement (or, with respect to the UK Subsidiary, the relevant UK Collateral Document, if applicable) and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Subordination Agreement;

(c) Indebtedness under Interest Rate Agreements incurred by Holdings pursuant to Section 5.12;

(d) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations incurred in connection with dispositions by such entity of any business, assets or Subsidiary of Holdings or any of its Subsidiaries permitted hereunder;

(e) Indebtedness which may be deemed to exist in favor of third parties pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with customary Deposit Accounts maintained by a Credit Party as part of its ordinary cash management program;

(g) guaranties by Holdings of obligations (other than Indebtedness) in connection with certain kiosk leases entered into by any Credit Party in the ordinary course of business in accordance with Holdings and such other Credit Party’s past practice;

(h) subject to Section 5.19, guaranties by Holdings of Indebtedness of a Guarantor Subsidiary (other than the UK Subsidiary) or guaranties by a Subsidiary of Holdings of Indebtedness of Holdings or a Guarantor Subsidiary (other than the UK Subsidiary) with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(i) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except to the extent permitted by a different clause of this Section 6.1; provided that no such Indebtedness of Vonage America shall be permitted unless it meets the requirements of clauses (i), (ii) and (iii) of Section 6.1(p);

(j) Indebtedness of any Credit Party (other than the UK Subsidiary) with respect to Capital Leases incurred to finance the acquisition of new (i.e., incremental, not replacement or existing) hardware from third parties; provided, the principal amount of such Indebtedness shall not exceed at any time $25,000,000 in the aggregate for all Credit Parties; provided, further, any such Indebtedness (A) shall be secured only by the asset acquired with the proceeds of such Indebtedness and proceeds, products, improvements and accessions and (B) shall constitute not more than one hundred percent (100%) of the aggregate consideration paid to acquire such asset;

(k) purchase money Indebtedness of any Credit Party (other than the UK Subsidiary) incurred to finance the acquisition of new (i.e., incremental, not replacement or existing) inventory; provided, the principal amount of such Indebtedness shall not exceed at any time $25,000,000 in the aggregate for all Credit Parties; provided, further, any such Indebtedness (A) shall be secured only by the asset acquired with the proceeds of such Indebtedness and proceeds, products, improvements and accessions, (B) shall constitute not more than one hundred percent (100%) of the aggregate consideration paid to acquire such asset and (C) all of the terms of and documentation for such Indebtedness shall be reasonably acceptable to Note Agent;

(l) Indebtedness of any Credit Party (other than the UK Subsidiary) in respect of letters of credit (other than any Preliminary IP Event L/Cs), provided that the sum of (i) the aggregate face amount of such letters of credit, when aggregated with the face amount of all outstanding letters of credit listed on Schedule 3.1(e) and (ii) the Excess Collateralization Amount, does not exceed at any time $40,000,000 in the aggregate for all Credit Parties;

(m) (i) the First Lien Loans made on the Funding Date in an aggregate original face amount of $130,300,000 and Permitted Refinancings of First Lien Obligations, (ii) the Second Lien Loans made on the Funding Date in an aggregate original face amount of $72,000,000, and Permitted Refinancings of Second Lien Obligations, (iii) any PIK Interest that accrues in accordance with the terms of the Second Lien Credit Agreement and that is capitalized in accordance with GAAP, and (iv) additional First Lien Obligations in an aggregate principal amount not to exceed $13,000,000 (which shall not be available to be used for the purpose of effecting any Refinancing of First Lien Obligations) and (v) additional Second Lien Obligations in an aggregate principal amount not to exceed $7,200,000;

(n) Indebtedness of Holdings with respect to the Existing Convertible Notes outstanding on the Effective Date and, following the expiration of the Tender Offer, Indebtedness of Holdings with respect to the Existing Convertible Notes after giving effect to the Tender Offer;

(o) Rate Management Transactions of any Credit Party (other than the UK Subsidiary) entered into in the ordinary course of business and for non-speculative purposes;

(p) other unsecured Indebtedness of the Credit Parties (other than the UK Subsidiary) in an aggregate principal amount not to exceed at any time $25,000,000, provided that (i) such Indebtedness shall be subordinated to the Obligations on terms and conditions reasonably satisfactory to Note Agent, (ii) such Indebtedness shall have a maturity date that is at least one year after the Stated Maturity Date and (iii) such Indebtedness shall not require any payments of any principal or interest (except for interest paid-in-kind) or any other amounts in respect to such Indebtedness to be made prior to one year after the Stated Maturity Date and no such payments shall be made; provided further that any such subordinated Indebtedness issued by any Credit Party may be refinanced with unsecured subordinated Indebtedness of such Credit Party so long as (x) the terms and conditions of the subordination of such refinancing Indebtedness are at least as favorable to the Holders as those that were applicable to the Indebtedness that was refinanced, (y) the conditions set forth in clauses (ii) and (iii) of this Section 6.1(p) are met with respect to such refinancing Indebtedness and (z) the aggregate principal amount of such refinancing Indebtedness and all other Indebtedness outstanding under this Section 6.1(p) after giving effect to such refinancing shall not exceed at any time $25,000,000;

(q) [Intentionally Omitted];

(r) to the extent it constitutes Indebtedness, any unsecured payment obligations of Holdings or any of its Subsidiaries owing in connection with (i) the AT&T Settlement, as in effect on the date hereof, as amended in accordance with Section 6.18 hereof, and (ii) any other Consolidated Capitalized Settlement otherwise permitted pursuant to this Agreement;

(s) Indebtedness of any Credit Party (other than the UK Subsidiary) in respect of any Preliminary IP Event L/Cs;

(t) any Indebtedness of any Foreign Subsidiary in favor of any Credit Party to the extent such Credit Party is permitted to extend such Indebtedness pursuant to Section 6.6(k), (n) or (o); provided, all such Indebtedness shall be evidenced by Intercompany Arrangements that comply with the requirements relating to Intercompany Arrangements set forth in this Agreement, to the extent applicable, and that are subject to a Third Priority Lien securing the Obligations pursuant to the Pledge and Security Agreement (or, with respect to the UK Subsidiary, the relevant UK Collateral Document, if applicable);

(u) any unsecured Guaranties by Holdings of obligations (other than in respect of Indebtedness) of any Foreign Subsidiary to the extent Holdings is permitted to provide such Guaranties pursuant to Section 6.6(k) or (n);

(v) Indebtedness of any Foreign Subsidiary (other than the UK Subsidiary) in favor of any other Foreign Subsidiary; and

(w) other unsecured Indebtedness of the Credit Parties (other than the UK Subsidiary) in an aggregate principal amount not to exceed at any time $1,000,000;

provided, that no Indebtedness otherwise permitted by clauses (i), (j), (k), (o), (p) or (w) shall be assumed, created, or otherwise refinanced if a Default or Event of Default has occurred and is continuing or would result therefrom and no Indebtedness otherwise permitted by clause (b) shall be permitted if in violation of the Intercompany Subordination Agreement.

6.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable and any Security) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, or for Taxes not yet due and payable;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the value or use of the property to which such Lien is attached or with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, in each case which do not and will not interfere with or impair in any material respect the use, value or operations of the Holmdel Leasehold or Material Real Estate Asset or the ordinary conduct of the business of Holdings or such Subsidiary;

(j) non-exclusive licenses or sublicenses of patents, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in existence on the date hereof or granted in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Holdings or such Subsidiary;

(k) Permitted Depository Claims;

(l) Liens securing Capital Leases and purchase money Indebtedness permitted pursuant to Section 6.1(j) or (k), respectively; provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(m) Liens on Cash collateral securing letters of credit permitted pursuant to Section 6.1(l) or (s); provided, such Liens with respect to any letter of credit shall encumber only Cash collateral in an aggregate amount not to exceed 120% of the then-outstanding face amount of such letter of credit; provided further that in the case of any Preliminary IP Event L/C, Collateral Agent shall have a valid and perfected fourth priority security interest in all rights of the Credit Parties in all collateral securing such Preliminary IP Event L/C pursuant to documentation reasonably acceptable to Note Agent (with respect to which only the Lien permitted pursuant to this Section 6.2(m), the First Priority Liens securing the First Lien Obligations and the Second Priority Liens securing the Second Lien Obligations permitted pursuant to paragraph (n) of this Section 6.2 shall rank higher in priority);

(n) Subject to the Intercreditor Agreement, (i) First Priority Liens securing the First Lien Obligations incurred pursuant to Sections 6.1(m)(i) and (iv); and (ii) Second Priority Liens securing the Second Lien Obligations incurred pursuant to Sections 6.1(m)(ii), (iii) and (v);

(o) Guarantees otherwise permitted pursuant to Sections 6.1(g) or (h);

(p) Court-ordered Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h);

(q) Leases or subleases granted to others in the ordinary course of business that do not (i) interfere in any material respect with the business of Holdings or any of its Subsidiaries or (ii) secure any Indebtedness;

(r) any reserves which are required to be imposed on Holdings or any of its Subsidiaries in the ordinary course of business by any credit card processors and any rights of such credit card processors to impose such reserves; provided that the taking of such reserves and the amount of such reserves are, in each case, in accordance with the terms of the applicable credit card payment processing agreement entered into in the ordinary course of business (it being understood that no other types of Liens in favor of credit card processors shall be permitted by this Agreement except to the extent such Lien would otherwise be permitted pursuant to a different paragraph of this Section 6.2); and

(s) Liens not otherwise permitted by this Section 6.2 so long as (i) such Liens do not secure Indebtedness for borrowed money and (ii) neither (x) the aggregate outstanding principal amount of the obligations secured thereby nor (y) the aggregate fair market value (determined as of the date the applicable Lien is incurred) of the assets subject thereto exceeds (as to all Credit Parties and their Subsidiaries) $500,000 at any one time.

6.3 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness permitted hereby or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section 6.8, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) restrictions contained in the First Lien Credit Documents, the Second Lien Credit Documents and the Deed of Charge (the “Deed of Charge”) over Credit Balances by Chargor for Own Liabilities dated November 15, 1995 between the UK Subsidiary and Barclays Bank plc with respect to account number 50738301 at Barclays Bank plc, no Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.4 Restricted Junior Payments. Except with respect to any repayment, repurchase or redemption of the Existing Convertible Notes at or below par (provided that such Existing Convertible Notes are cancelled in full promptly thereafter) and to the extent permitted herein, no Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except that (a) any wholly-owned Subsidiary of any Credit Party may make dividends or distributions on its Capital Stock to such Credit Party, (b) Holdings may declare and make dividend payments or other distributions payable solely in the common stock and nonredeemable capital stock of Holdings, and (c) Holdings may make Restricted Junior Payments for the purpose of purchasing Capital Stock from present or former officers or employees of Holdings or any of its Subsidiaries; provided that the aggregate amount of payments under this clause (c) after the date hereof (net of any proceeds received by Holdings after the date hereof in connection with resales of any Capital Stock so purchased) shall not exceed $500,000 in any Fiscal Year plus any amount received by Holdings from the sale of Capital Stock (other than Disqualified Capital Stock) of Holdings from officers and employees.

6.5 Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Co-Issuer to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by such Co-Issuer or any other Subsidiary of such Co-Issuer, (b) repay or prepay any Indebtedness owed by such Subsidiary to such Co-Issuer or any other Subsidiary of such Co-Issuer, (c) make loans or advances to such Co-Issuer or any other Subsidiary of such Co-Issuer, or (d) transfer any of its property or assets to Co-Issuers or any other Subsidiary of such Co-Issuer other than restrictions (i) in the First Lien Credit Documents, (ii) in the Second Lien Credit Documents, (iii) in agreements evidencing Indebtedness permitted by Section 6.1(k) that impose restrictions on the property so acquired, (iv) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (v) on the disposition of assets contained in agreements relating to the sale of assets, provided such restrictions and conditions apply only to the assets that are to be sold and such sale is permitted hereunder. No Credit Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligation which would prohibit a Subsidiary of any Co-Issuer from becoming a Credit Party.

6.6 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Effective Date in any Subsidiary and Investments made after the Effective Date in any wholly owned Guarantor Subsidiaries of Holdings that are (i) pursuant to Intercompany Arrangements that comply with the requirements of this Agreement applicable to Intercompany Arrangements or (ii) otherwise permitted pursuant to Section 5.19(d);

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(d) intercompany loans to the extent permitted under Section 6.1(b) and Guaranties permitted under Section 6.1(h);

(e) Consolidated Capital Expenditures permitted by Section 6.7(e);

(f) loans and advances to officers, directors and employees of Holdings and its Subsidiaries in an aggregate amount outstanding not to exceed at any time $500,000 for travel, entertainment, relocation and related business purposes; provided that loans and advances made under this provision do not violate Section 402 of the Sarbanes-Oxley Act;

(g) Permitted Additional Acquisitions;

(h) Guarantees permitted by Section 6.1;

(i) Investments by Holdings in Interest Rate Agreements entered into in the ordinary course permitted under Section 6.1;

(j) Investments made or received as a result of consideration received in connection with an Asset Sale not otherwise prohibited by this Agreement;

(k) (i) Investments made by any Credit Party in any wholly-owned Foreign Subsidiary (other than the UK Subsidiary) during the period from the Effective Date through the end of Fiscal Year 2008 (including the existing guaranty by Holdings of the lease obligations of its Canadian Subsidiary) in an aggregate amount not to exceed, in the aggregate for all Credit Parties for such period, the excess of (x) $2,000,000 over (y) the aggregate amount of all Investments made by any Credit Party in any Foreign Subsidiary (other than the UK Subsidiary) during the period from the beginning of Fiscal Year 2008 through the Effective Date (including such existing guaranty), (ii) Investments made by any Credit Party in any wholly-owned Foreign Subsidiary (other than the UK Subsidiary) during Fiscal Year 2009 (including such existing guaranty in an aggregate amount not to exceed, in the aggregate for all Credit Parties for such period, $1,000,000, and

(iii) Investments made by any Credit Party in any wholly-owned Foreign Subsidiary (other than the UK Subsidiary) during each subsequent Fiscal Year (including such existing guaranty in an aggregate amount not to exceed, in the aggregate for all Credit Parties for such Fiscal Year, $500,000 plus additional investments solely in the form of Intercompany Settlement Loans in an aggregate amount not to exceed $500,000 (it being understood that any interest that accrues on any Intercompany Arrangements in the form of Indebtedness otherwise permitted under this Section 6.6(k) in accordance with the provisions of this Agreement applicable to Intercompany Arrangements shall be permitted without regard to the amounts set forth in this Section 6.6(k) and without counting against such amounts);

(l) Investments made by any Foreign Subsidiary (other than the UK Subsidiary) in any other wholly-owned Foreign Subsidiary;

(m) other Investments (other than the type described in clauses (b), (e), (g) and (k)) and Acquisitions made by any Credit Party (other than the UK Subsidiary) during the period from the Effective Date through the Stated Maturity Date in an aggregate amount not to exceed, in the aggregate for all Credit Parties for such period, $2,000,000; provided however that (i) no Investment or Acquisition may be made pursuant to this Section 6.6(m) in, of or with respect to any entities, assets or operations outside the United States and (ii) each Investment or Acquisition made pursuant to this Section 6.6(m) must become subject to a Third Priority Lien securing the Obligations pursuant to the Pledge and Security Agreement or other applicable Collateral Document on the date such Investment or Acquisition is made;

(n) the Existing UK Support Letter and any successor support letter that the auditors for the UK Subsidiary require in the future as a condition to providing their audit report; provided, that Holdings shall not permit the Existing UK Support Letter to continue in effect on or after October 24, 2008 and shall not enter into any successor support letters unless each such letter contains (or, in the case of the Existing UK Support Letter if it continues on or after October 24, 2008, an amendment thereto contains) an express limit on the aggregate amount that Holdings would be required to invest thereunder in an amount that does not exceed the amount permitted to be invested in the UK Subsidiary pursuant to this Section 6.6(n); (ii) Investments by Holdings in the UK Subsidiary that are required to be made before October 24, 2008 pursuant to the Existing UK Support Letter; (iii) Investments by Holdings in the UK Subsidiary that are required to be made on or after October 24, 2008 pursuant to any successor support letter referred to above (or pursuant to an amendment to the Existing UK Support Letter referred to above) in an aggregate principal amount not to exceed in any twelve-month period (x) prior to the UK Subsidiary Accession Date or after the UK Subsidiary Deaccession Date, $2,500,000, of which not more than $1,500,000 shall consist of Intercompany Cash Loans and the balance shall consist of Intercompany Settlement Loans, and (y) on or after the UK Subsidiary Accession Date and prior to the UK Subsidiary Deaccession Date, the following, of which not more than $1,500,000 in any twelve-month period shall consist of Intercompany Cash Loans and the balance shall consist of Intercompany Settlement Loans: $7,000,000 for the twelve months ended October 24, 2009; $6,000,000 for the twelve months ended October 24, 2010; $5,000,000 for the twelve months ended October 24, 2011; $4,000,000 for the twelve months ended October 24, 2012; and $3,000,000 for the twelve months ended October 24, 2013 (it being understood that any interest that accrues on any Intercompany Arrangements in the form of Indebtedness otherwise permitted under this Section 6.6(n) in accordance with the provisions of this Agreement applicable to Intercompany Arrangements shall be permitted without regard to the amounts set forth in this Section 6.6(n) and without counting against such amounts); and

(o) Intercompany Cash Loans made by Vonage America to any Foreign Subsidiary with Excepted Cash that is distributed to Vonage America by another Foreign Subsidiary immediately prior to the time such Intercompany Cash Loan is made (it being understood that any interest that accrues on any Intercompany Arrangements in the form of Indebtedness otherwise permitted under this Section 6.6(o) in accordance with the provisions of this Agreement applicable to Intercompany Arrangements shall be permitted without regard to the amounts set forth in this Section 6.6(o) and without counting against such amounts).

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment or Acquisition which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4. Notwithstanding the foregoing, no further Investment or Acquisition otherwise permitted by clause (d), (f), (h), (k) or (m) shall be permitted if any Default or Event of Default has occurred and is continuing or would result therefrom and no Investment otherwise permitted by clause (b) or (d) shall be permitted if in violation of the Intercompany Subordination Agreement.

6.7 Financial Covenants.

(a) Fixed Charge Coverage Ratio. Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2008 to be less than the correlative ratio indicated:

Last Day of Fiscal Quarter Ending	Fixed Charge Coverage Ratio
December 31, 2008	0.36:1:00
March 31, 2009	0.47:1:00
June 30, 2009	0.54:1:00
September 30, 2009	0.56:1:00
December 31, 2009	0.68:1:00
March 31, 2010	0.83:1:00
June 30, 2010	0.90:1:00
September 30, 2010	0.90:1:00
December 31, 2010	0.91:1:00
March 31, 2011	0.96:1:00
June 30, 2011	1.00:1:00
September 30, 2011	1.00:1:00
December 31, 2011	0.93:1:00
March 31, 2012	0.86:1:00
June 30, 2012	0.82:1:00
September 30, 2012	0.78:1:00
December 31, 2012	0.80:1:00
March 31, 2013	0.82:1:00
June 30, 2013	0.83:1:00
September 30, 2013	0.83:1:00

(b) Leverage Ratio. Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2008 to exceed the correlative ratio indicated:

Last Day of Fiscal Quarter Ending	Leverage Ratio
December 31, 2008	8.18:1:00
March 31, 2009	7.58:1:00
June 30, 2009	7.26:1:00
September 30, 2009	5.94:1:00
December 31, 2009	5.14:1:00
March 31, 2010	4.09:1:00
June 30, 2010	3.63:1:00
September 30, 2010	3.46:1:00
December 31, 2010	3.32:1:00
March 31, 2011	3.19:1:00
June 30, 2011	3.08:1:00
September 30, 2011	3.13:1:00
December 31, 2011	3.11:1:00
March 31, 2012	3.10:1:00
June 30, 2012	3.09:1:00
September 30, 2012	3.06:1:00
December 31, 2012	3.04:1:00
March 31, 2013	3.01:1:00
June 30, 2013	2.99:1:00
September 30, 2013	2.96:1:00

(c) Senior First and Second Lien Leverage Ratio. Holdings shall not permit the Senior First and Second Lien Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2008, to exceed the correlative ratio indicated:

Last Day of Fiscal Quarter Ending	Senior First and Second Lien Leverage Ratio
December 31, 2008	6.91:1:00
March 31, 2009	6.43:1:00
June 30, 2009	6.19:1:00
September 30, 2009	5.08:1:00
December 31, 2009	4.41:1:00
March 31, 2010	3.53:1:00

June 30, 2010	3.14:1:00
September 30, 2010	3.00:1:00
December 31, 2010	2.89:1:00
March 31, 2011	2.79:1:00
June 30, 2011	2.70:1:00
September 30, 2011	2.75:1:00
December 31, 2011	2.76:1:00
March 31, 2012	2.76:1:00
June 30, 2012	2.75:1:00
September 30, 2012	2.73:1:00
December 31, 2012	2.69:1:00
March 31, 2013	2.66:1:00
June 30, 2013	2.62:1:00
September 30, 2013	2.59:1:00

(d) Minimum Consolidated Adjusted EBITDA. Holdings shall not permit Consolidated Adjusted EBITDA as at the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2008, for the four Fiscal Quarter period then ended to be less than the correlative amount indicated:

Four Fiscal Quarters Ending	Consolidated Adjusted EBITDA
December 31, 2008	$33,000,000
March 31, 2009	$36,000,000
June 30, 2009	$38,000,000
September 30, 2009	$47,000,000
December 31, 2009	$55,000,000
March 31, 2010	$70,000,000
June 30, 2010	$80,000,000
September 30, 2010	$85,000,000
December 31, 2010	$90,000,000
March 31, 2011	$95,000,000
June 30, 2011	$100,000,000
September 30, 2011	$100,000,000
December 31, 2011	$100,000,000
March 31, 2012	$100,000,000
June 30, 2012	$100,000,000
September 30, 2012	$100,000,000
December 31, 2012	$100,000,000
March 31, 2013	$100,000,000
June 30, 2013	$100,000,000
September 30, 2013	$100,000,000

(e) Maximum Consolidated Capital Expenditures. Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any period of four Fiscal Quarters ending at the end of any Fiscal Quarter indicated below, in an aggregate amount for all of Holdings and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Quarter:

Four Fiscal Quarters Ending	Consolidated Capital Expenditures
December 31, 2008	$55,000,000
March 31, 2009	$56,000,000
June 30, 2009	$55,000,000
September 30, 2009	$53,000,000
December 31, 2009	$53,000,000
March 31, 2010	$58,000,000
June 30, 2010	$63,000,000
September 30, 2010	$69,000,000
December 31, 2010	$74,000,000
March 31, 2011	$75,000,000
June 30, 2011	$76,000,000
September 30, 2011	$76,000,000
December 31, 2011	$76,000,000
March 31, 2012	$75,000,000
June 30, 2012	$73,000,000
September 30, 2012	$70,000,000
December 31, 2012	$67,000,000
March 31, 2013	$67,000,000
June 30, 2013	$67,000,000
September 30, 2013	$67,000,000

(f) Minimum Consolidated Liquidity. (i) Holdings shall not permit the average of the Consolidated Liquidity for each Business Day (based on the daily cash report generated in accordance with Holdings’ customary practices) in any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2008 to be less than the sum of (A) the amounts specified below as of the correlative dates indicated and (B) the average of the aggregate amount of Excess Tax Dispute Amounts, if any, outstanding as of each Business Day during said Fiscal Quarter:

Single Fiscal Quarter Ending	Minimum Consolidated Liquidity
December 31, 2008	$0
March 31, 2009	$0
June 30, 2009	$0
September 30, 2009	$0
December 31, 2009	$0
March 31, 2010	$10,000,000
June 30, 2010	$10,000,000
September 30, 2010	$10,000,000
December 31, 2010	$10,000,000

Single Fiscal Quarter Ending	Minimum Consolidated Liquidity
March 31, 2011	$20,000,000
June 30, 2011	$20,000,000
September 30, 2011	$20,000,000
December 31, 2011	$20,000,000
March 31, 2012	$20,000,000
June 30, 2012	$20,000,000
September 30, 2012	$20,000,000
December 31, 2012	$20,000,000
March 31, 2013	$20,000,000
June 30, 2013	$20,000,000
September 30, 2013	$20,000,000

; provided, such amount for any Fiscal Quarter shall be reduced on a dollar-for-dollar basis to reflect any Preliminary IP Event Prepayments made during such Fiscal Quarter.

(ii) If on any day the aggregate amount of Account Restricted Cash increases above the aggregate amount held by the Credit Parties and their Subsidiaries on the Effective Date as set forth in the last sentence of Section 4.7 or above the amount held after any prior such increase, Holdings shall not permit Consolidated Liquidity on that day (after giving effect to such increase) to be less than the sum of (A) the amount specified in Section 6.7(f)(i) for the Fiscal Quarter in which such day occurs (without giving effect to clause (B) thereof) and (B) the aggregate amount of any Excess Tax Dispute Amounts, if any, outstanding on such day.

(iii) Holdings shall not permit Consolidated Liquidity at any time (x) prior to January 1, 2010 to be less than the aggregate amount of any Excess Tax Dispute Amounts, if any, outstanding at such time and (y) on or after January 1, 2010 to be less than the sum of (A) $3,500,000 and (B) the aggregate amount of any Excess Tax Dispute Amounts, if any, outstanding at such time.

(g) Minimum Consolidated Pre-Marketing Operating Income. Holdings shall not permit Consolidated Pre-Marketing Operating Income for any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2008, to be less than the amounts specified below as of the correlative dates indicated:

Single Fiscal Quarter Ending	Consolidated Pre-Marketing Operating Income
December 31, 2008	$62,400,000
March 31, 2009	$65,900,000
June 30, 2009	$67,500,000
September 30, 2009	$69,800,000
December 31, 2009	$69,500,000
March 31, 2010	$72,100,000
June 30, 2010	$74,200,000

Single Fiscal Quarter Ending	Consolidated Pre-Marketing Operating Income
September 30, 2010	$75,900,000
December 31, 2010	$73,800,000
March 31, 2011	$75,700,000
June 30, 2011	$81,300,000
September 30, 2011	$79,100,000
December 31, 2011	$77,200,000
March 31, 2012	$72,400,000
June 30, 2012	$73,900,000
September 30, 2012	$75,400,000
December 31, 2012	$76,900,000
March 31, 2013	$78,400,000
June 30, 2013	$80,000,000
September 30, 2013	$80,000,000

(h) Certain Calculations. (i) With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.7, Consolidated Adjusted EBITDA, Consolidated Pre-Marketing Operating Income and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by Note Agent in its sole discretion) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at (x) the weighted average of the interest rates applicable to such Indebtedness during such applicable measurement period after such acquisition, or, (y) if the measurement period does not include any periods after the date of such acquisition, the interest rates applicable to such Indebtedness as of the date of such acquisition).

(ii) For purposes of determining compliance with the covenants set forth at Sections 6.7(d) and (g) following consummation of a Permitted Acquisition, each of the minimum Consolidated Adjusted EBITDA amounts set forth in Section 6.7(d) and the minimum Consolidated Pre-Marketing Operating Income amounts set forth in Section 6.7(g) shall be increased by one hundred percent (100%) of the EBITDA (which shall be calculated in the same manner as Consolidated Adjusted EBITDA with respect to such Person or business unit) and Pre-Marketing Operating Income (which shall be calculated in the same manner as Consolidated Pre-Marketing Operating Income with respect to such Person or business unit), respectively, of the entity or assets being acquired for the four Fiscal Quarter period most recently ended prior to the consummation of such Permitted Acquisition.

6.8 Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease

(as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired (collectively, “Assets”), or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business and Capital Expenditures permitted hereunder to the extent they relate to any business permitted by Section 6.12(a)) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person (any such acquisition being referred to herein as an “Acquisition”), except:

(a) any Subsidiary of Holdings (other than Vonage America) may be merged with or into Holdings or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Holdings or any Guarantor Subsidiary; provided, in the case of such a merger, Holdings or such Guarantor Subsidiary, as applicable, shall be the continuing or surviving Person;

(b) sales or other dispositions of (i) Assets that do not constitute Asset Sales or (ii) Assets (other than Assets of Vonage America) made to Holdings or any Guarantor Subsidiary (other than the UK Subsidiary);

(c) Asset Sales, the proceeds of which, when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $750,000 in any Fiscal Year; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors or an Authorized Officer of Holdings or the Subsidiary making such disposition) and (2) not less than ninety percent (90%) thereof shall be paid in Cash or Cash Equivalents;

(d) disposals of obsolete or worn out property, the proceeds of which are less than $500,000 in any Fiscal Year; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors or an Authorized Officer of Holdings or the Subsidiary making such disposition);

(e) Investments and Acquisitions made in accordance with Section 6.6;

(f) any Subsidiary that is not a Credit Party (other than the UK Subsidiary) may dispose of all or substantially all its assets (including any Asset Sale that is in the nature of a liquidation) to (i) another wholly-owned Subsidiary that is not a Credit Party or (ii) to a Credit Party (other than the UK Subsidiary);

(g) non-exclusive licenses or sublicenses of intellectual property in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Holdings or each Subsidiary;

(h) the sale or disposition of Cash Equivalents;

(i) All Net Asset Sale Proceeds and Net Insurance/Condemnation Proceeds shall be applied as required under the First Lien Credit Agreement and the Second Lien Credit Agreement (i) first to repay any First Lien Obligations outstanding under the First Lien Credit Agreement, to the extent required pursuant to the mandatory prepayment provisions thereof, and then (ii) second to repay any Second Lien Obligations outstanding under the Second Lien Credit Agreement, to the extent required pursuant to the mandatory repayment provisions thereof; and

(j) leases or subleases permitted by Section 6.2(q).

6.9 Issuance or Disposal of Subsidiary Interests. (a) Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries (other than Vonage America) in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except (x) to qualified directors if required by applicable law or (y) to another Credit Party (other than the UK Subsidiary and subject to the restrictions on such disposition otherwise imposed hereunder).

(b) No Domestic Subsidiary or first tier Foreign Subsidiary shall issue any of its Capital Stock to any Person other than its direct parent or an indirect parent that is a Credit Party.

(c) No other Foreign Subsidiary shall issue any of its Capital Stock to any Person other than a Credit Party or a wholly owned Foreign Subsidiary of Holdings.

6.10 Sales and Lease Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (A) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries to the extent otherwise permitted hereunder) or (B) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries to the extent otherwise permitted hereunder) in connection with such lease.

6.11 Transactions with Shareholders and Affiliates. (a) No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder (other than any Excluded Holder) of five percent (5%) or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder, on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (i) any transaction between Holdings and any Subsidiary of Holdings that is otherwise permitted under this Agreement; (ii) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings; (iii) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (iv) customary indemnification agreements with officers and directors; and (v) any transaction with any Silver Point Party solely in its capacity as an Agent hereunder or as agent under the First Lien Credit Documents or the Second Lien Credit Documents. Holdings shall use commercially reasonable efforts to promptly disclose in writing (and in any event shall disclose on a quarterly basis no later than the time the materials referred to in Section 5.1(b) are required to be delivered to Note Agent) each transaction with any holder (other than any Excluded Holder) of five percent (5%) or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder (in each case, other than a Subsidiary of Holdings) to Note Agent.

(b) No Credit Party shall enter into, or permit any of its Subsidiaries to enter into, any Intercompany Arrangements, on terms and conditions, taken as a whole, other than those that are fair and reasonable and no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Co-Issuer or such Subsidiary, and which are disclosed in writing to Note Agent.

6.12 Conduct of Business. (a) From and after the Effective Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party on the Effective Date and other similar communication services that are reasonable extensions of such business.

(b) From and after the Effective Date, other than immaterial activities that are incidental to the primary businesses of each entity, as described in Section 4.31, Vonage America and VN shall not engage, directly or indirectly, in any marketing, advertising, promotional or public relations operations or activities in any manner, or enter into any third party contracts in connection with the foregoing.

(c) From and after the Effective Date, other than immaterial activities that are incidental to the primary businesses of each entity, as described in Section 4.31, Vonage America shall not engage, directly or indirectly, in any network operations or activities or enter into any third party contracts in connection with the foregoing.

(d) From and after the Effective Date, other than immaterial activities that are incidental to the primary businesses of each entity, as described in Section 4.31, Vonage America shall not engage, directly or indirectly, in the sale of any mobile telephone services, or enter into any third party contracts in connection with the foregoing.

6.13 Amendments or Waivers of Existing Convertible Notes. No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights or obligations under the Existing Convertible Notes after the Effective Date without in each case obtaining the prior written consent of Note Agent and Requisite Holders to such amendment, restatement, supplement or other modification or waiver.

6.14 Amendments or Waivers of First Lien Credit Documents or Second Lien Credit Documents. No Credit Party shall nor shall it permit any of its Subsidiaries to agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights or obligations under any First Lien Credit Document or Second Lien Credit Document after the Effective Date without in each case obtaining the prior written consent of Note Agent and Requisite Holders to such amendment, restatement, supplement or other modification or waiver, other than any amendments, restatements, supplements or other modifications or waivers permitted by the Intercreditor Agreement.

6.15 Amendments or Waivers of with respect to Subordinated Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to the Holders or otherwise to be inconsistent with the requirements of Section 6.1(p).

6.16 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31.

6.17 Deposit Accounts. No Credit Party shall establish or maintain a Deposit Account (other than any Deposit Account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Credit Party’s salaried employees) or a Securities Account, that is not subject to an Account Control Agreement and no Credit Party will deposit proceeds in a Deposit Account (other than any Deposit Account specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Credit Party’s salaried employees) or a Securities Account, which is not subject to an Account Control Agreement

6.18 Amendments to Organizational Documents, Certain Material Contracts and Intercompany Arrangements. No Credit Party shall amend, modify or waive or permit any amendments, modifications or waivers to any provision of (A) any Credit Party’s Organizational Documents except as set forth on Schedule 6.18 with respect to Holdings if such amendment would be materially adverse to the Holders; (B) any Patent Litigation Settlement if such amendment, modification or waiver would be materially adverse to the Holders; (C) either the Citron Employment Agreement or the Lefar Employment Agreement if such amendment, modification or waiver would have the effect of materially reducing (whether in scope, duration or otherwise) the restrictive covenants contained therein (including, without limitation, non-compete and non-solicit provisions) and any other provisions relating thereto; (D) Section 6.1 (Service Term) or the first paragraph of Section 6.2 of the Modified Terms of Service or to any other provisions in the Modified Terms of Service, to the extent such amendment, modification or waiver is inconsistent with the substance of Section 6.1 and the first paragraph of Section 6.2 of the Modified Terms of Service as set forth in the form delivered to Note Agent prior to the Effective Date; (e) any Intercompany Arrangements in any material respect, without the prior written consent of Note Agent, in each case if the terms of such amendment, modification or waiver would be inconsistent with the provisions relating to Intercompany Arrangements set forth in this Agreement; or (f) any agreement referred to in Section 3.1(hh).

6.19 Prepayments of Certain Indebtedness and other Obligations. (a) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of the any Indebtedness prior to its scheduled maturity, other than (i) the Obligations in accordance with the terms of the Credit Documents, (ii) Indebtedness permitted pursuant to Section 6.1(j) or (k) secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.8, (iii) the Existing Convertible Notes to the extent permitted by Section 6.4 and (iv) the First Lien Obligations and the Second Lien Obligations.

(b) No Credit Party shall, directly or indirectly, voluntarily prepay any amount outstanding under, interest, or any other amount payable in respect of any Intercompany Arrangements prior to its scheduled due date other than on terms consistent with an arm’s length transaction as determined by each party thereto in good faith, without the prior written consent of Note Agent.

(c) No Credit Party shall, directly or indirectly, prepay or otherwise accelerate, prior to the date such payments are due, any amounts outstanding under any Patent Litigation Settlements.

6.20 Issuance of Holdings Capital Stock. Holdings shall not issue or sell any Disqualified Capital Stock.

6.21 Legal Settlements. Neither Holdings nor any of its Subsidiaries shall, without the prior written consent of Note Agent (such consent not to be unreasonably withheld; it being understood that Note Agent agrees to respond to any such request from Holdings for such approval reasonably promptly following receipt of such written request together with reasonably detailed information regarding the proposed legal settlement and any other information reasonably requested by Note Agent in connection therewith), consent to any legal settlement to the extent that any portion thereof having a value greater than $5,000,000 has not been acknowledged in writing, by a solvent and unaffiliated insurance company having a rating of “A-” or better by A.M. Best at the time such acknowledgement is executed, as being fully covered (less any deductible) by an effective insurance policy issued by it to Holdings or the applicable Subsidiary.

6.22 Marketing Expenses. (a) The aggregate amount outstanding at any time of all commitments for marketing expenditures under contracts with minimum commitments having a duration in excess of one year shall not exceed (i) $95,000,000 for the first four full Fiscal Quarters after the Effective Date and (ii) for each Fiscal Quarter thereafter, an amount equal to 20% of Consolidated Pre-Marketing Operating Income for the four-Fiscal Quarter period immediately preceding such Fiscal Quarter.

(b) Without the prior approval of the board of directors (or similar governing body) of Holdings or any of its Subsidiaries, Holdings shall not make any long-term commitment or series of related long-term commitments for expenditures for marketing, advertising, promotional or public relations operations or activities which will require aggregate payments to be made by any Credit Party in excess of $25,000,000.

6.23 Intellectual Property. Without the prior approval of the board of directors (or similar governing body) of Holdings, Holdings shall not make any material change to the intellectual property strategy or the implementation thereof described on Schedule 5.22.

6.24 Resale of the Notes. During the period of one year after the date of this Agreement, the Co-Issuers shall not, and shall not permit any of their respective Controlled Affiliates to, resell any of the Notes that constitute “restricted securities” under Rule 144 under the Securities Act that have been reacquired by any of them after the date of this Agreement.

6.25 Repurchases of the Notes. None of the Co-Issuers or their Subsidiaries shall, directly or indirectly, repay, prepay, purchase, repurchase, acquire or redeem any of the Notes, except pursuant to a tender offer or other offer available to all Holders of the Notes on a pro rata basis. No tender offer for the Notes may be accompanied (directly or indirectly) by a consent solicitation, and any consents of Holders obtained (directly or indirectly) in connection with a tender offer shall be disregarded and shall be of no force or effect.

6.26 No Subordination of Leasehold Properties. No Credit Party shall enter into any agreement subordinating any Lease to any mortgage or other Lien encumbering the lessee’s interest in the property demised under such Lease, except in the case of the Holmdel Lease upon receipt of a Subordination, Non-Disturbance and Attornment Agreement as contemplated by Section 15 of the Holmdel Lease.

6.27 Fall-Away of Negative Covenants. On the date (the “Fall-Away Date”) that (a) a Permitted Refinancing of First Lien Obligations in full with respect to the First Lien Credit Agreement or a Discharge of First Lien Obligations has occurred, and (b) a Permitted Refinancing of Second Lien Obligations in full with respect to the Second Lien Credit Agreement or a Discharge of Second Lien Obligations has occurred, and (c) no Default or Event of Default shall have occurred or be continuing, then Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23 and 6.26 shall immediately and automatically cease to be of any force or effect.

6.28 Additional Post-Fall-Away Date Covenants. From and after the Fall-Away Date, the following covenants shall also be applicable:

(a) Limitation on First and Second Lien Debt.

(i) The Credit Parties shall not incur any Senior Lien Debt, except that the Credit Parties may incur Senior Lien Debt if on a pro forma basis, giving effect to the incurrence of such Senior Lien Debt (x) the Senior First and Second Lien Leverage Ratio for the Reference Period would not be not greater than 4.00 to 1.00, and (y) a Default or Event of Default shall not have occurred or be continuing.

(ii) The foregoing clause (i) shall not prohibit the incurrence of any Indebtedness that constitutes (1) a Permitted Refinancing of First Lien Obligations or (2) a Permitted Refinancing of Second Lien Obligations, so long as a Default or Event of Default shall not have occurred or be continuing.

(b) Limitation on Secured Debt.

(i) The Credit Parties shall not incur any Secured Debt, except that the Credit Parties may incur Secured Debt if, on a pro forma basis, giving effect to the incurrence of such Secured Debt, (x) the Secured Leverage Ratio for the Reference Period would not be not greater than 5.00 to 1.00, and (y) a Default or Event of Default shall not have occurred or be continuing.

(ii) The foregoing clause (i) shall not prohibit the incurrence of any Indebtedness that constitutes (1) a Permitted Refinancing of First Lien Obligations or (2) a Permitted Refinancing of Second Lien Obligations, so long as a Default or Event of Default shall not have occurred or be continuing.

(c) Limitation on Restricted Payments. The Credit Parties shall not make any Restricted Payment unless:

(i) The Fixed Charge Coverage Ratio for the Reference Period, on a pro forma basis, giving effect to the making of such Restricted Payment, would not be less than 2.00 to 1.00;

(ii) Such Restricted Payment, taken together with all Restricted Payments made since the beginning of the Reference Period, does not exceed 10.0% of the Market Capitalization of Holdings as of the beginning of the Reference Period; and

(iii) A Default or Event of Default shall not have occurred or be continuing (after giving effect to such Restricted Payment).

(d) Additional Change of Control Events. Each of the following events shall also be deemed to be a “Change of Control”:

(i) The direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries, taken as a whole, to any Person;

(ii) Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of Holdings outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; and

(iii) The adoption of a plan relating to the liquidation or dissolution of Holdings.

(e) Certain Calculations. For purposes of the calculations in paragraphs (a), (b) and (c):

(i) Acquisitions that have been made by the Credit Parties (including through mergers or consolidations) including any related financing transactions during the Reference Period or subsequent to such Reference Period and on or prior to the date of determination will be given pro forma effect as if they had occurred on the first day of the Reference Period, with any pro forma adjustments subject to approval by Note Agent in its sole discretion;

(ii) The Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the date of determination, shall be excluded;

(iii) The Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the date of determination, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of any of the Credit Parties following such date of determination; and

(iv) If any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire Reference Period (taking into account any Rate Management Transaction applicable to such Indebtedness if such Rate Management Transaction has a remaining term as at the date of determination in excess of 12 months).

6.29 Covenants of the Credit Parties Relating to the Purchase and Sale of the Notes. The Credit Parties agree not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Notes (or the related Guaranties) in a manner that would require the registration under the Securities Act of the sale of the Notes under this Agreement. The Co-Issuer and the Guarantors will not, and will not cause their respective affiliates to, authorize or knowingly permit any person acting on their behalf to solicit any offer to buy or offer to sell the Notes (or the related Guaranties) by means of any form of general solicitation or general advertising within the meaning of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and will not offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any securities under circumstances where such offer, sale, contract or disposition would cause the exemption afforded by Section 4(2) of the Securities Act to cease to be applicable to the offering and sale of the Notes (and the related Guaranties) as contemplated by this Agreement.

SECTION 7. GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Note Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all

Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)) (collectively, the “Guaranteed Obligations”).

7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (A) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (B) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of foreign or domestic, federal or state law; provided, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Co-Issuers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Note Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Co-Issuers’ becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Co-Issuer for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees, to the fullest extent it may legally do so, as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Note Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Co-Issuers and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of any Co-Issuer and the obligations of any other guarantor (including any other Guarantor) of the obligations any Co-Issuer, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Co-Issuer or any of such other guarantors and whether or not any Co-Issuer is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; and without limiting the generality of the foregoing, if Note Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations (it being understood that no such renewal, extension, acceleration, increase or other change relating to the Guaranteed Obligations shall be effective, except in accordance with the terms of this Agreement); (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement (including the Collateral Documents), including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Co-Issuer or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which any Co-Issuer may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby, to the fullest extent it may legally do so, waives, for the benefit of Beneficiaries: (A) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Co-Issuer, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Co-Issuer, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Co-Issuer or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (B) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Co-Issuer or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Co-Issuer or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (C) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (D) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Co-Issuer and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Co-Issuer or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Co-Issuer with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Co-Issuer, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Co-Issuer or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Co-Issuer, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Note Agent on behalf of Beneficiaries and shall forthwith be paid over to Note Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness or any other obligations of any Co-Issuer or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) to make payments to any Credit Party or any Subsidiary of a Credit Party under any Intercompany Arrangement shall be subordinated in right of payment to the Guaranteed Obligations as provided in the Intercompany Subordination Agreement.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or Co-Issuers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Co-Issuer or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Co-Issuers. Notes may be issued under this Agreement by the Co-Issuers and may remain outstanding without notice to or authorization from any Guarantor regardless of the financial or other condition of Co-Issuer at any relevant time. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of such Co-Issuer. Each Guarantor has adequate means to obtain information from Co-Issuers on a continuing basis concerning the financial condition of Co-Issuers and their ability to perform their obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Co-Issuer and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Co-Issuers now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Note Agent acting pursuant to the instructions of Requisite Holders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Co-Issuer or any other Guarantor or admit in writing or in any legal proceeding that it is unable to pay its debts as they become due. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Co-Issuer or any other Guarantor or by any defense which any Co-Issuer or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (A) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Co-Issuers of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Note Agent, or allow the claim of Note Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Co-Issuer, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) to a Person that is not a Credit Party in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale, merger or consolidation.

7.13 Taxes. The provisions of Section 2.18 shall apply, mutatis mutandis, to the Guarantors and payments thereby.

7.14 Intercreditor Agreement. Each Guarantor hereby acknowledges, and agrees to, the terms of the Intercreditor Agreement.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur and be continuing:

(a) Failure to Make Payments When Due. Failure by any Co-Issuer to pay (i) when due the principal of and premium, if any, on any Note at Stated Maturity thereof; (ii) within three (3) days after the Stated Maturity thereof, any interest or Additional Amounts on any Note; or (iii) any fee or any other amount, within three (3) days after such fee or other amount becomes due hereunder.

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument related to such Indebtedness) (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of $5,000,000 or more or with an aggregate principal amount of $25,000,000 or more; or (ii) breach or default by any Credit Party or any of their respective Subsidiaries with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause any Co-Issuer or any of its Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) any Event of Default under and as defined in the First Lien Credit Documents shall occur or (iv) any Event of Default under and as defined in the Second Lien Credit Documents shall occur; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.3, Section 5.1, Section 5.1, or Section 5.2; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document (other than the Registration Rights Agreement) or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under the Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents (other than the Registration Rights Agreement), other than any such term referred to in any other subsection of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Administrative Co-Issuer of notice from Note Agent or any Holder of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, reorganization, liquidation or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable foreign or domestic, federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, reorganization, liquidation or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, administrator, liquidator or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, reorganization, liquidation or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, administrator, liquidator or other custodian for all or a substantial part of its property; or (ii) Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (iii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Claims, Judgments and Attachments. (i) Any Money Action occurs that is for or gives rise to the payment or posting of amounts (whether in a lump sum or in the aggregate over time, including through the making of royalty payments, but excluding any Excluded Commercial Action Payments and any Insured Amounts) in excess of either (x) $10,000,000 (the “Individual Claim Threshold”), or (y) the Aggregate Claim Threshold applicable to such Money Action, or (ii) any non-monetary judgment, order or permanent injunction (other than a Stayed Action) that would reasonably be expected to have or result in a Material Business Impact shall be entered against Holdings or any of its Subsidiaries, or (iii) Holdings or any of its Subsidiaries shall enter into a settlement in respect of any actual or threatened action, suit, investigation, litigation or proceeding or other regulatory or legal development, or shall enter into any other agreement, in each case pursuant to which Holdings or any of its Subsidiaries agrees to cease or curtail an activity or change the manner in which an activity is conducted if such cessation, curtailment or change would reasonably be expected to have or result in a Material Business Impact; provided that:

(A) if at any time all or any portion of a bond or other security that has been posted and counted against the Aggregate Claim Threshold is released to Holdings free and clear of any Liens securing the related Money Action, such portion of such bond or other security shall no longer count against the Aggregate Claim Threshold;

(B) if at any time any Money Action occurs, the effect of which would (in the absence of this clause (B)) be to cause the Claim Threshold to be exceeded, then Co-Issuers may increase the amount of such Claim Threshold by an amount (the “Claim Threshold Increase Amount”) if but only if (I) the Co-Issuers make any Required First Lien Prepayment, (II) the Co-Issuers make any Required Second Lien Prepayment, (III) the Co-Issuers make any Required Third Lien Payment, (IV) the Co-Issuers deliver to Note Agent written notice of any payments being made pursuant to this clause (B) and identifying in reasonable detail the event that would have caused the applicable Claim Threshold to be exceeded in the absence of such prepayment and (V) the aggregate of all Required First Lien Prepayments, Required Second Lien Prepayments and Required Third Lien Payments made pursuant to this clause (B) during any period of thirty-six (36) consecutive months beginning on or after the Effective Date does not exceed $7,000,000;

(C) if at any time any Money Action occurs in respect of a Specified Existing Claim, then Holdings may elect to exclude up to $10,000,000 of payments in respect of all such Money Actions in the aggregate from being counted against the Claim Thresholds if but only if (I) the Co-Issuers pay a fee to the Note Agent for the ratable account of the Holders in an aggregate amount equal to twenty percent (20%) of the amount that Holdings so elects to exclude, (II) the Co-Issuers deliver to Note Agent written notice designating such fee as being paid pursuant to this clause (C) and identifying in reasonable detail the event giving rise to such fee and (III) the aggregate amount of all exclusions elected pursuant to this clause (C) does not exceed $10,000,000; and

(D) the amounts of Money Actions counted against the Claim Thresholds shall be reduced by the amount of (I) any cash payments actually received by the Credit Parties from third parties (other than Affiliates of the Credit Parties) in respect of indemnification or contribution claims and (II) any cash payments received by the Credit Parties from insurance companies in respect of the portion of any Money Actions previously deemed not covered by insurance for purposes of the Claim Thresholds; or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution, winding-up, voluntary arrangement or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $250,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 401(a)(29) or 412(n) of the Internal Revenue Code or under ERISA; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, under any Credit Document to which it is a party; or (iv) any material provision of the Intercreditor Agreement ceases to be in full force and effect or shall otherwise be declared null and void or any agent or holder of Indebtedness under the First Lien Credit Documents or the Second Lien Credit Documents in good faith institutes or takes a position in an Adverse Proceeding seeking to disaffirm or otherwise limit its obligations under the Intercreditor Agreement; or

(m) Certain Material Contracts. (i) Any Credit Card Processor Agreement, E-911 Agreement or Number Port Agreement shall be terminated, not renewed by any party thereto or the applicable Credit Party shall have received a notice of termination with respect thereof and no replacement agreement has been entered into by such Credit Party or no transition arrangement has been implemented by such Credit Party prior to the effectiveness of such termination or nonrenewal that is reasonably satisfactory to Note Agent, (ii) for any Level 3 Contract, (A) there has been a breach by Level 3 Communications, LLC or any Affiliate thereof involving a service provided under a Level 3 Contract which would reasonably be expected to cause a Material Adverse Effect, either individually or in the aggregate, on any Credit Party’s operations and for which service there is no substitute reasonably acceptable to Note Agent and immediately available on commercially similar terms or (B) a termination of a Level 3 Contract involving a service provided, which termination would reasonably be expected to cause a Material Adverse Effect, either individually or in the aggregate, on any Credit Party’s operations and for which service there is no substitute reasonably acceptable to Note Agent and immediately available on commercially similar terms or (iii) any Patent Litigation Settlement referred to in clauses (a)(i)-(viii) of the definition thereof or replacements or substitutes for, pursuant to clause (b) of the definition thereof, of any Patent Litigation Settlements referred to in clauses (a)(i)–(viii) of the definition thereof involving a service provided by any Credit Party shall terminate, which termination would reasonably be expected to cause a Material Adverse Effect, either individually or in the aggregate, on any Credit Party’s operations and for which service there is no substitute reasonably acceptable to Note Agent and immediately available on commercially similar terms; or

(n) Preliminary IP Event. A Preliminary IP Event shall occur and Holdings shall fail to make the payments or post letters of credit, each as and when required to cure such Preliminary IP Event as set forth in (i) until the Payment-In-Full of First Lien Obligations, the

First Lien Credit Agreement (unless waived by the First Lien Administrative Agent and the “Requisite Lenders” thereunder) or (ii) after the Payment-In-Full of First Lien Obligations, the Second Lien Credit Agreement (unless waived by the Second Lien Administrative Agent and the “Requisite Lenders” thereunder); or

(o) Sale Prior to Initial Permitted Sale Date. Any Citron-Related Holder effects any Stock Disposition prior to the Initial Permitted Sale Date; or

(p) Failure to Comply with Conversion Obligations. Following the exercise by the Holder of the right to convert a Note in accordance with Section 10, the Co-Issuers fail to comply with their obligations to deliver cash or shares of Common Stock, if any, required to be delivered on the applicable Conversion Settlement Date; or

(q) Failure to Notify of Fundamental Change. The Co-Issuers default in their obligation to provide timely notice of a Fundamental Change to Note Agent and each Holder as required under Section 10.2; or

(r) Failure to File Registration Statement. Holdings shall fail to use best efforts to file the Registration Statement prior to 5:30 pm, Eastern Standard Time, on the first Business Day after the Funding Date (or if such filing has not occurred by such deadline, as soon as practicable thereafter).

THEN, (1) in the case of any Event of Default described in Section 8.1(f) or 8.1(g) with respect to a Co-Issuer, automatically, and (2) in the case of any other Event of Default, upon notice to Administrative Co-Issuer by Note Agent (which may be given at its election or at the direction of the Requisite Holders), (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the accrued interest on the Notes, (II) the Make-Whole Amount, (III) all Liquidated Damages and (IV) all other Obligations; and (B) subject to the provisions of the Intercreditor Agreement, Note Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9. AGENTS

9.1 Appointment of Agents. Silver Point is hereby appointed Note Agent and Collateral Agent hereunder and under the other Credit Documents and each Holder hereby authorizes Silver Point, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Holders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Holders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each Holder acknowledges and agrees that the Collateral Agent shall also act, subject to and in accordance with the terms of the Intercreditor Agreement, as the First Lien Collateral Agent and the Second Lien Collateral Agent.

9.2 Powers and Duties. Each Holder irrevocably authorizes each Agent to take such action on such Holder’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have or be deemed to have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Holder; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Holder or Credit Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Holders or Credit Parties or by or on behalf of any Credit Party to any Agent or any Holder in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Note Agent shall not have any liability arising from confirmations of the amount of outstanding Notes or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Holders or Credit Parties for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Holders (or such other Holders as may be required to give such instructions under Section 11.5) or, in the case of the Collateral Agent, in accordance with the Pledge and Security Agreement or other applicable Collateral Document, and, upon receipt of such instructions from Requisite Holders (or such other Holders, as the case may be), or in accordance with the Pledge and Security Agreement or other applicable Collateral Document, as the case may be, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Credit Parties), accountants, experts and other professional advisors selected by it; and (ii) no Holder shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Holders (or such other Holders as may be required to give such instructions under Section 11.5) or, in the case of Collateral Agent, in accordance with the Pledge and Security Agreement or other applicable Collateral Document.

(c) Notice of Default. Note Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Note Agent for the account of the Holders, unless Note Agent shall have received written notice from a Holder or Administrative Co-Issuer referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Note Agent will notify the Holders of its receipt of any such notice. Note Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Requisite Holders in accordance with Section 8; provided, however, that unless and until Note Agent has received any such direction, Note Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Holders.

9.4 Agents Entitled to Act as Holder. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Holder hereunder. With respect to its participation in the Notes, each Agent shall have the same rights and powers hereunder as any other Holder and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Holder” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Co-Issuers for services in connection herewith and otherwise without having to account for the same to Holders.

9.5 Holders’ Representations, Warranties and Acknowledgment. Each Holder represents and warrants to the Agents that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries, without reliance upon any Agent or any other Holder and based on such documents and information as it has deemed appropriate, in connection with the transactions contemplated hereby and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. Each Holder represents and warrants to the Agents that its has performed its own independent due diligence, analysis and evaluation of the Transactions and has relied solely on publicly available information and information obtained directly from Holdings as a result of inquiries by such Holder or its advisors. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Holders or to provide any

Holder with any credit or other information with respect thereto, whether coming into its possession before the making of the Notes or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Holders.

9.6 Right to Indemnity. Each Holder, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, its Affiliates and its respective officers, partners, directors, trustees, employees, representatives and agents (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AGENT; provided, no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Holder to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Holder’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Holder to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Note Agent.

(a) Note Agent and Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Holders and Administrative Co-Issuer. Upon any such notice of resignation, Requisite Holders shall have the right (subject to the consent of the Administrative Co-Issuer (not to be unreasonably withheld) so long as no Event of Default has occurred and is continuing or would have been continuing but for a forbearance agreement or waiver that is not permanent being in effect), upon five Business Days’ notice to Administrative Co-Issuer, to appoint a successor Note Agent and Collateral Agent. If no successor shall have been so appointed by the Requisite Holders and shall have accepted such appointment within thirty (30) days after the retiring Note Agent and Collateral Agent gives notice of its resignation, then the retiring Note Agent and Collateral Agent may, on behalf of the Holders (subject to the consent of the Administrative Co-Issuer (not to be unreasonably withheld) so long as no Event of Default has occurred and is continuing or would have been continuing but for a forbearance agreement or waiver that is not permanent being in effect), appoint a successor Note Agent and Collateral Agent from among the Holders. Upon the acceptance of any appointment as Note Agent and Collateral Agent hereunder by a successor Note Agent and Collateral Agent, that successor Note Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Note Agent and Collateral Agent and the retiring Note Agent and Collateral Agent shall promptly (i) transfer to such successor Note Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Note Agent and Collateral Agent under the Credit Documents and (ii) execute and deliver to such successor Note Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Note Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Note Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Note Agent’s and Collateral Agent’s resignation hereunder as Note Agent and Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Note Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Note Agent may assign its rights and duties as Note Agent hereunder to an Affiliate of a Silver Point Party or to any Holder without the prior written consent of, or prior written notice to, Administrative Co-Issuer or the Holders; provided that Co-Issuers and the Holders may deem and treat such assigning Note Agent as Note Agent for all purposes hereof, unless and until such assigning Note Agent provides written notice to Administrative Co-Issuer and the Holders of such assignment. Upon such assignment such Affiliate or Holder shall succeed to and become vested with all rights, powers, privileges and duties as Note Agent hereunder and under the other Credit Documents.

(c) Delegation of Duties. Note Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Note Agent. Note Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 9.3 and Section 9.6 shall apply to any the Affiliates of Note Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Note Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Note Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Holders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Note Agent and not to any Credit Party, Holder or any other Person and no Credit Party, Holder or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.8 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Holder hereby further irrevocably authorizes Note Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Holders, to be the agent for and representative of Holders with respect to the Guaranty, the Collateral, the Collateral Documents and the Intercreditor Agreement. Subject to Section 11.5, without further written consent or authorization from Holders, Note Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Holders (or such other Holders as may be required to give such consent under Section 11.5) have otherwise consented, (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Holders (or such other Holders as may be required to give such consent under Section 11.5) have otherwise consented or (iii) release the UK Collateral Documents if the UK Subsidiary Deaccession Date shall have occurred.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Co-Issuers, Note Agent, Collateral Agent and each Holder hereby agree that (i) no Holder shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Note Agent, on behalf of Holders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Holder may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Holder or Holders in its or their respective individual capacities unless Requisite Holders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

9.9 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Credit Party hereby agrees, unless directed otherwise by Note Agent or unless the electronic mail address referred to below has not been provided by Note Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to Note Agent all information, documents and other materials that it is obligated to furnish to Note Agent or to the Holders pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Funding Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Note or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the

Communications in an electronic/soft medium that is properly identified in a format acceptable to Note Agent to an electronic mail address as directed by Note Agent. In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to Note Agent or the Holders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by Note Agent.

(b) Platform. Each Credit Party further agrees that Note Agent may make the Communications available to the Holders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). Each Credit Party hereby acknowledges that certain of the Holders may be “public-side” Holders (i.e., Holders that do not wish to receive material non-public information with respect to any Credit Party or its securities) (each, a “Public Holder”). Each Credit Party agrees to make each Communication that such Credit Party does not intend to be made available to Public Holders clearly and conspicuously designated by such Credit Party as “PRIVATE” on both the Communication itself and on the electronic message pursuant to which such Communication is transmitted to Note Agent. Each Credit Party authorizes each Communication (except any Communication that is designated as “PRIVATE” in the manner provided in the preceding sentence) to be made available to a portion of the Platform designated “Public Investor,” and acknowledges that such information will not be subject to the confidentiality provisions of Section 11.18 and will be deemed by the Holders to be information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Credit Parties and their securities for purposes of United States Federal and state securities laws.

(c) No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY HOLDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF NOTE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NONAPPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) Delivery Via Platform. Note Agent agrees that the receipt of the Communications by Note Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to Note Agent for purposes of the Credit Documents. Each Holder agrees that receipt of notice to it (as provided in the next sentence) specifying that the

Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Holder for purposes of the Credit Documents. Each Holder agrees to notify Note Agent in writing (including by electronic communication) from time to time of such Holder’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(e) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of Note Agent or any Holder to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

9.10 Proofs of Claim. The Holders and Co-Issuers hereby agree that after the occurrence of an Event of Default pursuant to Sections 8.1(f) or (g), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Co-Issuer or any of the Guarantors, Note Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Note Agent shall have made any demand on any of Co-Issuers or any of the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Holders, Note Agent and other Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders, Note Agent and other agents and their agents and counsel and all other amounts due Holders, Note Agent and other agents hereunder) allowed in such judicial proceeding;

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to Note Agent and, in the event that Note Agent shall consent to the making of such payments directly to the Holders, to pay to Note Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Note Agent and its agents and counsel, and any other amounts due Note Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize Note Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holders or to authorize Note Agent to vote in respect of the claim of any Holder in any such proceeding. Further, nothing contained in this Section 9.10 shall affect or preclude the ability of any Holder to (i) file and prove such a claim in the event that Note Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Holder’s outstanding Obligations.

9.11 Agents and Arrangers. Except as otherwise set forth herein, any arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Credit Document) other than those applicable to all Holders as such.

Without limiting the foregoing, such arrangers shall not have or be deemed to have any fiduciary relationship with any other Holder. Each Holder acknowledges that it has not relied, and will not rely, on any arranger in deciding to enter into this Agreement and each other Credit Document to which it is a party or in taking or not taking action hereunder or thereunder.

SECTION 10. CONVERSION

10.1 Conversion Privilege; Applicable Conversion Rate; Fractional Shares. Subject to and upon compliance with the provisions of this Section 10, a Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note by notice at the office of the Administrative Co-Issuer prior to the Close of Business on the third Business Day immediately preceding the Stated Maturity Date into fully paid and nonassessable shares (calculated to the nearest 1/10,000th of a share) of Common Stock (the “Settlement Shares”) at a rate (the “Applicable Conversion Rate”) equal to 3,448.2759 shares for each $1,000 principal amount of Notes. For the avoidance of doubt, it is understood that the conversion privilege granted pursuant to this Section 10.1 shall survive any bankruptcy, insolvency or acceleration of maturity of the Notes. The Applicable Conversion Rate shall be adjusted in certain instances as provided in Section 10.4 hereof, but shall not be adjusted for any accrued and unpaid interest or Additional Amounts, if any.

The Co-Issuers shall not issue any fraction of a share of Common Stock in connection with any conversion of Notes, but instead shall make a cash payment (calculated to the nearest cent) equal to such fraction multiplied by the Daily VWAP of the Common Stock on the third Trading Day before the Conversion Settlement Date.

10.2 Conversion Rights Upon Occurrence of Fundamental Change. Within three Business Days after the occurrence of a Fundamental Change, the Co-Issuers shall provide a Notice of Occurrence of Fundamental Change (substantially in the form of Exhibit Q) to Note Agent and to each Holder (and to beneficial owners if required by applicable law). On the date of mailing such Notice, the Co-Issuers will issue a press release. Such Notice shall state:

(A) briefly, the events causing a Fundamental Change and the date of such Fundamental Change;

(B) the name and address of Note Agent;

(C) briefly, the conversion rights, if any, that exist on the Notes at the date of the Co-Issuer Notice and as a result of such Fundamental Change;

(D) the Applicable Conversion Rate and the number of Additional Shares to which the Holder would be entitled per $1,000 of Notes upon conversion; and

(E) the CUSIP, ISIN or other similar number(s), if any, as the case may be, of the Notes.

In the event that a Fundamental Change is announced prior to the Stated Maturity Date and a Holder elects to convert its Notes in connection with such Fundamental Change (regardless of whether an Event of Default has occurred and is continuing or the maturity of the Notes has been accelerated due to an Event of Default), the Applicable Conversion Rate shall be permanently increased to effect the delivery of an additional number of shares of Common Stock (the “Additional Shares”) as described below.

The number of Additional Shares to be added to the Applicable Conversion Rate as described in the immediately preceding paragraph shall be determined by reference to the formula contained in Exhibit R hereto, based on the effective date of such Fundamental Change transaction and the Stock Price paid in connection with such transaction. The “effective date” with respect to a Fundamental Change transaction means the date that such Fundamental Change becomes effective.

The total number of Additional Shares that may be issued in respect of the Notes issued on the Funding Date shall not exceed 62,000,000 (the “Additional Share Maximum”). The number of Additional Shares and Additional Share Maximum shall be adjusted in the same manner as the Applicable Conversion Rate as set forth in Section 10.4.

Notwithstanding the foregoing, any increase in the Applicable Conversion Rate (together with any adjustments to such Applicable Conversion Rate associated with such increase pursuant to Section 10.4) pursuant to this Section 10.2 that resulted from the occurrence of a Fundamental Change as defined in clause (C) of the definition thereof shall be reversed as of the date the Settlement Shares (or other Capital Stock into which the Notes are then convertible in lieu of Common Stock) are listed for trading on a U.S. national or regional securities exchange.

10.3 Conversion Procedure. (a) Before any Holder of a Note shall be entitled to convert the same, such Holder shall (1) surrender such Note to the Administrative Co-Issuer and give written notice to Administrative Co-Issuer (with a copy to Note Agent) in the form on the reverse of the certificate representing such Note (the “Conversion Notice”) that such Holder elects to convert the same and shall state in writing therein the principal amount of Notes to be converted (which shall be equal to or an integral multiple of $1,000 principal amount) and the name or names (with addresses) in which such Holder wishes the certificate or certificates for Common Stock representing the Settlement Shares to be registered, and (2) if the Conversion Date is to occur after an Interest Record Date but prior to the corresponding Interest Payment Date, pay to Holdings, at the time such Holder gives the Conversion Notice, an amount in cash equal to the amount of interest (including Additional Amounts, if any) payable in cash on such Interest Payment Date on the Notes to be converted.

Before any such conversion, a Holder also shall pay all taxes or duties, if any, as provided in Section 10.7 and any amount payable pursuant to Section 10.3(f).

If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full Settlement Shares that shall be deliverable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(b) Upon conversion, the Co-Issuers shall make a payment to Holders of the Notes being converted with respect to any accrued and unpaid interest (including Additional Amounts, if any) up to but not including the Conversion Settlement Date on the Notes converted. All interest payable to Holders of the Notes to be converted shall be paid in cash on the Conversion Settlement Date. No payment shall be made in respect of dividends on the Common Stock with a record date prior to the Conversion Settlement Date.

(c) A Note shall be deemed to have been converted immediately before the Close of Business on the Business Day (the “Conversion Date”) that the Holder has complied with the requirements of Section 10.3(a) if all such requirements shall have been satisfied by noon (New York City time) on such Business Day, and, in all other cases, the Conversion Date shall be the next succeeding Business Day.

(d) The Co-Issuers shall, on the Conversion Settlement Date, issue, or cause to be issued, and deliver to such Holder, or such Holder’s nominee or nominees, certificates for the number of full Settlement Shares to which such Holder shall be entitled upon conversion. The Co-Issuers shall not be required to deliver certificates for Settlement Shares while the stock transfer books for such stock or the security register are duly closed for any purpose, but certificates for Settlement Shares shall be issued and delivered as soon as practicable after the opening of such books or security register, and the person or persons entitled to receive the Settlement Shares upon such conversion shall be treated for all purposes as the record holder or holders of such Settlement Shares, as of the Close of Business on the applicable Conversion Settlement Date.

(e) In case any Note shall be surrendered for partial conversion, the Co-Issuers shall execute and deliver to or upon the written order of the Holder of the Note so surrendered, without charge to such Holder (subject to the provisions of Section 10.7 hereof), a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.

(f) By delivering to the Holder surrendering any Note or such Holder’s nominee or nominees Settlement Shares, together with a cash payment in lieu of any fractional shares, with respect to any Note surrendered for conversion, Co-Issuers shall have satisfied in full their obligation to convert such Note, and upon such delivery, accrued and unpaid interest, if any, and Additional Amounts, if any, with respect to such Note shall be deemed to be paid in full rather than canceled, extinguished or forfeited, and such amounts shall no longer accrue.

10.4 Adjustment of Applicable Conversion Rate. The Applicable Conversion Rate shall be adjusted, without duplication, from time to time by Holdings in accordance with this Section 10.4, except that Holdings will not make any adjustment if Holders of Notes are entitled to participate on the relevant distribution or payment date, as a result of holding the Notes, in the transactions described in Section 10.4(b), (d) or (e) below without having to convert their Notes (based on the Applicable Conversion Rate in effect immediately before the relevant Ex-Dividend Date):

(a) If Holdings, at any time or from time to time while any of the Notes are outstanding, issues shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock, or if Holdings effects a share split or share combination, then the Applicable Conversion Rate will be adjusted based on the following formula:

where

CR0	=	the Applicable Conversion Rate in effect immediately prior to the Ex-Dividend Date of such dividend or distribution, or the effective date of such share split or share combination, as applicable;

CR'	=	the Applicable Conversion Rate in effect immediately on and after such Ex-Dividend Date, or effective date of such share split or combination, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before such Ex-Dividend Date or effective date, as applicable; and

OS'	=	the number of shares of Common Stock outstanding immediately before such Ex-Dividend Date or effective date, but after giving effect to such dividend, distribution, share split or combination, as applicable.

Such adjustment shall become effective immediately after the Ex-Dividend Date for such dividend or distribution, or the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 10.4(a) is declared but not so paid or made, the Applicable Conversion Rate shall again be adjusted, as of the date that is the earlier of (i) the public announcement of the non-payment of the dividend or distribution and (ii) the date that the dividend or distribution was to be paid, to the Applicable Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(b) If Holdings, at any time or from time to time while any of the Notes are outstanding, issues or sells (i) any Common Stock at a price per share that is less than the Common Stock Trading Price or (ii) any Common Stock Equivalents that entitle the Holder thereof to subscribe for, purchase or exercise a conversion or exchange right for, shares of Common Stock at price per share of Common Stock that is less than the Common Stock Trading Price, then, in each case, the Applicable Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	the Applicable Conversion Rate in effect immediately prior to such issuance or sale;

CR'	=	the Applicable Conversion Rate in effect immediately on and after such issuance or sale;

OS0	=	the number of shares of Common Stock outstanding immediately before such issuance or sale;

X	=	(i) the total number of shares of Common Stock issued (in the case of an issuance or sale of Common Stock) or (ii) the total number of shares of Common Stock issuable upon exercise, conversion or exchange of the Common Stock Equivalents issued or sold (in the case of an issuance or sale of Common Stock Equivalents); and

Y	=	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable (i) in respect of such shares of Common Stock issued or sold (in the case of an issuance or sale of Common Stock) or (ii) in respect of the shares of Common Stock issuable upon exercise, conversion or exchange of the Common Stock Equivalents issued or sold (in the case of an issuance or sale of Common Stock Equivalents) divided by (B) the Common Stock Trading Price.

To the extent Common Stock Equivalents are not exercised, exchanged or converted prior to the expiration of the exercisability, exchangeability or convertibility thereof, the Applicable Conversion Rate shall be readjusted, as of such expiration date, to the Applicable Conversion Rate which would then be in effect had the adjustments made upon the distribution of such Common Stock Equivalents been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining whether any Common Stock Equivalents entitle the Holders to subscribe for or purchase, or exercise a conversion or exchange right for, shares of Common Stock at less than the Common Stock Trading Price, and in determining the aggregate exercise, conversion or exchange price payable for such shares of Common Stock, there shall be taken into account any consideration received for such Common Stock Equivalents and the value of such consideration, if other than cash, shall be determined in good faith by the Board of Directors of Holdings, with the advice of a nationally-recognized valuation or investment advisory firm.

Notwithstanding the foregoing, if an adjustment to the Applicable Conversion Rate in respect of any issuance or sale of Common Stock or Common Stock Equivalents would be required pursuant to this Section 10.4(b) and also pursuant to Section 10.4(c), only the adjustment that results in the higher as-adjusted Applicable Conversion Rate shall be made.

(c) If Holdings, at any time or from time to time while any of the Securities are outstanding, issues or sells (i) any Common Stock at a price per share that is less than the Applicable Conversion Price then in effect or (ii) any Common Stock Equivalents that entitle the holder thereof to subscribe for, purchase or exercise a conversion or exchange right for, shares of Common Stock at price per share of Common Stock that is less than the Applicable Conversion Price then in effect, (in each case, such price per share of Common Stock, the “New Issue Price”) then, and in each such case, the Applicable Conversion Rate will be adjusted to equal the “Adjusted Conversion Rate”. For purposes of determining the New Issue Price, there shall be taken into account any consideration received for such Common Stock or Common Stock Equivalents, and the value of such consideration, if other than cash, shall be determined in good faith by the Board of Directors of Holdings, with the advice of a nationally-recognized valuation or investment advisory firm.

The Adjusted Conversion Rate shall be determined according to the following formula:

where

CR0	=	the Applicable Conversion Rate in effect immediately prior to such issuance or sale;

CR'	=	the Adjusted Conversion Rate;

OS0	=	the number of shares of Common Stock outstanding immediately before such issuance or sale;

X	=	(i) the total number of shares of Common Stock issued (in the case of an issuance or sale of Common Stock) or (ii) the total number of shares of Common Stock issuable upon exercise, conversion or exchange of the Common Stock Equivalents issued or sold (in the case of an issuance or sale of Common Stock Equivalents); and

Y	=	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable (i) in respect of such shares of Common Stock issued or sold (in the case of an issuance or sale of Common Stock) or (ii) in respect of the shares of Common Stock issuable upon exercise, conversion or exchange of the Common Stock Equivalents issued or sold (in the case of an issuance or sale of Common Stock Equivalents) divided by (B) the Applicable Conversion Price in effect immediately preceding such issuance or sale.

Notwithstanding the foregoing, if an adjustment to the Applicable Conversion Rate in respect of any issuance or sale of Common Stock or Common Stock Equivalents would be required pursuant to this Section 10.4(c) and also pursuant to Section 10.4(b), only the adjustment that results in the higher as-adjusted Applicable Conversion Rate shall be made.

(d) If Holdings, at any time or from time to time while the Notes are outstanding, distributes shares of any class of Capital Stock of Holdings, evidences of indebtedness or other assets or property of Holdings to all, or substantially all, holders of its Common Stock, excluding:

(i) dividends or distributions referred to in Section 10.4(a);

(ii) shares of Common Stock or Common Stock Equivalents referred to in Section 10.4(b) and Section 10.4(c);

(iii) dividends or distributions paid exclusively in cash; and

(iv) Spin-Offs (as defined below) to which the provisions set forth below in this Section 10.4(d) shall apply;

then the Applicable Conversion Rate will be adjusted based on the following formula:

where

CR0	=	the Applicable Conversion Rate in effect immediately prior to the Ex-Dividend Date for such distribution;

CR'	=	the Applicable Conversion Rate in effect immediately on and after such Ex-Dividend Date for such distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the Fair Market Value (as determined in good faith by the Board of Directors of Holdings) of the shares of Capital Stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the earlier of the Record Date or the Ex-Dividend Date for such distribution.

Such adjustment shall become effective immediately prior to the opening of business on the day following the Ex-Dividend Date for such distribution.

Where there has been a payment of a dividend or other distribution to all or substantially all holders of Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit, in each case, that is listed on a national securities exchange (a “Spin-Off”), the Applicable Conversion Rate in effect immediately before the Close of Business on the 10th Trading Day immediately following and including the effective date of the Spin-Off shall be increased based on the following formula:

where

CR0	=	the Applicable Conversion Rate in effect on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

CR'	=	the Applicable Conversion Rate in effect immediately after the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

FMV0	=	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to Holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Day period after, and including, the effective date of the Spin-Off; and

MP0	=	the average of the Closing Sale Prices of Common Stock over the first 10 consecutive Trading Day period after the effective date of the Spin-Off.

An adjustment to the Applicable Conversion Rate made pursuant to the immediately preceding paragraph will occur at the Close of Business on the 10th Trading Day from, and including, the effective date of the Spin-Off; provided that in respect of any conversion within the 10 Trading Days following the effective date of any Spin-Off, references within this Section 10.4(d) to “10 Trading Days” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the Conversion Date in determining the Applicable Conversion Rate.

If any dividend or distribution described in this Section 10.4(d) is declared but not paid or made, the Applicable Conversion Rate shall be readjusted, as of the date that is the earlier of (i) the public announcement of the non-payment of the dividend or distribution and (ii) the date that the dividend or distribution was to have been paid, in which case, the Applicable Conversion Rate will be the Applicable Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

For the purposes of this Section 10.4(d), rights, warrants or options distributed by Holdings to all holders of Common Stock entitling them to subscribe for or purchase shares of the capital stock of Holdings (either initially or under certain circumstances), which rights, warrants or options until the occurrence of a specified event or events (a “Trigger Event”): (1) are deemed to be transferred with such shares of Common Stock; (2) are not exercisable; and (3) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 10.4(d) (and no adjustment to the Applicable Conversion Rate under this Section 10.4(d) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Applicable Conversion Rate shall be made under this Section 10.4(d). If any such right, warrant or option, including any such existing rights, warrants or options distributed prior to the date of this Agreement, is subject to events, upon the occurrence of which such rights, warrants or options become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights, warrants or options with such rights (and a termination or expiration of the existing rights, warrants or options without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, warrants or options or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Applicable Conversion Rate under this Section 10.4(d) was made, (1) in the case of any such rights, warrants or options which shall all have been redeemed or purchased without exercise by any holders thereof, the Applicable Conversion Rate shall be readjusted upon such final purchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder of Common Stock with respect to such rights, warrants or options (assuming such holder had retained such rights, warrants or options), made to all applicable holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, warrants or options which shall have expired or been terminated without exercise by any holders thereof, the Applicable Conversion Rate shall be readjusted as if such rights, warrants or options had not been issued.

(e) If any cash dividend or other distribution is made to all, or substantially all, holders of Common Stock, the Applicable Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	the Applicable Conversion Rate in effect immediately prior to the Ex-Dividend Date for such distribution;

CR'	=	the Applicable Conversion Rate in effect immediately on or after the Ex-Dividend Date for such distribution;

SP0	=	the Closing Sale Price of a share of Common Stock on the Trading Day immediately preceding the earlier of the Record Date and the day immediately preceding the Ex-Dividend Date for such distribution; and

C	=	the amount in cash per share Holdings distributes to Holders of Common Stock.

An adjustment to the Applicable Conversion Rate made pursuant to this Section 10.4(e) shall become effective on the Ex-Dividend Date for such dividend or distribution. If any dividend or distribution described in this Section 10.4(e) is declared but not so paid or made, the new Applicable Conversion Rate shall be adjusted, as of the date that is the earlier of (i) the public announcement of the non-payment of the dividend or distribution and (ii) the date that the dividend or distribution was to be paid, to the Applicable Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(f) If Holdings or any Subsidiary makes a payment in respect of a tender offer or exchange offer for Common Stock, where the cash and value (which will be, except for the value of traded securities, determined by the Board of Directors of Holdings or such Subsidiary, whose determination shall be conclusive evidence thereof) of any other consideration included in the payment per share of Common Stock exceeds the Closing Sale Price of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Applicable Conversion Rate shall be adjusted as of immediately after the 10th Trading Day immediately following, and including, the date the tender or exchange offer expires based on the following formula:

where

CR0	=	the Applicable Conversion Rate in effect on the 10th Trading Day immediately following, and including, the date such tender or exchange offer expires;

CR'	=	the Applicable Conversion Rate in effect immediately after the 10th Trading Day immediately following, and including, the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors of Holdings) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding on the Trading Day immediately prior to the date such tender or exchange offer expires;

OS'	=	the number of shares of Common Stock outstanding on the Trading Day immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP'	=	the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period commencing on the Trading Day next succeeding the date such tender or exchange offer expires.

The adjustment to the Applicable Conversion Rate under this Section 10.4(f) shall occur on the 10th Trading Day from, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 Trading Days immediately following, and including, the expiration date of any tender or exchange offer, references within this Section 10.4(f) to “10 Trading Days” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the expiration date of such tender or exchange offer and the Conversion Date in determining the Applicable Conversion Rate.

If Holdings is obligated to purchase shares pursuant to any such tender or exchange offer, but Holdings is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Applicable Conversion Rate shall again be adjusted to be the Applicable Conversion Rate that would then be in effect if such tender or exchange had not been made.

(g) Notwithstanding the provisions of this Section 10.4, no adjustment to the Applicable Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Applicable Conversion Rate. If the adjustment is not made because the adjustment does not change the Applicable Conversion Rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustments. In addition, the Co-Issuers will make any carry forward adjustments not otherwise effected on every one year anniversary from the original issue date and on the Record Date immediately prior to the Stated Maturity Date of the Notes. Adjustments to the Applicable Conversion Rate will be rounded to the nearest ten-thousandth, with five one-hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655).

(h) The Co-Issuers from time to time may, to the extent permitted by applicable law, increase the Applicable Conversion Rate by any amount for a period of at least 20 days if the Board of Directors of Holdings shall have made a determination that such increase would be in the best interests of the Co-Issuers, which determination shall be conclusive. Whenever the Applicable Conversion Rate is increased pursuant to this Section 10.4(h) or Section 10.4(i) below, the Co-Issuers shall mail to Holders of record of the Notes a notice of the increase at least 15 days prior to the date the increased Applicable Conversion Rate takes effect, and such notice shall state the increased Applicable Conversion Rate and the period during which it will be in effect.

(i) The Co-Issuers may (but are not required to) make such increases in the Applicable Conversion Rate, in addition to any adjustments required by Section 10.4(a), (b), (c), (d), (e), (f) or (h), as the Board of Directors of Holdings considers to be advisable to avoid or diminish income tax to Holders resulting from any dividend or distribution of Capital Stock issuable on conversion of the Notes (or rights to acquire shares) or from any event treated as such for income tax purposes.

(j) Except as otherwise provided in this Agreement, all calculations under this Section 10 shall be made by the Administrative Co-Issuer. No adjustment shall be made for the issuance by Holdings of Common Stock or securities convertible into or exchangeable for shares of Common Stock or rights to purchase Common Stock or convertible or exchangeable securities, other than as provided in this Section 10.4. The Administrative Co-Issuer shall make such calculations in good faith and, absent manifest error, such calculations shall be binding on the Holders.

(k) Whenever the Applicable Conversion Rate is adjusted as herein provided, the Co-Issuers shall promptly file with Note Agent an Officer’s Certificate setting forth the Applicable Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of Note Agent shall have received such Officer’s Certificate, Note Agent shall not be deemed to have knowledge of any adjustment of the Applicable Conversion Rate and may assume without inquiry that the last Applicable Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Co-Issuers shall prepare a notice of such adjustment of the Applicable Conversion Rate setting forth the adjusted Applicable Conversion Rate, a brief statement of the facts requiring such adjustment and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Applicable Conversion Rate to each Holder at such Holder’s last address appearing on the list of Holders provided for in Section 2.5(b), within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(l) For purposes of this Section 10.4, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of Holdings so long as Holdings does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of Holdings, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(m) Notwithstanding anything to the contrary in this Section 10, no adjustment to the Applicable Conversion Rate shall be made:

(i) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to Holdings’ 2006 Incentive Plan, as in effect on the date of this Agreement(at or above the then current market price at the time of the grant of such shares, options or rights), representing, in the aggregate, not more than 6.0% of the fully-diluted outstanding shares of Common Stock after giving effect to the issuance of the Notes issued on the date of this Agreement;

(ii) upon the issuance of any shares of Common Stock or options, rights or warrants to purchase those shares, representing, in the aggregate, not more than 10.0% of the fully-diluted outstanding shares of Common Stock, after giving effect to the issuance of the Notes issued on the date of this Agreement, (A) pursuant to future employee stock purchase plans (at or above 95.0% of the then current market price at the time of the grant of such shares), (B) pursuant to future employee benefit plans (at or above the then current market price at the time of the grant of such shares, options or rights) or (C) issued in acquisition transactions with respect to businesses reasonably related to the business of Holdings as currently conducted or to vendors, joint venture partners, suppliers, customers in connection with other transactions entered into in the ordinary course of business;

(iii) for a change in the par value of the Common Stock; or

(iv) for accrued and unpaid interest, including Additional Amounts, if any.

10.5 [Intentionally Omitted].

10.6 Effect of Reclassification, Consolidation, Merger or Sale. (a) If any of the following events (each, a “Corporate Transaction”) occurs, namely (i) any reclassification of the outstanding shares of Common Stock (other than a subdivision or combination to which Section 10.4(d) applies or a change in par value) as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property (such property, the “Exchange Property”) with respect to or in exchange for such Common Stock, (ii) any consolidation, merger, binding share exchange or combination of Holdings with another person as a result of which holders of Common Stock shall be entitled to receive Exchange Property with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of all or substantially all the properties and assets of Holdings to any other person as a result of which holders of Common Stock shall be entitled to receive Exchange Property with respect to or in exchange for such Common Stock, then the Co-Issuers or the successor or purchasing person, as the case may be, shall execute with Note Agent a supplemental agreement providing for the conversion and settlement of the Notes as set forth in this Agreement. Such supplemental agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10. If, in the case of any such Corporate Transaction, the Exchange Property receivable thereupon by a holder of Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such Corporate Transaction, then such supplemental agreement shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors of Holdings shall reasonably consider necessary by reason of the foregoing.

(b) Holdings’ obligation to convert Notes following the effective date of any Corporate Transaction shall be satisfied by delivering to Holders surrendering Notes for conversion, for each $1,000 principal amount of Notes, a settlement amount (the “Settlement Amount”) calculated (as provided in clause (c) below) based on the Exchange Property. In the event holders of the Common Stock have the opportunity to elect the form of consideration to be received in such Corporate Transaction, the form of consideration into which all of the Notes, treated as a single class, shall be convertible from and after the effective date of such Corporate Transaction shall be that which is selected by holders of a majority of the outstanding shares of Common Stock immediately prior to such Corporate Transaction. Such determination shall be made pursuant to Section 11.5 and shall be subject to any limitations to which all of the holders of the Common Stock are subject, such as pro-rata reductions applicable to any portion of the consideration payable in such Corporate Transaction and shall be conducted in such a manner as to be completed by the date which is the earliest of (A) the deadline for elections to be made by holders of the Common Stock in connection with such Corporate Transaction, and (B) two Trading Days prior to the anticipated effective date of such Corporate Transaction. The Co-Issuers shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by Holders of the Notes by issuing a press release and providing a copy of such notice to Note Agent. The Co-Issuers shall not become a party to any such Corporate Transaction unless its terms are consistent with the preceding.

(c) The Settlement Amount in respect of any Notes converted following the effective date of any Corporate Transaction shall equal the product of (x) the Applicable Conversion Rate and (y) the sum of (A) 100% of the value of any Exchange Property consisting of cash received per share of Common Stock, (B) the Daily VWAP for the 10 Trading Days prior to any Exchange Property received per share of Common Stock consisting of securities that are traded on a U.S. national securities exchange, and (C) the Fair Market Value of any other Exchange Property received per share, as determined by an independent nationally recognized valuation firm or investment bank selected by Holdings for this purpose. The Settlement Amount will be delivered in Exchange Property on the Conversion Settlement Date. If the Exchange Property includes more than one kind of property, the amount of Exchange Property of each kind to be delivered shall be in the proportion that the value of the Exchange Property (as calculated pursuant to this Section 10.6(c)) of such kind bears to the value of all such Exchange Property. If the foregoing calculations would require Holdings to deliver a fractional share or unit of Exchange Property to a Holder of Notes being converted, Holdings shall deliver cash in lieu of such fractional share or unit based on the value of the Exchange Property.

(d) The Co-Issuers shall cause notice of the execution of such supplemental agreement to be mailed to each Holder of Notes, at its address appearing on the Note register provided for in Section 2.5(b) of this Agreement, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental agreement.

(e) The above provisions of this Section shall similarly apply to successive Corporate Transactions.

(f) If this Section 10.6 applies to any event or occurrence, Section 10.4 shall not apply to such event or occurrence.

10.7 Taxes on Shares Issued. The issue of stock certificates on conversions of Notes shall be made without charge to the converting Holder for any tax in respect of the issue thereof, except for applicable withholding, if any. The Co-Issuers shall not, however, be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder or beneficial owner of any Notes converted, and Holdings shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to Holdings the amount of such tax or shall have established to the satisfaction of Holdings that such tax has been paid or that none is due.

10.8 Reservation of Shares, Shares to Be Fully Paid; Compliance with Governmental Requirements. (a) Holdings shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock for the conversion of the Notes from time to time as such Notes are presented for conversion.

(b) Before (i) taking any action which would cause an adjustment increasing the Applicable Conversion Rate to an amount that would cause the Applicable Conversion Price to be reduced below the then par value, if any, of the Settlement Shares or (ii) taking any action or completing any transaction that would result in Additional Shares being issued upon conversion of the Notes, Holdings shall take all corporate action which may, in the opinion of its counsel, be necessary in order that Holdings may validly and legally issue such Settlement Shares at such adjusted Applicable Conversion Rate or such Additional Shares upon conversion of the Notes (as the case may be).

(c) Each of the Co-Issuers covenants that all Settlement Shares shall upon issue be fully paid and non-assessable by Holdings and free from all taxes, liens and charges with respect to the issue thereof.

(d) Each of the Co-Issuers covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, Holdings shall, in accordance with the provisions of the Registration Rights Agreement, endeavor to secure such registration or approval, as the case may be.

10.9 No New Classes of Common Stock. For as long as any of the Notes are outstanding, Holdings shall not create any other class of common equity and shall not distribute, issue or sell any rights, warrants, convertible securities or options exercisable into shares of any new class of common equity.

10.10 Responsibility of Note Agent. Note Agent shall not at any time be under any duty or responsibility to any Holder of Notes to determine the Applicable Conversion Rate or whether any facts exist which may require any adjustment of the Applicable Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental note purchase agreement provided to be employed, in making the same. Note Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Note; and Note Agent make no representations with respect thereto. Note Agent shall not be responsible for any failure of Holdings to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of Holdings contained in this Section 10. Without limiting the generality of the foregoing, Note Agent shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental agreement entered into pursuant to Section 10.6 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 10.6 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.1, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon the Officer’s Certificate (which Holdings shall be obligated to file with Note Agent prior to the execution of any such supplemental agreement) with respect thereto.

SECTION 11. MISCELLANEOUS

11.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, or an Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Holder, the address as indicated on Appendix B or otherwise indicated to Note Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

11.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Credit Parties agree to pay promptly, and in any event within five (5) days after written demand therefore, (a) the fees, and reasonable expenses and disbursements of counsel to Agents (including allocated costs of internal counsel) in connection with (i) the negotiation, preparation, execution and administration of the Credit Documents, (ii) any consents, amendments, waivers or other modifications thereto, and any other documents or matters requested by Co-Issuers and (iii) any Holders’ meetings pursuant to Section 5.7; (b) all the actual and reasonable costs and expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties pursuant hereto, including filing and recording fees, expenses and amounts owed pursuant to Section 2.18(c) and (d), search fees, title insurance premiums and fees, reasonable expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Holders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (c) all the actual and reasonable costs and fees, expenses and disbursements of any auditors, accountants, consultants or appraisers, whether internal or external, employed by the Agents in connection with the Transactions; (d) all the actual and reasonable costs and expenses (including the reasonable fees, expenses and disbursements of counsel (including allocated costs of internal counsel) and of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (e) all other actual and reasonable costs and expenses incurred by each Agent in connection with any transfers of the Notes by Holders and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of an Event of Default, all costs and expenses, including attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Holders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

11.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 11.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, its Affiliates and its respective officers, partners, directors, trustees, employees, representatives and agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AGENT; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent that such Indemnified Liabilities arise from the bad faith, gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

11.4 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of

Default each Holder, and its respective Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Note Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Note Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Holder to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Holder hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (A) such Holder shall have made any demand hereunder, (B) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (C) such obligation or liability is owed to a branch or office of such Holder different from the branch or office holding such deposit or obligation or such Indebtedness.

11.5 Amendments and Waivers.

(a) Requisite Holders’ Consent. Subject to Sections 11.5(b) and 11.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents (other than the Registration Rights Agreement), or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of (I) in the case of this Agreement, the Co-Issuers, Note Agent and the Requisite Holders or (II) in the case of any other Credit Document (other than the Registration Rights Agreement), Note Agent and, if party thereto, Collateral Agent, with the consent of the Requisite Holders and, if required by this Agreement and such other Credit Documents (other than the Registration Rights Agreement), the applicable Credit Party. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement or any other Credit Document (other than the Registration Rights Agreement), no Affiliated Holder shall (i) have the right to vote in respect to any amendments, modifications, terminations, waivers or consents in connection with the Credit Documents (other than the Registration Rights Agreement) or any other action in respect thereof (and its Notes shall not be counted in determining whether any such vote has been obtained), (ii) participate in any meetings of Note Agent and the Holders at any time, (iii) receive any information regarding Holdings or its Subsidiaries generated by entities other than Holdings, or (iv) have any other rights under the Credit Documents (other than the Registration Rights Agreement) other than economic rights, provided, that “economic rights” shall include, without limitation, rights to (x) receive any fees paid generally to Holders or to consenting Holders in connection with waivers and amendments under this Agreement, (y) sell or grant assignments of and participations in its Notes in a manner that otherwise complies with the requirements of this Agreement in respect of assignments and participations of Notes and (z) vote on matters affecting its economic rights pursuant to Section 11.5.

(b) Affected Holders’ Consent. In addition to the consents required by 11.5(a), without the written consent of each Holder (other than any Affiliated Holder in the case of clauses (vii) through (x) below only) that would be affected thereby, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Note of such Holder;

(ii) waive, reduce or postpone any scheduled repayment due such Holder (including, without limitation, the payment of the Make-Whole Amount and Liquidated Damages;

(iii) reduce the rate of interest or Additional Amounts on any Note of such Holder (other than any amendment to the definition of “Default Rate” (which may be effected by consent of the Requisite Holders) and any waiver of any increase in the interest rate applicable to any Note pursuant to Section 2.8) or any fee payable hereunder;

(iv) extend the time for payment of any such interest, Additional Amounts or fees to such Holder;

(v) reduce the principal amount of or previously accrued interest on any Note;

(vi) amend, modify, terminate or waive any provision of this Section 11.5(b) or Section 11.5(c);

(vii) amend the definition of “Requisite Holders” or “Pro Rata Share”;

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents;

(ix) consent to the assignment or transfer by any Co-Issuer of any of its rights and obligations under any Credit Document (other than the Registration Rights Agreement);

(x) increase any Note Commitment of any Purchaser over the amount thereof then in effect; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default after the Effective Date shall constitute an increase in any Note Commitment of any Purchaser;

(xi) impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to any Note; or

(xii) impair the right of the Holders of the Notes to convert any Note as provided in Section 10 or reduce the number of shares of Common Stock or other consideration due upon conversion, except as otherwise contemplated by Section 10;

provided, however, that the Fee Letter may be amended or modified, or the rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent. Notwithstanding anything to the contrary herein, no Defaulting Purchaser shall have any right to approve or disapprove any amendment, modification, waiver or consent hereunder, except that the Commitment of such Defaulting Purchaser may not be increased or extended without the consent of such Defaulting Purchaser. Notwithstanding any other provision of this Agreement, in the event that any fee or other compensation is payable to any Holder, in its capacity as a Holder, in consideration for the granting of a consent to an amendment or waiver hereunder, the same compensation shall be paid to all similarly situated Holders. For example, and without limitation, any amendment fee payable to any Holder in connection with a consent or waiver shall be payable to all Holders that provide such consent or waiver by any applicable deadline established for such consent or waiver, and all Holders shall receive reasonable advance notice (taking into account the facts and circumstances of such consent and waiver) of any such deadline.

(d) Execution of Amendments, etc. Note Agent may, but shall have no obligation to, with the concurrence of any Holder (other than any Affiliated Holder), execute amendments, modifications, waivers or consents on behalf of such Holder. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.5 shall be binding upon each Holder at the time outstanding, each future Holder and each Credit Party.

11.6 Successors and Assigns.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Holders and Purchasers. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Holders (or, prior to the Funding Date, all Purchasers) (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents, Holders and Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement. Assignments and transfers of the Notes shall be governed by Section 2.5(c).

(b) Register of Commitments. Prior to the Funding Date, the Credit Parties, Administrative Agent and Purchasers shall deem and treat the Persons listed as Purchasers in the Register as the holders of the corresponding Commitments for all purposes hereof, and no assignment or transfer of any such Commitment shall be effective, in each case, unless and until a Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Note Agent and the Credit Parties and recorded in the Register as provided in

Section 11.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment shall be paid to the Purchaser listed in the Register as the holder thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Purchaser, shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments.

(c) Right to Assign Commitments. Each Purchaser shall have the right at any time to sell, assign or transfer all or a portion of its Commitment or other obligations under this Agreement:

(i) to any Person meeting the criteria of clause (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Administrative Co-Issuer and Note Agent; and

(ii) to any Person otherwise constituting an Eligible Assignee with the consent of Note Agent; provided, each such assignment pursuant to this Section 11.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Holdings and the Note Agent or as shall constitute the aggregate amount of Commitments of the assigning Purchaser); provided that the foregoing minimum assignment amounts shall not apply (x) to any assignment of all or any portion of a Commitment to another Purchaser, an Affiliate of any Purchaser or a Related Fund of the assignor; or (y) if an Event of Default shall have occurred and is continuing; and provided further that, solely with respect to any assignment effected during the period prior to the Funding Date, (A) if the proposed assignee is a Person constituting an Eligible Assignee under clause (b) or (c) of the definition thereof, such assignment prior to the Funding Date shall be subject to the consent of Administrative Co-Issuer, such consent not to be unreasonably withheld and (B) if the assignee fails to fund any portion of its Pro Rata Share of the Notes on the Funding Date and the Administrative Co-Issuer or Note Agent does not elect to cause such assignee’s Commitment in respect of such portion to be assigned to an Eligible Assignee as provided in Section 2.2, then (x) the assigning Purchaser shall be required to fund such portion on the Funding Date, (y) such assignee shall be deemed a Defaulting Purchaser for all purposes hereunder and (z) the assigning Purchaser shall be automatically reinstated as a Purchaser with respect to such portion of the Notes for all purposes hereunder.

(d) Mechanics. The assigning Purchaser and the assignee thereof shall execute and deliver to Note Agent and Administrative Co-Issuer an Assignment Agreement together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Note Agent pursuant to Section 2.18(e).

(e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Co-Issuer shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Note Agent and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Purchaser, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, (i) represents and warrants as of the Effective Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that it is an Eligible Assignee; and (ii) makes all of the representations and warranties required to be made by the Purchasers pursuant to Section 2.7.

(g) Effect of Assignment with Respect to Commitments. Subject to the terms and conditions of this Section 11.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Purchaser” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement; (ii) the assigning Purchaser thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 11.9) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Purchaser’s rights and obligations hereunder, such Purchaser shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Purchaser shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Purchaser as a Purchaser hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Purchaser, if any.

11.7 Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Purchaser (“Granting Purchaser”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Purchaser to Note Agent and Administrative Co-Issuer, the option to purchase from Co-Issuers all or any part of any Note that such Granting Purchaser would otherwise be obligated to purchase from Co-Issuers pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to purchase any Notes and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Note, the Granting Purchaser shall be obligated to purchase such Note pursuant to the terms hereof. The purchase of a Note by an SPC hereunder shall utilize the Note Commitment of the Granting Purchaser to the same extent, and as if, such Note were purchased by such Granting Purchaser. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Purchaser). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, any Co-Issuer or Note Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Notes to the Granting Purchaser or to any financial institutions (consented to by Administrative Co-Issuer and Note Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Notes and (ii) disclose on a confidential basis any non-public information relating to its Notes to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC. Co-Issuers acknowledge and agree, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.15, 2.17, 2.18, 11.2, 11.3 and 11.4, shall be considered a Purchaser and a Holder. Co-Issuers shall not be required to pay any amount under Sections 2.15, 2.17, 2.18, 11.2, 11.3 and 11.4 that is greater than the amount which it would have been required to pay had no grant been made by a Granting Purchaser to a SPC.

11.8 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

11.9 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the issuance of any Note. Notwithstanding anything herein or implied to the contrary, the agreements of each Credit Party set forth in Sections 2.17, 2.18, 11.2 and 11.3 and the agreements of Holders set forth in Sections 2.15, 9.3(b) and 9.6 shall survive the payment of the Notes and the termination hereof.

11.10 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Holder in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Purchaser hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

11.11 Marshalling; Payments Set Aside. Neither any Agent nor any Holder shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Note Agent or Holders (or to Note Agent, on behalf of Holders), or Note Agent, Collateral Agent or Holders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other foreign or domestic, federal or state law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

11.12 Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.13 Obligations Several; Independent Nature of Purchasers’ and Holders’ Rights. The obligations of Purchasers and Holders hereunder are several and no Purchaser or Holder shall be responsible for the obligations or Note Commitment of any other Purchaser or Holder hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Purchasers or Holders pursuant hereto or thereto, shall be deemed to constitute Purchasers or Holders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Purchaser or Holder shall be a separate and independent debt, and each Purchaser or Holder shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Purchaser or Holder to be joined as an additional party in any proceeding for such purpose.

11.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

11.15 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.16 CONSENT TO JURISDICTION.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS AND HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 11.1. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT ANY CREDIT PARTY SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF ANY CREDIT PARTY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH CREDIT PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN SECTION 11.16(a) ABOVE, AND ACCEPTABLE TO THE NOTE AGENT, AS EACH CREDIT PARTY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON EACH CREDIT PARTY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

11.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR THE PURCHASER/CO-ISSUER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.18 Confidentiality. Each Holder shall hold all non-public information regarding Co-Issuers and their Subsidiaries and their businesses clearly identified as such by Holdings and obtained by such Holder pursuant to the requirements hereof in accordance with such Holder’s customary procedures for handling confidential information of such nature, it being understood and agreed by Co-Issuers that, in any event, a Holder may make (i) on a need to know, confidential basis only, disclosures of such information to Affiliates of such Holder and to their directors, officers, employees, agents and advisors (and to other persons authorized by a Holder or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.18), (ii) disclosures of such information reasonably required by any bonafide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Holder of any Notes or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) (provided, such bonafide or potential assignees, transferees and participants and such counterparties and advisors referred to in this clause (ii) are advised of and agree to be bound by the provisions of this Section 11.18), (iii) disclosure to any rating agency when required by it, provided, that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Holder, (iv) disclosures to any Holder’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information and that such information is being provided on a confidential basis only, (v) disclosure of information which (A) becomes publicly available other than as a result of a breach of this Section 11.18 or (B) becomes available to Note Agent or any Holder on a non-confidential basis from a source other than the Credit Parties that is not, to the knowledge of Note Agent or such Holder, acting in violation of a confidentiality agreement with any Credit Party, and (vi) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Holder shall make reasonable efforts to notify the Administrative Co-Issuer of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Holder by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding the foregoing, on or after the Effective Date, Note Agent may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media. Notwithstanding any other provision of this Section 11.18, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transactions contemplated by this Agreement and the other Credit Documents; provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to an understanding of the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

11.19 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Notes made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Co-Issuers shall pay to Note Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Purchasers, Holders and Co-Issuers to conform strictly to any applicable usury laws. Accordingly, if any Purchaser or Holder contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Purchaser’s or Holder’s option be applied to the outstanding amount of the Notes made hereunder or be refunded to Co-Issuers. In determining whether the interest contracted for, charged, or received by Note Agent, a Purchaser or Holder exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (A) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (B) exclude voluntary prepayments and the effects thereof, and (C) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

11.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

11.21 Effectiveness. Subject to Section 3.1 with respect to conditions to effectiveness of the Purchasers’ Commitments, this Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Administrative Co-Issuer and Note Agent of written or telephonic notification of such execution and authorization of delivery thereof.

11.22 Patriot Act. Each Purchaser and Note Agent (for itself and not on behalf of any Purchaser) hereby notifies Co-Issuers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Co-Issuers, which information includes the name and address of Co-Issuers and other information that will allow such Purchaser or Note Agent, as applicable, to identify Co-Issuers in accordance with the Patriot Act.

11.23 Disclosure and Equity Holder Information. Each Credit Party and each Holder hereby acknowledges and agrees that Note Agent and/or its Affiliates from time to time may hold investments in, and make other loans to, or have other relationships with any of the Credit Parties and their respective Affiliates, including the ownership, purchase and sale of equity interests in Holdings and each Credit Party and each Holder hereby expressly consents to such relationships. In addition, each Credit Party and each Holder hereby acknowledges that (i) Co-Issuers have also borrowed term loans under the First Lien Credit Agreement and the Second Lien Credit Agreement,

and (ii) Silver Point, which is acting as Note Agent and Collateral Agent as of the Effective Date (and is also purchasing some of the Notes, either directly or through its Affiliates) is also (A) the First Lien Administrative Agent and the First Lien Collateral Agent under the First Lien Credit Agreement and (B) the Second Lien Administrative Agent and the Second Lien Collateral Agent under the Second Lien Credit Agreement. Each Holder acknowledges that Note Agent, its Affiliates and/or their respective Related Funds (i) may have representatives on the board of directors of Holdings and (ii) will have information related to the Credit Parties (“Equity Holder Information”) that is not provided or made available to the Holders. All information provided to Note Agent, its Affiliates and/or their respective Related Funds regarding the Credit Parties shall be deemed to be Equity Holder Information, unless expressly stated to be, or expressly required or contemplated by this Agreement or a Collateral Document to be delivered to Note Agent in its capacity as such. Note Agent shall have no obligation to provide any Holder with Equity Holder Information.

11.24 Appointment for Perfection. Each Holder hereby appoints each other Holder as its agent for the purpose of perfecting Liens, for the benefit of Note Agent and the Holders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Holder (other than Note Agent) obtain possession of any such Collateral, such Purchaser shall notify Note Agent thereof, and, promptly upon Note Agent’s request therefore shall deliver such Collateral to Note Agent or otherwise deal with such Collateral in accordance with Note Agent’s instructions.

11.25 Advertising and Publicity. No Credit Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by Holders pursuant to this Agreement and the other Credit Documents without the prior written consent of Note Agent. Nothing in the foregoing shall be construed to prohibit any Credit Party from making any submission or filing which it is required to make by applicable law or pursuant to judicial process; provided, that, (i) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (ii) unless specifically prohibited by applicable law or court order, Co-Issuer shall promptly notify Note Agent of the requirement to make such submission or filing and provide Note Agent with a copy thereof.

11.26 Entire Agreement. This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

VONAGE HOLDINGS CORP.

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

VONAGE AMERICA INC.

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

VONAGE WORLDWIDE INC.

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

VONAGE MARKETING INC.

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

VONAGE NETWORK INC.

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Third Lien Note Purchase Agreement

NOVEGA VENTURE PARTNERS, INC.

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

DSP LLC

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

VONAGE INTERNATIONAL INC.

By:	/s/ John S. Rego
Name:	John S. Rego
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Third Lien Note Purchase Agreement

SILVER POINT FINANCE, LLC as Note Agent and Collateral Agent

By:	/s/ Richard Petrilli
Name:	Richard Petrilli
Title:	Authorized Signatory

Signature Page to Third Lien Note Purchase Agreement

PURCHASERS:

CENTURY NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Steven M. Kleiman
Name:	Steven M. Kleiman
Title:	Chief Operating Officer

QWEST OCCUPATIONAL HEALTH TRUST

By:	/s/ Steven M. Kleiman
Name:	Steven M. Kleiman
Title:	Chief Operating Officer

QWEST PENSION TRUST

By:	/s/ Steven M. Kleiman
Name:	Steven M. Kleiman
Title:	Chief Operating Officer

SAN DIEGO COUNTY EMPLOYEES RETIREMENT ASSOCIATION

By:	/s/ Steven M. Kleiman
Name:	Steven M. Kleiman
Title:	Chief Operating Officer

Signature Page to Third Lien Note Purchase Agreement

VIRGINIA RETIREMENT SYSTEM

By:	/s/ Steven M. Kleiman
Name:	Steven M. Kleiman
Title:	Chief Operating Officer

ZAZOVE HIGH YIELD CONVERTIBLE SECURITIES FUND, L.P.

By:	/s/ Steven M. Kleiman
Name:	Steven M. Kleiman
Title:	Chief Operating Officer

LOCKHEED MARTIN CORPORATION MASTER RETIREMENT TRUST

By:	/s/ Steven M. Kleiman
Name:	Steven M. Kleiman
Title:	Chief Operating Officer

BROOKSIDE CAPITAL PARTNERS FUND, L.P.

By:	/s/ Domenic J. Ferrante
Name:	Domenic J. Ferrante
Title:	Managing Director

Signature Page to Third Lien Note Purchase Agreement

NOAH AIDAN CITRON 1999 DESCENDANT’S ANNUITY TRUST

By:	/s/ Joseph Woods
Name:	Joseph Woods
Title:	Trustee

KYRA ELISE CITRON 1999 DESCENDANT’S ANNUITY TRUST

By:	/s/ Joseph Woods
Name:	Joseph Woods
Title:	Trustee

SANKATY CREDIT OPPORTUNITIES, L.P.

By:	/s/ Jeff Hawkins
Name:	Jeff Hawkins
Title:	Managing Director

SANKATY CREDIT OPPORTUNITIES IV, L.P.

By:	/s/ Jeff Hawkins
Name:	Jeff Hawkins
Title:	Managing Director

SANKATY CREDIT OPPORTUNITIES III, L.P.

By:	/s/ Jeff Hawkins
Name:	Jeff Hawkins
Title:	Managing Director

Signature Page to Third Lien Note Purchase Agreement

SANKATY CREDIT OPPORTUNITIES IV, L.P.

By:	/s/ Jeff Hawkins
Name:	Jeff Hawkins
Title:	Managing Director

SANKATY CREDIT OPPORTUNITIES (OFFSHORE MASTER) IV, L.P.

By:	/s/ Jeff Hawkins
Name:	Jeff Hawkins
Title:	Managing Director

SPCP GROUP, LLC

By:	/s/ Zachary M. Zeitlin
Name:	Zachary M. Zeitlin
Title:	Authorized Signatory

MORTON E. DAVID

By:	/s/ Morton E. David
Name:	Morton E. David

GREYWOLF CAPITAL PARTNERS II LP

By:	/s/ Cevdet Samikoglu
Name:	Cevdet Samikoglu
Title:	Authorized Signatory

Signature Page to Third Lien Note Purchase Agreement

EXHIBIT R TO

THIRD LIEN NOTE PURCHASE AGREEMENT

ADDITIONAL SHARES

The formula below sets forth the number of Additional Shares per $1,000 principal amount of Notes:

where

AS = number of Additional Shares

S = Stock Price as of effective date of the Fundamental Change

K = Applicable Conversion Price then in effect

X = min (0, (S-K))

r = 4.30%

s = 72.0%

T = remaining time to maturity, in 360-day years

= standard normal cumulative distribution function,

e = base of the natural logarithm

ln = the natural logarithm

EXHIBIT S TO

THIRD LIEN NOTE PURCHASE AGREEMENT

LIQUIDATED DAMAGES

The dollar amount of Liquidated Damages per $1,000 principal amount of Notes shall be determined by reference to the formula below:

where

LD = Liquidated Damages

S = 30-Day VWAP, calculated as of the relevant Make-Whole Repayment Date

K = Applicable Conversion Price then in effect

r = 4.30%

s = 72.0%

T = remaining time to maturity, in 360-day years

= standard normal cumulative distribution function,

e = base of the natural logarithm

ln = the natural logarithm